  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996

                                                      REGISTRATION NO. 333-3972
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 3 TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                            GENESEE & WYOMING INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     4011                    06-0984624
        DELAWARE
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL             IDENTIFICATION NO.)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                                71 LEWIS STREET
                              GREENWICH, CT 06830
                                (203) 629-3722
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            MORTIMER B. FULLER, III
         CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            GENESEE & WYOMING INC.
                                71 LEWIS STREET
                              GREENWICH, CT 06830
                                (203) 629-3722
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
     SUSAN MASCETTE BRANDT, ESQ.                 JOEL S. KLAPERMAN, ESQ.
       HARTER, SECREST & EMERY                     SHEARMAN & STERLING
          700 MIDTOWN TOWER                       599 LEXINGTON AVENUE
         ROCHESTER, NY 14604                       NEW YORK, NY 10022
           (716) 232-6500                            (212) 848-4000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a) MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             GENESEE & WYOMING INC.

                               ----------------

                             CROSS-REFERENCE SHEET

           PURSUANT TO RULE 404(a) AND ITEM 501(b) OF REGULATION S-K

 ITEM NO.     FORM S-1 CAPTION                   PROSPECTUS CAPTION
 --------     ----------------                   ------------------
    1     Forepart of the
           Registration Statement
           and Outside Front Cover
           Page of Prospectus.....   Outside Front Cover Page
    2     Inside Front and Outside
           Back Cover Pages of
           Prospectus.............   Inside Front Cover Page; Outside Back Cover
                                      Page
    3     Summary Information,
           Risk Factors and Ratio
           of Earnings to Fixed
           Charges................  Outside Front Cover Page; Prospectus
                                     Summary; Selected Consolidated Financial
                                     and Operating Data; Risk Factors
    4     Use of Proceeds.........   Use of Proceeds
    5     Determination of
           Offering Price.........   Outside Front Cover Page; Underwriting
    6     Dilution................   Dilution
    7     Selling Security
           Holders................   Principal and Selling Stockholders
    8     Plan of Distribution....   Outside Front Cover Page; Underwriting
    9     Description of
           Securities to be
           Registered.............   Outside Front Cover Page; Description of
   10     Interests of Named          Capital Stock
           Experts and Counsel....   Legal Matters; Experts

   11     Information With Respect
           to the Registrant
          (a)Description of
               Business ..........   Business; Recent Developments
          (b)Description of
               Property ..........   Property
          (c)Legal Proceedings ...   Business
          (d)Market Price of and
               Dividends on the
               Registrant's Common
               Equity and Related
               Stockholder Matters
               ...................   Outside Front Cover Page; Dividend Policy;
                                      Principal and Selling Stockholders; Shares
                                      Eligible for Future Sale

          (e)Financial Statements
               ...................   Financial Statements; Pro Forma Financial
                                      Information
          (f)Selected Financial
               Data ..............   Selected Consolidated Financial and
                                      Operating Data
          (g)Supplementary
               Financial
               Information .......   Not Applicable
          (h)Management's
               Discussion and
               Analysis of
               Financial Condition
               and Results of
               Operations ........   Management's Discussion and Analysis of
                                      Financial Condition and Results of
          (i)Changes in and           Operations
               Disagreements with
               Accountants on
               Accounting and
               Financial
               Disclosure ........   Not Applicable
          (j)Directors and
               Executive Officers
               ...................   Management
          (k)Executive
               Compensation ......   Management
          (l)Security Ownership of
               Certain Beneficial
               Owners and
               Management ........   Principal and Selling Stockholders
          (m)Certain Relationships
               and Related
               Transactions.......   Certain Transactions
   12     Disclosure of Commission
           Position on
           Indemnification for
           Securities Act
           Liabilities............   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 18, 1996

                                2,648,000 SHARES

LOGO
                             GENESEE & WYOMING INC.

                              CLASS A COMMON STOCK
                                ($.01 PAR VALUE)

  Of the 2,648,000 shares of Class A Common Stock offered hereby, 2,500,000 shares are being sold by the Company and 148,000 shares are being sold by a stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholder. Prior to this offering, there has been no public market for the Class A Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

  The Company's authorized capital stock consists of Class A Common Stock and Class B Common Stock. The Class A Common Stock is substantially identical to the Class B Common Stock, except with respect to voting rights, convertibility and dividends. The Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to ten votes per share. Each share of Class B Common Stock is freely convertible into one share of Class A Common Stock. Shares of Class A Common Stock are entitled to a 10% dividend preference over shares of Class B Common Stock when, as and if dividends are declared by the Board of Directors. See "Description of Capital Stock."

  The Class A Common Stock has been approved for quotation, subject to official notice of issuance, on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "GNWR."

  FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                           UNDERWRITING               PROCEEDS
                                 PRICE TO DISCOUNTS AND  PROCEEDS TO TO SELLING
                                  PUBLIC  COMMISSIONS(1) COMPANY(2)  STOCKHOLDER
- --------------------------------------------------------------------------------
Per Share......................    $           $             $           $
- --------------------------------------------------------------------------------
Total(3).......................   $           $             $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements.
(2) Before deducting estimated expenses of $875,000 payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 397,200 shares of Class A Common Stock at the Price to
    Public, less Underwriting Discounts and Commissions shown above, solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $   , $    and $   , respectively. See "Underwriting."

  The shares of Class A Common Stock offered hereby are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the Class A Common Stock will be available for
delivery on or about     , 1996 at the offices of Schroder Wertheim & Co.
Incorporated, New York, New York.

SCHRODER WERTHEIM & CO.                                              FURMAN SELZ

                                        , 1996

                          [PHOTOGRAPHS AND MAPS]


                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. All references to "GWI" or the "Company" in this Prospectus mean Genesee & Wyoming Inc., a Delaware corporation, and its subsidiaries. Unless otherwise indicated, all information in this Prospectus
(i) assumes an initial public offering price of $15.00 per share of Class A Common Stock,(ii) assumes that the Underwriters' over-allotment option is not exercised, and (iii) gives effect to an 18.5:1 stock split and reclassification of the Company's common stock into Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") which became effective on June 10, 1996.

                                  THE COMPANY

  GWI is a leading operator of short line and regional freight railroads, based on revenues and total track miles. In 1977, when Mortimer B. Fuller, III purchased a controlling interest in the Company and became its Chief Executive Officer, the Company operated a single 14-mile railroad that generated $3.9 million in operating revenues, substantially all of which were attributable to shipments of salt by Akzo Nobel Salt, Inc. ("Akzo"). As a result of the Company's acquisition and marketing strategies, the Company has grown to operate over approximately 1,500 miles of track and, in 1995, the Company generated $53.4 million in operating revenues. The Company now operates in four regions of the United States: Western New York and Pennsylvania; Illinois; Louisiana and Texas; and Oregon.

  The Company's growth to date has been the result of its acquisition of rail properties and its marketing efforts. This growth has largely been "stair-step" in nature--large revenue increases resulting primarily from acquisitions, followed by more gradual, incremental revenue growth as the Company implements its marketing and operating strategies. The Company's growth has resulted in an expanded customer base, a more diversified commodity mix and decreased dependence on any one customer. The success of the Company's growth strategy is evidenced by the fact that it has continued to maintain a stable revenue base despite the collapse and subsequent closure of the salt mine operated by Akzo, the Company's largest freight customer until 1994. See "Management's Discussion and Analysis of Financial Condition and Results in Operations--Akzo Mine."

  The Company's strategy is to become the dominant provider of rail freight transportation in the markets it serves by (i) growing its business through acquisitions to establish new regions or increase its presence in existing regions, (ii) expanding its revenue base within each region through marketing efforts, and (iii) improving its operating efficiency through rationalization and consolidation of overhead expenses.

  The Company's fundamental acquisition strategy is to acquire properties that have large industrial customers which will provide the Company with a stable revenue base and the potential to generate incremental revenues and additional customers upon implementation of a focused marketing plan. In the first four months of 1996, the Company completed two acquisitions, one which established a new region and another which increased and diversified its customer base in the New York and Pennsylvania region. In both cases, the Company acquired rail properties that serve large industrial customers.

  In February 1996, the Company formed Illinois & Midland Railroad, Inc. ("Illinois & Midland") which acquired certain railroad assets from Chicago & Illinois Midland Railway Company ("CIMR") (the "Illinois & Midland Acquisition"). In 1995, CIMR generated operating revenues of $13.7 million and transported 48,104 carloads, 91% of which consisted of coal shipments to two power plants operated by Commonwealth Edison Company ("ComEd"). In April 1996, the Company formed Pittsburg & Shawmut Railroad, Inc. ("Pittsburg & Shawmut"), which acquired certain railroad assets owned by three operating subsidiaries of the Arthur T. Walker Estate Corporation (the "ATWEC Railroads") (the "Pittsburg & Shawmut Acquisition"). Pittsburg & Shawmut interchanges with one of the Company's other railroads in three locations. In 1995, the ATWEC Railroads generated operating revenues of $5.9 million and transported approximately 17,500 carloads, 93% of which were shipments of coal from four mines located along its lines. See "Recent Developments."

  The Illinois & Midland Acquisition established the Company in a new region and broadened the Company's base of major industrial customers. This acquisition provides the Company with an immediate presence in the midwest and a strong base for additional growth in the region. The Pittsburg & Shawmut Acquisition expanded the Company's presence in its New York and Pennsylvania region and further broadened its customer base. The Company believes that the proximity of Pittsburg & Shawmut to one of the Company's other railroads offers an excellent opportunity for rationalization and consolidation of overhead expenses as well as market extension and diversification.

  The Company's marketing strategy is to build each region on a base of major industrial customers, to grow that base business through marketing efforts directed at its major customers and to generate incremental revenues outside the base of major customers by attracting smaller customers and providing ancillary services which generate non-freight revenues. The Company believes that over the long term, its strategy of building its regions around a core of major industrial customers provides a stable revenue base and allows the Company to focus its efforts on additional growth opportunities within a region.

  The Company's operating strategy is to empower local managers with the resources and authority to increase revenues, lower operating costs and rationalize track where appropriate to make operations more efficient. GWI has established incentive compensation programs that reward local managers for improving results. The Company also seeks to increase the profitability of its railroads by spreading regional and corporate overhead expenses over an expanding revenue base.

  The Company's principal executive offices are located at 71 Lewis Street, Greenwich, Connecticut 06830. Its telephone number is (203) 629-3722.

                                THE OFFERING(1)

Class A Common Stock offered:
  By the Company.................................... 2,500,000 shares
  By the Selling Stockholder........................   148,000 shares
Common Stock to be outstanding after the Offering:
  Class A Common Stock(2)........................... 4,001,937 shares(3)
  Class B Common Stock(2)...........................   846,556 shares
                                                     ---------
    Total........................................... 4,848,493 shares(3)
                                                     =========
                                                     To repay debt. See "Use of

Use of proceeds..................................... Proceeds."

Nasdaq National Market symbol....................... GNWR

- --------

(1) The offering of shares of Class A Common Stock made hereby is referred to herein as the "Offering."

(2) The Class A Common Stock is entitled to one vote per share. The Class B Common Stock is entitled to ten votes per share. The Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis at the option of the holder and, with certain exceptions, automatically converts upon transfer by the original holder thereof. The Class A Common Stock is entitled to a 10% dividend preference over the Class B Common Stock when, as and if dividends are declared by the Board of Directors. The Class A Common Stock and Class B Common Stock vote together as a single class except as required by law, and are substantially identical except with respect to voting rights, convertibility and dividends. See "Description of Capital Stock."

(3) Excludes (i) an aggregate of 500,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Stock Option Plan and Stock Option Plan for Outside Directors, of which options to purchase 350,500 shares of Class A Common Stock are currently outstanding, (ii) 450,000 shares of Class A Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan, and (iii) 41,847 shares of Class A Common Stock reserved for issuance upon exercise of the Bank Warrant. See "Management--Stock Options," "Management--Employee Stock Purchase Plan" and "Description of Capital Stock--Bank Warrant."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

  The summary consolidated financial and operating data below has been taken or derived from the audited consolidated financial statements and other records of the Company. The summary consolidated financial and operating data should be read in conjunction with the Consolidated Financial Statements and accompanying Notes contained in this Prospectus. The results of operations for the interim periods are not necessarily indicative of results of operations for the full year. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial and operating data is based upon certain pro forma adjustments to reflect (i) the sale by the Company of 2,500,000 shares of Class A Common Stock in the Offering and the application of the estimated net proceeds of the Offering as set forth under "Use of Proceeds," (ii) the amendment and restatement of the Credit Facilities and
(iii) the closing of the Illinois & Midland and Pittsburg & Shawmut Acquisitions. The pro forma unaudited condensed consolidated balance sheet data assumes that the Pittsburg & Shawmut Acquisition occurred on March 31, 1996, and the pro forma unaudited condensed consolidated income statement and operating data assumes that the Illinois & Midland and Pittsburg & Shawmut Acquisitions and the amendment and restatement of the Credit Facilities occurred on January 1, 1995.

                                                                            THREE MONTHS
                                   YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,           PRO FORMA
                         ------------------------------------------------  ----------------  -------------------------
                                                                                                          THREE MONTHS
                                                                                              YEAR ENDED     ENDED
                                                                                             DECEMBER 31,  MARCH 31,
                           1991      1992      1993      1994      1995     1995     1996        1995         1996
                         --------  --------  --------  --------  --------  -------  -------  ------------ ------------
                                                                             (UNAUDITED)            (UNAUDITED)
INCOME STATEMENT DATA:
Operating revenues...... $ 20,536  $ 32,940  $ 49,645  $ 55,419  $ 53,387  $13,391  $16,608    $ 73,042     $19,448
Operating income........      275     2,748     6,144     8,038     6,572    1,526    2,814      12,416       3,558
Interest expense........   (1,583)   (2,319)   (2,864)   (3,212)   (3,405)    (766)  (1,274)     (4,020)       (948)
Net income (loss).......     (884)      637     1,624     3,011     1,657      502      965       6,104       1,620
Earnings per common
 share:
 Income before extraor-
  dinary item and cumu-
  lative effect of ac-
  counting change....... $  (0.39) $   0.28  $   0.88  $   1.31  $   0.92  $  0.21  $  0.41    $   1.36     $  0.33
 Net income (loss)...... $  (0.39) $   0.28  $   0.70  $   1.31  $   0.71  $  0.21  $  0.41    $   1.26     $  0.33
Weighted average number
 of common shares
 outstanding............    2,258     2,258     2,304     2,304     2,348    2,348    2,348       4,848       4,848
OPERATING DATA:
Total track mile-
 age(1)(2)..............      298       555       841       808       839      808      964       1,160       1,236
Total carloads..........   43,077    73,429   115,301   119,051   118,673   30,966   39,345     184,277      49,674
Total employees(2)......      176       266       357       380       397      399      462         485         489
Operating revenues per
 carload................ $    477  $    449  $    431  $    466  $    450  $   432  $   422    $    396     $   392
Operating revenues per
 employee............... $116,682  $123,835  $139,062  $145,839  $134,476  $33,561  $35,948    $150,602     $39,771
Carloads per employee...      245       276       323       313       299       78       85         380         102
Operating ratio(3)......     98.7%     91.7%     87.6%     85.5%     87.7%    88.6%    83.1%       83.0%       81.7%

                                                       MARCH 31, 1996
                                             -----------------------------------
                                                                     AS FURTHER
                                              ACTUAL  AS ADJUSTED(4) ADJUSTED(5)
                                             -------- -------------- -----------
                                                         (UNAUDITED)
BALANCE SHEET DATA:
Total assets................................ $115,859    $125,027     $125,027
Total debt..................................   66,207      72,207       38,207
Stockholders' equity........................   11,952      11,952       45,952

- --------
(1) Excludes track miles operated under trackage rights and operating contracts. See "Property."
(2) Based on monthly averages over the respective periods, except for pro forma data which is as of December 31, 1995 and March 31, 1996.
(3) Operating expenses divided by operating revenues.
(4) As adjusted to give effect to the Pittsburg & Shawmut Acquisition. See "Recent Developments."
(5) As further adjusted to give effect to the sale by the Company of 2,500,000 shares of Class A Common Stock in the Offering and the application of the estimated net proceeds of the Offering as described in "Use of Proceeds."

                                 RISK FACTORS

  Potential purchasers of the Class A Common Stock should carefully consider the following factors, as well as the other information contained in this Prospectus, before deciding to purchase shares of the Class A Common Stock offered hereby.

AVAILABILITY OF ACQUISITION OPPORTUNITIES

  The Company's ability to continue to grow is dependent in part upon its ability to acquire additional rail properties. In making acquisitions the Company competes with other short line and regional rail operators, some of which are larger and have greater financial resources than the Company. There can be no assurance that acquisition opportunities will be available to the Company in the future or that the Company will be able to compete successfully for available properties. The Company's ability to acquire additional rail properties and related railroad assets may also be dependent upon its ability to obtain financing for such acquisitions. Financing may not be available or may be available only on terms and conditions unfavorable to the Company. In addition, the Company's Credit Facilities contain certain limitations on the Company's ability to make acquisitions. See "Business--Strategy--Acquisition of Rail Properties," "Business--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

FLUCTUATIONS IN REVENUES AND EXPENSES

  The Company has historically experienced fluctuations in revenues and expenses due to unpredictable events such as one-time freight moves, customer plant expansions and shut-downs, railcar sales, accidents and derailments. The occurrence of such events in the future could cause further fluctuations in revenues and expenses and negatively affect the Company's financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

CUSTOMER CONCENTRATION

  In 1995, the Company's ten largest customers accounted for approximately 50% of the Company's operating revenues. The Company's two largest customers in 1995 were Akzo and Georgia-Pacific Corporation ("Georgia Pacific"), which accounted for 9% and 8% of operating revenues, respectively. As a result of the Illinois & Midland Acquisition, the Company anticipates that ComEd will become its largest customer. On a pro forma basis after giving effect to both the Illinois & Midland Acquisition and the Pittsburg & Shawmut Acquisition, ComEd represented 16% of operating revenues in 1995. See "Pro Forma Financial Information." The Company's business could be adversely affected if its customers suffer significant reductions in their businesses or reduce shipments of commodities transported by the Company. See "Business--Railroad Operations--Customers."

RELIANCE ON KEY PERSONNEL

  The Company's success to date has been largely dependent on the leadership of Mortimer B. Fuller, III, its Chairman, President and Chief Executive Officer. While the Company has a decentralized organizational structure and an experienced management team, the loss of Mr. Fuller's services could adversely affect the Company's operations. See "Business--Railroad Operations-- Management" and "Management."

RELATIONSHIPS WITH CLASS I RAILROADS

  The railroad industry in the United States is dominated by a small number of large Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on the Company's railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting certain commodities or to use alternate modes of transportation, such as motor carriers, could adversely affect the Company's business. See "Business--Industry Overview."

  The Company's ability to provide rail service to its customers depends in large part upon its ability to maintain cooperative relationships with Class I connecting carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those connecting carriers, or in the Company's relationship with its connecting carriers, could adversely affect the Company's business. In addition, much of the freight transported by the Company's railroads moves on railcars supplied by Class I carriers. Were these carriers to reduce the number of railcars available for use by its railroads, the Company might not be able to obtain replacement railcars on favorable terms. See "Business--Railroad Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

  Portions of the Company's rail properties are operated under leases, operating agreements or trackage rights agreements with Class I carriers. Failure of the Company's railroads to comply with such leases and agreements in all material respects could result in the loss of operating rights with respect to such rail properties, which would adversely affect the Company's business. See "Property."

COMPETITION

  Each of the Company's railroads is typically the only rail carrier directly serving its customers; however, the Company's railroads compete directly with other modes of transportation, including motor carriers and, to a lesser extent, ships and barges. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. Any improvement in the cost or quality of these alternate modes of transportation could increase competition from these other modes of transportation and adversely affect the Company's business. Approximately 12.8% of the Company's 1995 freight revenues was generated by overhead traffic (i.e. traffic neither originating nor terminating on one of its railroads). Overhead traffic is subject to diversion based on service and prices charged by other railroads. See "Business--Competition" and "Business--Railroad Operations--Rail Traffic."

REGULATION

  The Company's railroads are subject to regulation by the Surface Transportation Board ("STB"), the Federal Railroad Administration ("FRA"), state departments of transportation and some state and local regulatory agencies. See "Business--Regulation." Despite deregulation in recent years, federal and state regulation continues to affect profitability and competitiveness in the railroad industry. The federal and state regulatory schemes negatively affect the Company through, among other things, the delays and costs associated with protracted abandonment proceedings and the legal costs associated with acquisition proceedings. Although the recently enacted ICC Termination Act of 1995 (the "ICCTA") purports to aim at eliminating or reducing such costs, the ICCTA has not been in effect long enough to determine the extent to which it will be successful in this regard. In reducing regulation, an effect of the ICCTA may be diminished regulatory protection for small railroads, which negatively affects their competitive position with their Class I connections. See "Business--Railroad Operations" and "Business-- Regulation."

LIABILITY FOR CASUALTY LOSSES

  The Company has obtained for each of its railroads insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. The Company believes that its insurance coverage is adequate based on its experience. However, under catastrophic circumstances such as accidents involving passenger trains or spillage of hazardous materials, the Company's liability could exceed its insurance limits. Insurance is available from only a very limited number of insurers and there can be no assurance that insurance protection at the Company's current levels will continue to be available or, if available, will be obtainable on terms acceptable to the Company. The occurrence of losses or other liabilities which are not covered by insurance or which exceed the Company's insurance limits could materially adversely affect the financial condition of the Company. See "Business--Insurance."

ENVIRONMENTAL MATTERS

  The Company's railroad operations and real estate ownership are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials. The Company's railroads regularly transport hazardous materials for shippers, and also periodically use hazardous materials in their own operations. As a result, the Company's business involves the risk of substantial environmental liability as a result of current and past operations. See "Business--Environmental Matters."

LABOR MATTERS

  Five of the Company's railroads have employees who are subject to collective bargaining agreements. Strikes and work stoppages, whether brought against the Company's railroads or against the Class I carriers with which they connect, could adversely affect the operations of the Company's railroads. See "Business--Railroad Operations--Employees."

DILUTION

  Purchasers of Class A Common Stock in the Offering will experience an immediate and substantial dilution of $9.12 per share in the net tangible book value of their shares. See "Dilution."

CONCENTRATION OF VOTING POWER

  Upon completion of the Offering, the directors and executive officers of the Company will beneficially own approximately 27.9% of the outstanding shares of Class A Common Stock and approximately 99.0% of the outstanding shares of Class B Common Stock, representing approximately 76.2% of the voting power of the Company (including approximately 57.5% of the voting power of the Company controlled by Mortimer B. Fuller, III, the Company's Chairman, President and Chief Executive Officer). As a result, Mr. Fuller and the other directors and executive officers of the Company will have the ability to affect the vote of the Company's stockholders on significant corporate actions requiring stockholder approval, including mergers, share exchanges or sales of all or substantially all of the Company's assets. With such voting power, Mr. Fuller and the other directors and executive officers of the Company may also have the ability to delay or prevent a change in control of the Company. See "Principal and Selling Stockholders," "Certain Transactions" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET FOR CLASS A COMMON STOCK

  Prior to the Offering, there has been no public market for the Class A Common Stock. Although the Company has applied for quotation of the Class A Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market for the Class A Common Stock will develop or, if it does develop, that such trading market will be sustained after the completion of the Offering. The initial public offering price will be determined through negotiations between GWI and representatives of the Underwriters and may not be indicative of the market price for the Class A Common Stock after the Offering. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Class A Common Stock. The market price of the Class A Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, general market price declines or market volatility in the future could affect the market price of the Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, 1,353,937 shares of Class A Common Stock held by certain stockholders of the Company will be eligible for sale subject to the volume and other limitations of Rule 144 under the Securities Act of 1933, as amended (the "Act"). In addition, all of the 846,556 shares of Class B Common Stock outstanding immediately prior to the Offering are freely convertible into shares of Class A Common Stock and, if so converted, will be eligible for sale subject to the volume and other limitations of Rule 144. Holders of the Bank Warrant are also entitled under certain circumstances to demand and "piggy-back" registration rights with respect to the shares issuable upon exercise thereof. No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock, or the availability of shares of Class A Common Stock for future sales, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock (including shares issued upon the exercise of options, warrants or the conversion of Class B Common Stock, or under the Company's Employee Stock Purchase Plan), or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Management--Stock Options," "Management--Employee Stock Purchase Plan" and "Description of Capital Stock--Bank Warrant."

  The Company, its officers and directors and certain other stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock, subject to certain exceptions, for a period of 180 days after the date of this Prospectus without the prior written consent of Schroder Wertheim & Co. Incorporated. Following the Offering, an aggregate of 2,112,253 shares will be subject to these restrictions. See "Shares Eligible for Future Sale" and "Underwriting."

LIMITATIONS ON TAKEOVERS

  Certain provisions of the Company's Certificate of Incorporation and By-laws may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the stockholders the opportunity to realize a premium over the then-prevailing market prices. Specifically, mergers and certain other corporate actions require the approval of two-thirds of the total votes represented by all Class A Common Stock and Class B Common Stock, the Board of Directors is divided into three classes, with the members of each class serving for staggered three-year terms, and the Board is expressly authorized to consider a variety of factors and constituencies in determining the Company's best interests. In addition, under certain circumstances Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect certain business combinations with a corporation for a three-year period. See "Description of Capital Stock--Limitations on Takeovers."

                              RECENT DEVELOPMENTS

ILLINOIS & MIDLAND ACQUISITION

  On February 8, 1996, the Company established its Illinois region when Illinois & Midland acquired certain railroad operating assets from CIMR. The purchase price was $27.5 million (including the assumption of certain liabilities and $159,000 of related costs) and was financed by the proceeds of the term loan described below.

  The Illinois & Midland Acquisition is an example of the Company's strategy of acquiring rail properties that service major industrial customers. In 1995, CIMR generated operating revenues of $13.7 million and operating income of $4.0 million and transported 48,104 carloads, approximately 91% of which consisted of coal shipments to two power plants operated by ComEd. Illinois & Midland has the exclusive right to serve these power plants and the majority of the shipments are under long-term contracts extending until 2002. A second coal customer, Illinois Power Company, began to receive coal shipments at a power plant located in Havana, Illinois in 1996. Illinois Power Company has entered into a contract to receive an average of 7,000 carloads annually through 1999. The Company believes that these contracts will provide a stable revenue base from which to grow other freight revenues and non-freight revenues. In addition to coal, Illinois & Midland also transports flour, roofing granules, ethanol and lumber.

  The assets acquired by Illinois & Midland consist primarily of a 126-mile line extending from Peoria, Illinois, through Springfield to Taylorville, Illinois, a small number of railcars which will be used for maintenance of way, and certain rights under real property leases. The rail line consists of 111 miles of FRA Class III track and 15 miles of FRA Class II track. The Company believes that the track is in excellent condition and that a relatively low level of capital expenditures will be required in the near future. Illinois & Midland interchanges with 11 railroads, including six Class I railroads, and also connects with the Illinois River through an unloading facility owned by ComEd and operated by Illinois & Midland. The Company believes there will be opportunities for additional expansion through acquisitions in the midwest.

  In connection with the acquisition, Illinois & Midland hired 70 former CIMR employees, including 55 operating and hourly employees who had been represented by 12 different labor unions. Illinois & Midland, through negotiation with the United Transportation Union ("UTU"), has entered into an agreement whereby the UTU will represent all of these operating and hourly employees. The agreement simplifies operating rules contained in the prior agreements.

PITTSBURG & SHAWMUT ACQUISITION

  On April 29, 1996, Pittsburg & Shawmut acquired substantially all of the operating assets of the ATWEC Railroads. These railroad assets were previously operated by ATWEC subsidiaries Pittsburg & Shawmut Railroad Company, Mountain Laurel Railroad Company and Red Bank Railroad Company. The purchase price was approximately $15.2 million (including the assumption of a grant from the Commonwealth of Pennsylvania and $250,000 of related costs). In addition, the purchase and sale agreement provides for additional contingency payments of up to $2.5 million in the event that coal revenues exceed certain agreed upon levels. The purchase price was financed by the proceeds of the term loan described below.

  The 237-mile line acquired by Pittsburg & Shawmut consists of a main line that extends from Driftwood, Pennsylvania through DuBois to Freeport, Pennsylvania, and branch lines that extend to Reidsburg and Lawsonham, Pennsylvania. In 1995, the ATWEC Railroads generated operating revenues of $5.9 million and transported approximately 17,500 carloads, 93% of which were shipments of coal from four mines located along its lines. Pittsburg & Shawmut has entered into a seven-year agreement covering the shipments by its largest customer, which represented 60% of coal hauled by the ATWEC Railroads in 1995.

  The Pittsburg & Shawmut Acquisition is an example of the Company's strategy of acquiring rail properties in its existing regions in order to capitalize on operating efficiencies. Pittsburg & Shawmut consists of three separate rail lines, which interchange with another of the Company's railroads in three locations. The Company believes that the proximity of these two railroads offers an excellent opportunity for rationalization as well as market extension and diversification. The assets acquired by Pittsburg & Shawmut consist of 237 miles of track, 859 railcars, 19 locomotives and various other related assets necessary to operate the rail lines. As a result of operating efficiencies obtained with the Company's existing railroads in the New York and Pennsylvania region, Pittsburg & Shawmut plans to liquidate 42 miles of track and sell a significant portion of the railcars and locomotives, thereby reducing the effective purchase price of the acquisition.

AMENDMENT AND RESTATEMENT OF CREDIT FACILITIES

  On February 8, 1996, the Company and each of its subsidiaries entered into an Amended and Restated Revolving Credit and Term Loan Agreement (the "Credit Agreement") whereby the Company restructured its credit facilities (the "Credit Facilities") with The First National Bank of Boston, as agent for a syndicate of banks (the "Bank of Boston"). The Credit Agreement provides for a five-year $34 million revolving credit facility and a five-year $40 million loan. The term loan was made available to the Company in two tranches. The Company borrowed $26 million in February 1996 to consummate the Illinois & Midland Acquisition, and an additional $11.7 million was used in April 1996 to consummate the Pittsburg & Shawmut Acquisition. In connection with the Credit Agreement, the Company issued to the Bank of Boston a warrant to purchase 41,847 shares of Class A Common Stock at a price of $.0005 per share (the "Bank Warrant"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Capital Stock--Bank Warrant."

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be $34.0 million ($39.5 million ifthe Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company. The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholder.

  The Company intends to use all of the net proceeds of the Offering to repay borrowings under the Credit Facilities. Borrowings under the Credit Facilities were used as follows: (i) $26.1 million in connection with the Illinois & Midland Acquisition, (ii) $11.7 million in connection with the Pittsburg & Shawmut Acquisition, (iii) $14.3 million to repay outstanding debt, including $701,000 in debt held by or for the benefit of directors and officers of the Company and members of their respective families (see "Certain Transactions") and $2.7 million in prepayment and other financing costs, (iv) $8.3 million to purchase rolling stock and locomotives, and (v) $700,000 to construct a locomotive facility. As of May 31, 1996, the Company had $59.3 million outstanding under the Credit Facilities at an interest rate of 8.53% per annum. The interest rate fluctuates at increments over prime or London Inter-Bank Offered Rates ("LIBOR"), based on the Company's ratio of debt to EBITDA.

  Following application of the net proceeds to the Company from the Offering, the Credit Facilities will be available to the Company to finance future acquisitions. See "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has historically paid quarterly dividends in order to provide limited liquidity to its stockholders. In 1994, 1995 and the first quarter of 1996, the Company paid total cash dividends of $63,000, $191,000 and $32,000, respectively. Dividends in 1994 were reduced in anticipation of decreased net income as a result of the loss of production at the Akzo mine. Because the Company's net income increased in 1994 despite Akzo's decreased production, a larger than usual dividend was paid in the first quarter of 1995 to offset the lower dividends paid in 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Akzo Mine." Although the Company has paid dividends in the past, it currently intends to retain all earnings to support its operations and future growth and, therefore, does not anticipate the payment of cash dividends on the Common Stock in the foreseeable future. In addition, the Credit Facilities have certain covenant limitations on the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1996 and as adjusted to give effect to (i) the Pittsburg & Shawmut Acquisition and (ii) the sale by the Company of 2,500,000 shares of Class A Common Stock in the Offering and the application of the estimated net proceeds of the Offering as described in "Use of Proceeds."

                                                       MARCH 31, 1996
                                             ----------------------------------
                                                                    AS FURTHER
                                             ACTUAL  AS ADJUSTED(1) ADJUSTED(2)
                                             ------- -------------- -----------
                                                   (DOLLARS IN THOUSANDS)
Long-term debt:
  Current portion of long-term debt......... $ 2,894    $ 4,690       $ 2,730
  Long-term debt, excluding current portion.  63,313     67,517        35,477
                                             -------    -------       -------
    Total long-term debt....................  66,207     72,207        38,207
                                             -------    -------       -------
Stockholders' equity:
  Class A Common Stock, $.01 par value,
   12,000,000 shares authorized; 1,501,937
   outstanding and outstanding as adjusted;
   4,001,937 outstanding as further
   adjusted(3)(4)...........................      15         15            40
  Class B Common Stock, $.01 par value,
   1,500,000 shares authorized; 846,556
   outstanding(4)...........................       8          8             8
  Additional paid-in capital................   1,340      1,340        35,315
  Warrants outstanding(5)...................     471        471           471
  Retained earnings.........................  10,118     10,118        10,118
                                             -------    -------       -------
    Total stockholders' equity..............  11,952     11,952        45,952
                                             -------    -------       -------
      Total capitalization.................. $78,159    $84,159       $84,159
                                             =======    =======       =======

- --------
(1) As adjusted to give effect to the Pittsburg & Shawmut Acquisition as if it had occurred on March 31, 1996. See "Recent Developments."
(2) As further adjusted to give effect to the sale by the Company of 2,500,000 shares of Class A Common Stock in the Offering and the application of the estimated net proceeds of the Offering as described in "Use of Proceeds."
(3) Excludes (i) an aggregate of 500,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Stock Option Plan and Stock Option Plan for Outside Directors, of which options to purchase 350,500 shares of Class A Common Stock are currently outstanding and (ii) 450,000 shares of Class A Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management--Stock Options" and "Management--Employee Stock Purchase Plan."
(4) For a description of the Class A Common Stock and the Class B Common Stock, see "Description of Capital Stock."
(5) For a description of the Bank Warrant, see "Description of Capital Stock-- Bank Warrant."

                                   DILUTION

  Pro forma net tangible book value per share before the Offering takes into consideration the Pittsburg & Shawmut Acquisition as if it had occurred on March 31, 1996. The Company's pro forma net tangible book value at March 31, 1996 was $(5.5) million, or $(2.33) per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma tangible net worth of the Company (total tangible assets less total liabilities) by the total number of shares of Class A Common Stock and Class B Common Stock outstanding. After giving effect to the sale by the Company of 2,500,000 shares of Class A Common Stock in the Offering and the application of the net proceeds as described in "Use of Proceeds," the Company's pro forma net tangible book value at March 31, 1996 would have been $28.5 million, or $5.88 per share. This represents an immediate increase in net tangible book value of $8.21 per share to existing stockholders and an immediate dilution in net tangible book value of $9.12 per share to new investors purchasing shares of Class A Common Stock in the Offering. The following table illustrates the pro forma per share dilution at March 31, 1996:

Assumed initial public offering price per share..................         $15.00
  Pro forma net tangible book value per share before the Offer-
   ing(1)........................................................ $(2.33)
  Increase per share attributable to new investors...............   8.21
                                                                  ------
Pro forma net tangible book value per share after giving effect
 to the Offering(1)..............................................           5.88
                                                                          ------
Dilution per share to new investors..............................         $ 9.12
                                                                          ======

- --------
(1) Tangible assets include leasehold interests. Intangible assets include unamortized service assurance agreement (see note 1 to audited condensed consolidated financial statements), organization costs and financing costs in the amount of $17.4 million.

  The following table shows, on a pro forma basis at March 31, 1996, the difference between existing stockholders and new investors with respect to the number of shares purchased from the Company and the total consideration and average price per share paid to the Company:

                            SHARES PURCHASED(1)   TOTAL CONSIDERATION  AVERAGE
                            -------------------- --------------------   PRICE
                              NUMBER    PERCENT     AMOUNT    PERCENT PER SHARE
                            ----------- -------- ------------ ------- ---------
Existing stockhold-
 ers(2)(3).................   2,348,493     48.4% $ 1,362,995    3.5%  $ 0.58
New investors(3)...........   2,500,000     51.6   37,500,000   96.5    15.00
                            -----------  -------  -----------  -----
  Total....................   4,848,493    100.0% $38,862,995  100.0%
                            ===========  =======  ===========  =====

- --------
(1) The Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to ten votes per share. The Class A Common Stock and the Class B Common Stock vote together as a single class, except as required by law.
(2) The information presented assumes no exercise of outstanding options or warrants. See "Management--Stock Options" and "Description of Capital Stock--Bank Warrant."
(3) After giving effect to the Offering (i) existing stockholders (other than the Selling Stockholder) will beneficially own 1,353,937 shares of Class A Common Stock and 846,556 shares of Class B Common Stock, and new investors will own 2,648,000 shares of Class A Common Stock; and (ii) new investors will control approximately 21.2% and existing stockholders (other than the Selling Stockholder) will control approximately 78.8%, respectively, of the total combined voting power of both classes of Common Stock. See "Risk Factors--Concentration of Voting Power" and "Description of Capital Stock."

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

  The following selected consolidated income statement data and selected consolidated balance sheet data of the Company for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996, have been derived from the Company's consolidated financial statements. The results of operations for the interim periods are not necessarily indicative of results of operations for the full year. The following selected consolidated operating data for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996, have been derived from the records of the Company. All of the information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                    PRO FORMA(1)
                                                                                               ----------------------
                                                                                                              THREE
                                                                              THREE MONTHS         YEAR      MONTHS
                                    YEAR ENDED DECEMBER 31.                 ENDED MARCH 31,       ENDED       ENDED
                          ------------------------------------------------  -----------------  DECEMBER 31, MARCH 31,
                            1991      1992      1993      1994      1995     1995      1996        1995       1996
                          --------  --------  --------  --------  --------  -------  --------  ------------ ---------
                                                                              (UNAUDITED)           (UNAUDITED)
INCOME STATEMENT DATA:
Operating revenues......  $ 20,536  $ 32,940  $ 49,645  $ 55,419  $ 53,387  $13,391  $ 16,608    $ 73,042   $ 19,448
Operating expenses......    20,261    30,192    43,501    47,381    46,815   11,865    13,794      60,626     15,890
                          --------  --------  --------  --------  --------  -------  --------    --------   --------
Operating income........       275     2,748     6,144     8,038     6,572    1,526     2,814      12,416      3,558
Interest expense........    (1,583)   (2,319)   (2,864)   (3,212)   (3,405)    (766)   (1,274)     (4,020)      (948)
Other income............       105       643       165       192       456      105        81       2,711        113
                          --------  --------  --------  --------  --------  -------  --------    --------   --------
Income (loss) before
 income taxes,
 extraordinary item and
 cumulative effect of
 accounting change......    (1,203)    1,072     3,445     5,018     3,623      865     1,621      11,107      2,723
Income taxes............       319      (435)   (1,428)   (2,007)   (1,472)    (363)     (656)     (4,509)    (1,103)
                          --------  --------  --------  --------  --------  -------  --------    --------   --------
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting change......      (884)      637     2,017     3,011     2,151      502       965       6,598      1,620
Extraordinary item......       --        --        --        --       (494)     --        --         (494)       --
Cumulative effect of ac-
 counting change(2).....       --        --       (393)      --        --       --        --          --         --
                          --------  --------  --------  --------  --------  -------  --------    --------   --------
Net income (loss).......  $   (884) $    637  $  1,624  $  3,011  $  1,657  $   502  $    965    $  6,104   $  1,620
                          ========  ========  ========  ========  ========  =======  ========    ========   ========
Earnings per common
 share:
 Income (loss) before
  extraordinary item and
  cumulative effect of
  accounting change.....  $  (0.39) $   0.28  $   0.88  $   1.31  $   0.92  $  0.21  $   0.41    $   1.36   $   0.33
 Extraordinary item.....       --        --        --        --      (0.21)     --        --        (0.10)       --
 Cumulative effect of
  accounting change(2)..       --        --      (0.18)      --        --       --        --          --         --
                          --------  --------  --------  --------  --------  -------  --------    --------   --------
 Net income (loss)......  $  (0.39) $   0.28  $   0.70  $   1.31  $   0.71  $  0.21  $   0.41    $   1.26   $   0.33
                          ========  ========  ========  ========  ========  =======  ========    ========   ========
Dividends per common
 share..................  $   0.05  $   0.05  $   0.05  $   0.03  $   0.08  $  0.04  $   0.01
Weighted average number
 of common shares
 outstanding............     2,258     2,258     2,304     2,304     2,348    2,348     2,348       4,848      4,848
OPERATING DATA:
Total track mile-
 age(3)(4)..............       298       555       841       808       839      808       964       1,160      1,236
Total carloads..........    43,077    73,429   115,301   119,051   118,673   30,966    39,345     184,277     49,674
Total employees(4)......       176       266       357       380       397      399       462         485        489
Operating revenues per
 carload................  $    477  $    449  $    431  $    466  $    450  $   432  $    422    $    396   $    392
Operating revenues per
 employee...............  $116,682  $123,835  $139,062  $145,839  $134,476  $33,561  $ 35,948    $150,602   $ 39,771
Carloads per employee...       245       276       323       313       299       78        85         380        102
Operating ratio(5)......      98.7%     91.7%     87.6%     85.5%     87.7%    88.6%     83.1%       83.0%      81.7%
BALANCE SHEET DATA AS OF
 PERIOD END:
Total assets............  $ 44,404  $ 56,965  $ 63,653  $ 69,888  $ 78,429  $67,334  $115,859               $125,027
Total debt..............    26,592    32,109    35,095    32,640    39,941   31,415    66,207                 38,207
Stockholders' equity....     4,030     4,575     6,074     9,082    10,548    9,488    11,952                 45,952

- --------
(1) The pro forma financial information presented is based upon certain pro forma adjustments to reflect (i) the sale by the Company of 2,500,000 shares of Class A Common Stock in the Offering and the application of the estimated net proceeds of the Offering as set forth under "Use of Proceeds," (ii) the amendment and restatement of the Credit Facilities, and (iii) the closing of the Illinois & Midland and Pittsburg & Shawmut Acquisitions. The pro forma unaudited condensed consolidated balance sheet data assumes that the Pittsburg & Shawmut Acquisition occurred on March 31, 1996, and the pro forma unaudited condensed consolidated income statement and operating data assumes that the Illinois & Midland and Pittsburg & Shawmut Acquisitions and the amendment and restatement of the Credit Facilities occurred on January 1, 1995.
(2) Represents the adoption, as of January 1, 1993, of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters."
(3) Excludes track miles operated under trackage rights and operating contracts. See "Property."
(4) Based on monthly averages over the respective periods, except for pro forma data which is as of December 31, 1995 and March 31, 1996.
(5) Operating expenses divided by operating revenues.

                        PRO FORMA FINANCIAL INFORMATION

  The following Pro Forma Unaudited Condensed Consolidated Statements assume
(i) the sale by the Company of 2,500,000 shares of Class A Common Stock in the Offering and the application of the estimated net proceeds of the Offering as set forth under "Use of Proceeds," (ii) the amendment and restatement of the Credit Facilities and (iii) the closing of the Illinois & Midland and Pittsburg & Shawmut Acquisitions. The Pro Forma Unaudited Condensed Consolidated Balance Sheet assumes that the Pittsburg & Shawmut Acquisition occurred on March 31, 1996, and the Pro Forma Unaudited Condensed Consolidated Statement of Income assumes that the Illinois & Midland and Pittsburg & Shawmut Acquisitions and the amendment and restatement of the Credit Facilities occurred on January 1, 1995.

  The Pro Forma Unaudited Condensed Consolidated Income Statement for the year ended December 31, 1995 reflects the audited income statement of the Company for the year ended December 31, 1995 and the audited income statements of CIMR and the ATWEC Railroads for the year ended December 31, 1995 on a historical basis.

  The Pro Forma Unaudited Condensed Consolidated Income Statement for the period ended March 31, 1996 reflects the unaudited income statement of the Company for the period ended March 31, 1996 and the unaudited income statements of CIMR and the ATWEC Railroads for the period ended February 8, 1996 and March 31, 1996, respectively, on a historical basis.

  The pro forma financial information is a presentation of historical results with accounting and other adjustments. The pro forma financial information does not reflect the effects of any of the anticipated changes to be made by the Company in the Illinois & Midland and Pittsburg & Shawmut operations from the historical operations of CIMR and the ATWEC Railroads.

  THE PRO FORMA STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS HAD THE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED AND DO NOT PROJECT THE COMPANY'S RESULTS OF OPERATIONS FOR ANY FUTURE PERIOD. SEE "RECENT DEVELOPMENTS."

  The following Pro Forma Unaudited Condensed Consolidated Statements and accompanying notes should be read in conjunction with the financial statements and the financial information pertaining to the Company, CIMR and the ATWEC Railroads included elsewhere in this Prospectus.

              PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT
                 OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          CHICAGO &        THE
                           GENESEE &   ILLINOIS MIDLAND   ATWEC                               PRO
                          WYOMING INC. RAILWAY COMPANY  RAILROADS COMBINED  ADJUSTMENTS      FORMA
                          ------------ ---------------- --------- --------  -----------     -------
Operating Revenues......    $53,387        $13,733       $ 5,922  $ 73,042    $   --        $73,042
                            -------        -------       -------  --------    -------       -------
Operating Expenses:
 Transportation.........     14,262          2,593         1,027    17,882        --         17,882
 Maintenance of ways and
  structures............      6,127          1,814           806     8,747        --          8,747
 Maintenance of equip-
  ment..................     12,230          1,659           846    14,735        --         14,735
 General and administra-
  tive..................     10,309          2,203         1,918    14,430       (631)(1)    13,799
 Depreciation and amor-
  tization..............      3,887          1,437         1,808     7,132     (1,669)(2,3)   5,463
                            -------        -------       -------  --------    -------       -------
  Total operating
   expenses.............     46,815          9,706         6,405    62,926     (2,300)       60,626
Operating Income........      6,572          4,027          (483)   10,116      2,300        12,416
Interest Expense........     (3,405)        (1,461)         (481)   (5,347)     1,327 (4)    (4,020)
Other Income............        456          1,525           730     2,711        --          2,711
Loss on Sale of Assets .        --         (16,082)      (10,288)  (26,370)    26,370 (5)       --
                            -------        -------       -------  --------    -------       -------
Income Before Income
 Taxes..................      3,623        (11,991)      (10,522)  (18,890)    29,997        11,107
Income Taxes............      1,472         (4,545)       (4,214)   (7,287)    11,796 (6)     4,509
                            -------        -------       -------  --------    -------       -------
Income From Continuing
 Operations.............    $ 2,151        $(7,446)      $(6,308) $(11,603)   $18,201       $ 6,598
                            =======        =======       =======  ========    =======       =======
Income From Continuing
 Operations Per Common
 Share..................    $  0.92                                                         $  1.36
Weighted Average Number
 of Common Shares
 Outstanding............      2,348                                                           4,848


 See accompanying notes to pro forma unaudited condensed consolidated financial statements.

         PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          CHICAGO &
                                      ILLINOIS MIDLAND
                                       RAILWAY COMPANY     THE
                          GENESEE &       (THROUGH        ATWEC                               PRO
                         WYOMING INC. FEBRUARY 8, 1996) RAILROADS COMBINED  ADJUSTMENTS      FORMA
                         ------------ ----------------- --------- --------  -----------     -------
Operating Revenues......   $16,608         $1,420        $1,420   $19,448     $  --         $19,448
Operating Expenses:
 Transportation.........     4,480            532           261     5,273        --           5,273
 Maintenance of ways and
  structures............     2,186            411           210     2,807        --           2,807
 Maintenance of equip-
  ment..................     2,994            390           215     3,599        --           3,599
 General and administra-
  tive..................     2,809            757           400     3,966     (1,291)(1)      2,675
 Depreciation and
  amortization..........     1,325            184           442     1,951       (415)(2,3)    1,536
                           -------         ------        ------   -------     ------        -------
  Total operating
   expenses.............    13,794          2,274         1,528    17,596     (1,706)        15,890
Operating Income........     2,814           (854)         (108)    1,852      1,706          3,558
Interest Expense........    (1,274)          (107)          (78)   (1,459)       511 (4)       (948)
Other Income............        81             17            15       113        --             113
                           -------         ------        ------   -------     ------        -------
Income Before Income
 Taxes..................     1,621           (944)         (171)      506      2,217          2,723
Income Taxes............       656           (360)          (70)      226        877 (6)      1,103
                           -------         ------        ------   -------     ------        -------
Income From Continuing
 Operations.............   $   965         $ (584)       $ (101)  $   280     $1,340        $ 1,620
                           =======         ======        ======   =======     ======        =======
Income From Continuing
 Operations Per Common
 Share..................   $  0.41                                                          $  0.33
Weighted Average Number
 of Common Shares
 Outstanding............     2,348                                                            4,848


 See accompanying notes to pro forma unaudited condensed consolidated financial statements.

            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)

                                          THE
                           GENESEE &     ATWEC                                 PRO
                          WYOMING INC. RAILROADS COMBINED  ADJUSTMENTS        FORMA
                          ------------ --------- --------  -----------       --------
ASSETS
Current Assets:
 Cash and cash equiva-
  lents.................    $  6,588    $ 2,697  $  9,285   $ (2,697)(7)     $  6,588
 Accounts receivable,
  net...................      14,764        710    15,474       (710)(7)       14,764
 Materials and supplies.       2,295        183     2,478       (183)(7)        2,295
 Prepaid expenses.......       1,747        298     2,045       (298)(7)        1,747
 Deferred income tax as-
  sets, net.............       1,364        --      1,364        --             1,364
                            --------    -------  --------   --------         --------
  Total current assets..      26,758      3,888    30,646     (3,888)          26,758
Note Receivable.........         --       1,249     1,249     (1,249)(7)          --
Property and Equipment,
 net....................      70,609     14,480    85,089     (5,312)(8)       79,777
Service Assurance Agree-
 ment, net..............      14,851        --     14,851        --            14,851
Other Assets, net.......       3,641         84     3,725        (84)(7)        3,641
                            --------    -------  --------   --------         --------
  Total assets..........    $115,859    $19,701  $135,560   $(10,533)        $125,027
                            ========    =======  ========   ========         ========
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Current Liabilities:
 Current portion of
  long-term debt........    $  2,894    $   125  $  3,019   $   (289)(7,9)   $  2,730
 Accounts payable.......      17,103        784    17,887       (784)(7)       17,103
 Accrued expenses.......       4,431        433     4,864       (433)(7)        4,431
                            --------    -------  --------   --------         --------
  Total current liabili-
   ties.................      24,428      1,342    25,770     (1,506)          24,264
Long-Term Debt..........      63,313      3,900    67,213    (31,736)(7,9)     35,477
Other Liabilities.......       2,055        333     2,388       (333)(7)        2,055
Deferred Income Taxes,
 net....................       4,489      1,921     6,410     (1,921)(7)        4,489
Deferred Items--grants..       9,622      3,168    12,790        --            12,790
Stockholders' Equity:
 Class A common stock...          15        194       209       (169)(7,10)        40
 Class B common stock...           8        150       158       (150)(7)            8
 Treasury stock.........         --         (33)      (33)        33 (7)          --
 Additional paid-in cap-
  ital..................       1,340      7,653     8,993     26,322 (7,10)    35,315
 Warrants outstanding...         471        --        471        --               471
 Retained earnings......      10,118      1,157    11,275     (1,157)(7)       10,118
 Pension liability ad-
  justment..............         --         (84)      (84)        84 (7)          --
                            --------    -------  --------   --------         --------
  Total stockholders'
   equity...............      11,952      9,037    20,989     24,963           45,952
                            --------    -------  --------   --------         --------
  Total liabilities and
   stockholders' equity.    $115,859    $19,701  $135,560   $(10,533)        $125,027
                            ========    =======  ========   ========         ========


 See accompanying notes to pro forma unaudited condensed consolidated financial statements.

   NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following notes identify the pro forma adjustments made to the historical amounts in the pro forma unaudited condensed consolidated financial statements.

 1. For the fiscal year ended December 31, 1995, represents the elimination of compensation of executive officers of acquired railroads not retained or replaced by the Company ($406,000), occupancy and other costs of the offices of the parent company of the ATWEC Railroads which were not acquired ($168,000) and retiree benefits retained by the selling railroads ($57,000). For the three months ended March 31, 1996, represents the elimination of transaction bonuses ($286,000), severance payments ($920,000), occupancy and other costs of the offices of the parent company of the ATWEC Railroads which were not acquired ($77,000) and retiree benefits retained by the selling railroads ($8,000).

 2. Represents the decrease in depreciation expense resulting from a decrease in the depreciable basis and a change in the depreciable lives of certain assets. Depreciation expense of CIMR and the ATWEC Railroads for the year ended December 31, 1995 and the three months ended March 31, 1996 was approximately $2,740,000 and $573,000, respectively. Pro forma depreciation expense of CIMR and the ATWEC Railroads, calculated on a straight-line basis, was approximately $1,200,000 and $173,000, respectively, or a difference of approximately $1,530,000 and $400,000, respectively. Pro forma depreciation expense was calculated using the composite depreciable lives utilized by the Company and the asset basis of the Illinois & Midland and Pittsburg & Shawmut Acquisitions.

 3. Represents the increase in amortization expense for the year ended December 31, 1995 and the three months ended March 31, 1996 of approximately $179,000 and $20,000, respectively, resulting from a reduction in the amortization period for intangible assets, including the service assurance agreement from the acquisition of CIMR.

 4. Represents a decrease in interest expense associated with the reduction of debt as a result of the Offering, plus the effect of the reduced interest expense associated with the replacement of CIMR's and the ATWEC Railroads' credit facilities with the Company's Credit Facilities. Included in the pro forma interest expense is approximately $94,000 of amortization of the debt discount associated with the Bank Warrant for the year ended December 31, 1995 and $10,000 for the three months ended March 31, 1996. The debt bears interest at an assumed rate of approximately 8.5%. Also included is the amortization of approximately $1,640,000 of debt financing fees over five years. An increase in the assumed interest rate of 1/8% would decrease net income by approximately $31,000 and $17,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

 5. Represents the elimination of the write down of assets of CIMR and the ATWEC Railroads to the purchase price paid by the Company.

 6. Represents the income tax effects of the pro forma adjustments. The Company's pro forma income tax rate is 40.6% for the year ended December 31, 1995 and 40.5% for the three months ended March 31, 1996.

 7. Represents the elimination of assets (other than operating rail assets) and liabilities the ATWEC Railroads which the Company did not acquire or assume in connection with the Pittsburg & Shawmut Acquisition.

 8. The total purchase price for the ATWEC Railroads of approximately $15,194,000 includes approximately $250,000 of costs related to the Pittsburg & Shawmut Acquisition. The purchase price was allocated to property and equipment, less the anticipated sale of assets of approximately $6,000,000.

 9. Represents reduction of debt through the application of the estimated net proceeds of the Offering, after giving effect to the additional debt incurred by the Company in connection with the Pittsburg & Shawmut Acquisition.

10. Represents estimated net proceeds to the Company in the Offering of $34 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in connection with the Company's consolidated financial statements, related notes and other financial information included elsewhere in this Prospectus.

GENERAL

  GWI is a holding company whose subsidiaries own and operate short line and regional freight railroads and provide related rail services. The Company generates revenues primarily from the movement of freight over track owned or operated by its railroads. The Company also generates non-freight revenues primarily by providing related rail services such as railcar leasing, railcar repair, switching and storage to shippers along its lines and to the Class I railroads that connect with its lines.

  The Company's operating expenses include wages and benefits, equipment rents (including car hire), purchased services, depreciation and amortization, diesel fuel, casualties and insurance, materials and other expenses. Car hire is a charge paid by a railroad to the owners of railcars used by that railroad in moving freight. Other expenses generally include property and other non-income taxes, professional services, communication and data processing costs and general overhead expense.

  When comparing the Company's results of operations from one reporting period to another, the following factors should be taken into consideration. First, in 1994 and 1995, the Company experienced a substantial decrease in revenues and operating income as a result of the collapse of Akzo's salt mine and subsequent loss of salt production. See "--Akzo Mine." Second, the Company has historically experienced fluctuations in revenues and expenses due to unpredictable events such as one-time freight moves, customer plant expansions and shut-downs, railcar sales, accidents and derailments. In periods when these events occur, results of operations are not easily comparable to other periods. Finally, much of the Company's growth to date has resulted from acquisitions and this growth has been "stair-step" in nature--periods with large revenue increases primarily as a result of these acquisitions, followed by periods of more gradual, incremental growth as the Company implements its marketing and operating strategies. The Company acquired two rail properties in 1993, one in 1994 and one in 1995. In addition, the Company completed the Illinois & Midland and Pittsburg & Shawmut Acquisitions during the first four months of 1996. See "Recent Developments." Because of variations in the structure, timing and size of these acquisitions and differences in economics among the Company's railroads resulting from differences in the rates and other material terms established through negotiation, the Company's results of operations in any reporting period may not be directly comparable to its results of operations in other reporting periods.

AKZO MINE

  The major customer of one of the Company's railroads is Akzo, which operated a rock salt mine in Retsof, New York. In 1993, the last year the salt mine was fully operational, Akzo accounted for $9.7 million or 19.5% of the Company's operating revenues, $5.9 million or 15.2% of its freight revenues and $3.8 million or 35.0% of its non-freight revenues. In March 1994, a section of the mine's roof collapsed, causing flooding from an underground aquifer. The mine closed in September 1995. Akzo had previously announced its intention to construct a new mine. In anticipation of the construction of a new mine, the Company incurred approximately $600,000 of costs in connection with construction of a rail spur. Akzo announced in April 1996 that a new mine will not be constructed and that the Retsof location will be converted to a rock salt distribution center. While the Company anticipates that it will be reimbursed for these costs, there can be no assurance that such reimbursement will occur.

  The Akzo mine flooding negatively affected the Company's freight revenues in 1994 and 1995. Freight revenues attributable to Akzo totaled $2.9 million in 1994 and $1.9 million in 1995. The Company anticipates that freight revenues attributable to Akzo will be minimal in 1996 and thereafter. The flooding has not affected non-freight revenues from Akzo, which consist primarily of income from railcar leases under long-term contracts. Non-freight revenues from Akzo totaled $2.9 million in 1995 compared to $3.6 million in 1994.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

 Operating Revenues

  Operating revenues were $16.6 million in the first three months of 1996 compared to $13.4 million in the first three months of 1995, an increase of $3.2 million or 24.0%. The increase was attributable to a $2.4 million increase in freight revenues and an $834,000 increase in non-freight revenues.

  Freight revenues were $13.0 million in the first three months of 1996 compared to $10.6 million in the first three months of 1995, an increase of $2.4 million or 22.6%. The following table compares freight revenues, carloads and average freight revenues per carload for the first three months of 1995 and 1996:

          FREIGHT REVENUES AND CARLOADS COMPARISON BY COMMODITY GROUP
                  THREE MONTHS ENDED MARCH 31, 1995 AND 1996

                                                                                     AVERAGE
                                                                                     FREIGHT
                                                                                    REVENUES
                              FREIGHT REVENUES                 CARLOADS            PER CARLOAD
                         ----------------------------  --------------------------  -----------
                                 % OF           % OF          % OF          % OF
COMMODITY GROUP           1995   TOTAL   1996   TOTAL   1995  TOTAL   1996  TOTAL  1995  1996
- ---------------          ------- -----  ------- -----  ------ -----  ------ -----  ----- -----
                           (DOLLARS IN THOUSANDS)
Coal, Coke & Ores....... $   694   6.6% $ 3,007  23.2%  3,324  10.7% 11,941  30.3%  $209  $252
Petroleum Products......   2,125  20.1    2,270  17.5   4,383  14.2   4,542  11.6    485   500
Pulp & Paper............   1,691  16.0    1,793  13.8   4,610  14.9   4,772  12.1    367   376
Lumber & Forest Prod-
 ucts...................   1,051   9.9    1,269   9.8   3,102  10.0   4,123  10.5    339   308
Metals..................   1,065  10.1    1,220   9.4   4,098  13.2   4,715  12.0    260   259
Chemicals & Plastics....   1,008   9.5      967   7.5   2,078   6.7   1,841   4.7    485   525
Farm & Food Products....     508   4.8      787   6.1   1,468   4.7   2,282   5.8    346   345
Autos & Auto Parts......     582   5.5      764   5.9   1,085   3.5   1,463   3.7    536   522
Minerals & Stone........     394   3.7      277   2.1   1,007   3.3     915   2.3    391   303
Salt....................   1,125  10.7       72   0.6   4,057  13.1     388   1.0    277   186
Other...................     327   3.1      528   4.1   1,754   5.7   2,363   6.0    186   223
                         ------- -----  ------- -----  ------ -----  ------ -----  ----- -----
 Total.................. $10,570 100.0% $12,954 100.0% 30,966 100.0% 39,345 100.0%  $341  $329
                         ======= =====  ======= =====  ====== =====  ====== =====  ===== =====

  The increase in freight revenues was largely attributable to the commencement of operations on Illinois & Midland, which generated freight revenues of $2.5 million, $2.3 million of which were revenues from the shipment of coal. A new line acquired in August 1995 in the Oregon region generated an additional $591,000 in revenues in the first three months of 1996, primarily from shipments of grain and lumber. Excluding freight revenues from the Akzo mine, freight revenues from all other operations increased $389,000. These increases offset the continuing effect of the loss of production at the Akzo mine. See "--Akzo Mine."

  Total carloads were 39,345 in the first three months of 1996 compared to 30,966 in the first three months of 1995, an increase of 8,379 or 27.1%. The increase was attributable to 9,720 carloads transported by Illinois & Midland, which consisted primarily of coal and 2,682 carloads from a new Oregon line. These increases were offset by a decrease of 4,023 carloads from other operations, most of which were related to the closure of the Akzo mine.

  Non-freight revenues were $3.7 million in the first three months of 1996 compared to $2.8 million in the first three months of 1995, an increase of $834,000 or 29.6%. Revenues from car hire and car rentals were $1.3 million in the first three months of 1996 compared to $818,000 in the first three months of 1995, an increase of $491,000 or 60.1%. This increase includes a gain on the sale of railcars of $593,000. Revenues from switching and storage activities were $1.1 million in the first three months of 1996 compared to $821,000 in the first three months of 1995, an increase of $307,000 or 37.4%. The increase reflects the effect of increased capacity at the Company's railcar storage facility in 1996 compared to 1995, and switching revenues generated by Illinois & Midland.

  Operating revenues per carload were $422 in the first three months of 1996 compared to $432 in the first three months of 1995, a decrease of $10 or 2.3%. The decrease is primarily due to the decline in average freight revenues per carload associated with increased coal shipments.

 Operating Expenses

  Operating expenses were $13.8 million in the first three months of 1996 compared to $11.9 million in the first three months of 1995, an increase of $1.9 million or 16.3%. Expenses associated with the Illinois & Midland Acquisition represented $1.4 million of the increase. The Company's operating ratio improved to 83.1% in the first three months of 1996 from 88.6% in the first three months of 1995.

  The following table sets forth a comparison of the Company's operating expenses for the first three months of 1995 and 1996:

                         OPERATING EXPENSE COMPARISON
                  THREE MONTHS ENDED MARCH 31, 1995 AND 1996

                                                   1995              1996
                                             ----------------- -----------------
                                                       % OF              % OF
                                                     OPERATING         OPERATING
                                                $    REVENUES     $    REVENUES
                                             ------- --------- ------- ---------
                                                   (DOLLARS IN THOUSANDS)
Labor and benefits.......................... $ 4,764   35.6%   $ 5,452   32.8%
Equipment rents.............................   1,884   14.1      1,880   11.3
Purchased services..........................     779    5.8        780    4.7
Depreciation and amortization...............     926    6.9      1,325    8.0
Diesel fuel.................................     892    6.7      1,065    6.4
Casualties and insurance....................     635    4.7      1,157    7.0
Materials...................................     881    6.6        706    4.3
Other.......................................   1,104    8.2      1,429    8.6
                                             -------   ----    -------   ----
  Total..................................... $11,865   88.6%   $13,794   83.1%
                                             =======   ====    =======   ====

  Labor and benefits expense was $5.5 million in the first three months of 1996 compared to $4.8 million in the first three months of 1995, an increase of $688,000 or 14.4%, primarily due to the commencement of operations on Illinois & Midland. Labor costs decreased as a percentage of revenues, however, to 32.8% in the first three months of 1996 from 35.6% in the first three months of 1995. The decrease reflects the efficiency of the unit coal train operations on Illinois & Midland.

  Depreciation and amortization expense was $1.3 million in the first three months of 1996 compared to $926,000 in the first three months of 1995, an increase of $399,000 or 43.1%. The increase reflects depreciation and amortization related to the Illinois & Midland Acquisition and the depreciation of rolling stock purchased during the second and third quarters of 1995. Casualties and insurance expense was $1.2 million in the first three months of 1996 compared to $635,000 in the first three months of 1995, an increase of $522,000 or 82.2%. The majority of this increase reflects increased derailment expenses. Derailment expenses refers to all costs associated with a railroad derailment, including labor and materials to rerail rolling stock and repair track and equipment, and damage to commodities shipped.

 Interest Expense and Income Taxes

  Interest expense in the first three months of 1996 was $1.3 million compared to $766,000 in the first three months of 1995, an increase of $508,000 or 66.3%. The increase reflects the higher overall debt outstanding due to the financing of the Illinois & Midland Acquisition and the financing of rolling stock. The Company's effective income tax rate was 40.5% in the first three months of 1996 compared to 42.0% in the first three months of 1995.

 Net Income

  The Company's net income in the first three months of 1996 was $965,000 compared to $502,000 in the first three months of 1995, an increase of $463,000 or 92.2%.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 Operating Revenues

  Operating revenues were $53.4 million in 1995 compared to $55.4 million in 1994, a decrease of $2.0 million or 3.7%. This decrease was attributable to a $1.4 million decrease in non-freight revenues coupled with a $633,000 decrease in freight revenues.

  Freight revenues were $42.4 million in 1995 compared to $43.0 million in 1994, a decrease of $633,000 or 1.5%. The following table compares freight revenues, carloads and average freight revenues per carload for 1994 and 1995:

          FREIGHT REVENUES AND CARLOADS COMPARISON BY COMMODITY GROUP
                    YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                        AVERAGE
                                                                                        FREIGHT
                                                                                       REVENUES
                               FREIGHT REVENUES                  CARLOADS             PER CARLOAD
                          ----------------------------  ----------------------------  -----------
                                  % OF           % OF           % OF           % OF
COMMODITY GROUP            1994   TOTAL   1995   TOTAL   1994   TOTAL   1995   TOTAL  1994  1995
- ---------------           ------- -----  ------- -----  ------- -----  ------- -----  ----- -----
                            (DOLLARS IN THOUSANDS)
Coal, Coke & Ores.......  $ 2,828   6.6% $ 2,656   6.3%  12,867  10.8%  12,398  10.5% $ 220 $ 214
Petroleum Products......    8,341  19.4    8,487  20.0   17,186  14.4   17,559  14.8    485   483
Pulp & Paper............    6,354  14.8    6,797  16.1   17,070  14.3   18,667  15.7    372   364
Lumber & Forest Prod-
 ucts...................    4,610  10.7    4,496  10.6   13,711  11.5   14,022  11.8    336   321
Metals..................    4,862  11.3    4,459  10.5   16,606  14.0   17,014  14.3    293   262
Chemicals & Plastics....    3,673   8.6    3,321   7.9    5,942   5.0    6,641   5.6    618   500
Farm & Food Products....    2,112   4.9    2,756   6.5    6,525   5.5    5,778   4.9    324   477
Autos & Auto Parts......    3,960   9.2    3,490   8.2    6,624   5.6    6,381   5.4    598   547
Minerals & Stone........    1,860   4.3    1,407   3.3    5,037   4.2    4,189   3.5    369   336
Salt....................    2,835   6.6    2,215   5.2   10,621   8.9    7,865   6.6    267   282
Other...................    1,550   3.6    2,268   5.4    6,862   5.8    8,159   6.9    226   278
                          ------- -----  ------- -----  ------- -----  ------- -----  ----- -----
 Total..................  $42,985 100.0% $42,352 100.0% 119,051 100.0% 118,673 100.0% $ 361 $ 357
                          ======= =====  ======= =====  ======= =====  ======= =====  ===== =====

  The decrease in freight revenues was largely attributable to the continuing effect of the loss of production at the Akzo mine. See "--Akzo Mine." Freight revenues from Akzo totaled $1.9 million in 1995 on 6,934 carloads compared to $2.9 million on 10,423 carloads in 1994. Excluding Akzo, total carloads increased by 3,111 or 2.9% in 1995 compared to 1994, while total freight revenues increased $338,000 or 0.6% in 1995 compared to 1994. In 1995, the Company realized $673,000 in additional freight revenues attributable to the acquisition of a new rail line in the Oregon region. This increase was partially offset by a $470,000 decrease in freight revenues from autos and auto parts to $3.5 million in 1995 from $4.0 million in 1994. Freight revenues from autos and auto parts in 1994 included a large one-time move of finished vehicles diverted to the Company by another carrier, which was not repeated in 1995.

  Non-freight revenues were $11.0 million in 1995 compared to $12.4 million in 1994, a decrease of $1.4 million or 11.2%. Revenues from car hire and car rentals were $3.2 million in 1995 compared to $5.2 million in 1994, a decrease of $2.0 million or 38.7%. Revenues from car hire and rentals were unusually high in 1994 due to a gain on the sale of railcars. The Company also had a reduced operating fleet in 1995 as a result of a sale of railcars in 1994, which reduced rental revenue. Revenues from switching and storage activities were $3.6 million in 1995 compared to $2.7 million in 1994, an increase of $934,000 or 34.5%. The increase reflects the operation of the Company's railcar storage facility for a full year. Car repair revenues were $1.6 million in 1995 compared to $1.9 million in 1994, a decrease of $349,000 or 18.3%. The decrease was attributable to a lower number of cars required to haul salt and the improvement in the quality of cars received in interchange.

  Operating revenues per carload were $450 in 1995 compared to $466 in 1994, a decrease of $16 or 3.4%. The $1.4 million decrease in non-freight revenues accounts for $12 of the per carload decline. The remainder is attributable to a $4 decrease in average freight revenues per carload.

 Operating Expenses

  Operating expenses were $46.8 million in 1995 compared to $47.4 million in 1994, a decrease of $565,000 or 1.2%. The Company's operating ratio increased to 87.7% in 1995 from 85.5% in 1994.

  The following table sets forth a comparison of the Company's operating expenses in 1994 and 1995:

                         OPERATING EXPENSE COMPARISON
                    YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                   1994              1995
                                             ----------------- -----------------
                                                       % OF              % OF
                                                     OPERATING         OPERATING
                                                $    REVENUES     $    REVENUES
                                             ------- --------- ------- ---------
                                                   (DOLLARS IN THOUSANDS)
   Labor and benefits....................... $18,092   32.6%   $18,683   35.0%
   Equipment rents..........................   8,634   15.6      7,434   13.9
   Purchased services.......................   2,737    4.9      2,530    4.7
   Depreciation and amortization............   3,577    6.5      3,887    7.3
   Diesel fuel..............................   3,410    6.2      3,249    6.1
   Casualties and insurance.................   2,742    5.0      3,673    6.9
   Materials................................   3,401    6.1      2,531    4.7
   Other....................................   4,788    8.6      4,828    9.1
                                             -------   ----    -------   ----
     Total.................................. $47,381   85.5%   $46,815   87.7%
                                             =======   ====    =======   ====

  Labor and benefits expense was $18.7 million in 1995 compared to $18.1 million in 1994, an increase of $591,000 or 3.3%. Labor costs increased as a percentage of revenues to 35.0% in 1995 compared to 32.6% in 1994. The increase was attributable to the start-up costs in connection with additional lines in Oregon and expansion of operations in Texas.

  Equipment rents were $7.4 million in 1995 compared to $8.6 million in 1994, a decrease of $1.2 million or 13.9%. The decrease reflects a reduction in the number of operating leases and lower car hire expense. In 1995, the Company purchased railcars and locomotives subject to an operating lease, which reduced equipment rent expense under this operating lease to $606,000 in 1995 compared to $1.7 million in 1994. Car hire expense decreased to $4.2 million in 1995 compared to $5.4 million in 1994, reflecting a concerted management effort to reduce this expense. Depreciation expense was $3.9 million in 1995 compared to $3.6 million in 1994, an increase of $310,000 or 8.7%. The majority of this increase reflects depreciation expense associated with railcars and locomotives purchased in 1995.

  Casualties and insurance expense, including claims brought under the Federal Employers' Liability Act, was $3.7 million in 1995 compared to $2.7 million in 1994, an increase of $931,000 or 34.0%. Additions to reserves for third party liability were $1.4 million in 1995 compared to $669,000 in 1994, an increase of $736,000. The majority of the increase in 1995 related to incidents occurring prior to 1995. While the Company establishes reserves for incidents as they occur, an unexpected legal action brought in 1995, together with changes in circumstances relating to prior incidents, necessitated this increase. In August 1994, the Company reduced its self-insured retention. If this level of coverage had been in place when these incidents occurred, necessary additions to reserves in 1995 would have been reduced by $400,000. The remainder of the increase in casualties and insurance expense reflects an increase in derailment expense.

  Materials expense was $2.5 million in 1995 compared to $3.4 million in 1994, a decrease of $870,000 or 25.6%. The decrease was largely attributable to a reduction in car repairs.

 Interest Expense and Income Taxes

  Interest expense was $3.4 million in 1995 compared to $3.2 million in 1994, an increase of $193,000 or 6.0%. The increase reflects higher overall debt outstanding related to the financing of rolling stock. During 1995, the Company refinanced the majority of its outstanding debt into the Credit Facilities, resulting in an effective rate of interest that was lower than in 1994. See "--Liquidity and Capital Resources." Penalties and fees paid to lenders related to the repayment of debt resulted in an extraordinary charge of $494,000, net of related income taxes of $357,000. The Company's effective income tax rate was 40.6% in 1995 compared to 40.0% in 1994.

 Net Income

  The Company's net income in 1995 was $1.7 million (or $2.2 million before an extraordinary expense of $494,000 in connection with the early extinguishment of debt) compared to net income in 1994 of $3.0 million. Excluding the effect of this extraordinary expense, net income in 1995 decreased $860,000 or 28.6% compared to 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

 Operating Revenues

  Operating revenues were $55.4 million in 1994 compared to $49.6 million in 1993, an increase of $5.8 million or 11.6%. Of this increase, $4.0 million was attributable to increases in freight revenues and $1.7 million was attributable to increases in non-freight revenues.

  Freight revenues were $43.0 million in 1994 compared to $39.0 million in 1993, an increase of $4.0 million or 10.3%. The following table compares freight revenues, carloads and average freight revenues per carload for 1993 and 1994:

          FREIGHT REVENUES AND CARLOADS COMPARISON BY COMMODITY GROUP
                    YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                                                        AVERAGE
                                                                                        FREIGHT
                                                                                       REVENUES
                               FREIGHT REVENUES                  CARLOADS             PER CARLOAD
                          ----------------------------  ----------------------------  -----------
                                  % OF           % OF           % OF           % OF
COMMODITY GROUP            1993   TOTAL   1994   TOTAL   1993   TOTAL   1994   TOTAL  1993  1994
- ---------------           ------- -----  ------- -----  ------- -----  ------- -----  ----- -----
                            (DOLLARS IN THOUSANDS)
Coal, Coke & Ores.......  $ 3,514   9.0% $ 2,828   6.6%  15,915  13.8%  12,867  10.8% $ 221 $ 220
Petroleum Products......    8,202  21.1    8,341  19.4   16,946  14.7   17,186  14.4    484   485
Pulp & Paper............    4,360  11.2    6,354  14.8   11,789  10.2   17,070  14.3    370   372
Lumber & Forest Prod-
 ucts...................    3,208   8.2    4,610  10.7   10,020   8.7   13,711  11.5    320   336
Metals..................    3,137   8.1    4,862  11.3   13,626  11.8   16,606  14.0    230   293
Chemicals & Plastics....    2,766   7.1    3,673   8.6    4,446   3.9    5,942   5.0    622   618
Farm & Food Products....    1,259   3.2    2,112   4.9    3,960   3.4    6,525   5.5    318   324
Autos & Auto Parts......    1,152   3.0    3,960   9.2    2,206   1.9    6,624   5.6    522   598
Minerals & Stone........    1,664   4.3    1,860   4.3    5,558   4.8    5,637   4.2    300   369
Salt....................    5,980  15.3    2,835   6.6   24,525  21.3   10,621   8.9    244   267
Other...................    3,711   9.5    1,550   3.6    6,310   5.5    6,862   5.8    588   226
                          ------- -----  ------- -----  ------- -----  ------- -----  ----- -----
 Total..................  $38,953 100.0% $42,985 100.0% 115,301 100.0% 119,051 100.0% $ 338 $ 361
                          ======= =====  ======= =====  ======= =====  ======= =====  ===== =====

  The increase in freight revenues was attributable to a 3.3% increase in carloads, to 119,051 in 1994 from 115,301 in 1993, combined with a 6.8% increase in average freight revenues per carload, to $361 in 1994 from $338 in 1993. The increase in carloads occurred despite the collapse of Akzo's salt mine which significantly decreased production from the mine. The loss of production was primarily responsible for a 52.6% decrease in the Company's freight revenues attributable to shipments of salt, to $2.8 million in 1994 from $6.0 million in 1993. See "--Akzo Mine."

  Total carloads of commodities other than salt were 108,430 in 1994 compared to 90,776 in 1993, an increase of 17,654 or 19.4%. Autos and auto parts shipments increased by 4,418 carloads due to new contracts with Canadian auto plants and a large short-term movement of finished vehicles diverted to the Company by another carrier. Pulp and paper shipments increased by 5,281 carloads due to plant expansion and increased production from plants located on the Company's lines. Shipments of lumber and forest products increased by 3,691 carloads primarily due to a new contract with a paper mill. These increases were offset by a 3,048 carload decrease in shipments of coal, coke and ores in 1994 compared to 1993 primarily due to lower shipments to a Canadian utility.

  Non-freight revenues were $12.4 million in 1994 compared to $10.7 million in 1993, an increase of $1.7 million or 16.3%. Revenues from car hire and car rentals were $5.2 million in 1994 compared to $4.4 million in 1993, an increase of $792,000 or 17.8%. The increase was primarily attributable to a gain on the sale of railcars. Railcar repair revenue was $1.9 million in 1994 compared to $1.5 million in 1993, an increase of $373,000 or 24.3%. This increase was primarily attributable to the increased volume of freight traffic in 1994. Other non-freight revenues were $5.3 million in 1994 compared to $4.7 million in 1993, an increase of $579,000 or 12.3%. The increase was primarily due to higher demurrage and storage charges and easement sales.

  Operating revenues per carload were $466 in 1994 compared to $431 in 1993, an increase of $35 or 8.1%. The increase reflects a $23 increase in average freight revenues per carload combined with the $1.7 million increase in non-freight revenues.

 Operating Expenses

  Operating expenses were $47.4 million in 1994 compared to $43.5 million in 1993, an increase of $3.9 million or 8.9%. The Company's operating ratio improved to 85.5% in 1994 from 87.6% in 1993.

  The following table sets forth a comparison of the Company's operating expenses in 1993 and 1994:

                         OPERATING EXPENSE COMPARISON
                    YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                   1993              1994
                                             ----------------- -----------------
                                                       % OF              % OF
                                                     OPERATING         OPERATING
                                                $    REVENUES     $    REVENUES
                                             ------- --------- ------- ---------
                                                   (DOLLARS IN THOUSANDS)
   Labor and benefits....................... $16,499   33.2%   $18,092   32.6%
   Equipment rents..........................   6,726   13.5      8,634   15.6
   Purchased services.......................   3,407    6.9      2,737    4.9
   Depreciation and amortization............   3,115    6.3      3,577    6.5
   Diesel fuel..............................   2,788    5.6      3,410    6.2
   Casualties and insurance.................   2,446    4.9      2,742    5.0
   Materials................................   3,680    7.4      3,401    6.1
   Other....................................   4,840    9.8      4,788    8.6
                                             -------   ----    -------   ----
     Total.................................. $43,501   87.6%   $47,381   85.5%
                                             =======   ====    =======   ====

  Labor and benefits expense was $18.1 million in 1994 compared to $16.5 million in 1993, an increase of $1.6 million or 9.7%. However, labor and benefits expense decreased as a percentage of operating revenues to 32.6% in 1994 from 33.2% in 1993.

  Equipment rents were $8.6 million in 1994 compared to $6.7 million in 1993, an increase of $1.9 million or 28.3%. Equipment rents increased as a percentage of operating revenues to 15.6% in 1994 from 13.5% in 1993. The increase was primarily due to higher car hire costs resulting from the change in mix of commodities hauled. The Company's railroads pay minimal car hire on shipments of minerals, which declined from 1993 to 1994, but pay relatively high car hire fees on shipments of autos and auto parts, which increased from 1993 to 1994.

  Purchased services expense was $2.7 million in 1994 compared to $3.4 million in 1993, a decrease of $670,000 or 19.7%. Purchased services expense decreased as a percentage of operating revenues to 4.9% in 1994 from 6.9% in 1993. The decrease was attributable to a reduction in contracted maintenance of way expense and a reduction in repairs performed by third parties on railcars owned or leased by GWI railroads.

  Diesel fuel expense was $3.4 million in 1994 compared to $2.8 million in 1993, an increase of $622,000 or 22.3%. Diesel fuel expense increased as a percentage of operating revenues to 6.2% in 1994 from 5.6% in 1993. The increase was caused by an increase in fuel prices and severe winter weather conditions in 1994.

  Other expense was $4.8 million in both 1994 and 1993, but decreased as a percentage of operating revenues to 8.6% in 1994 from 9.8% in 1993 as a result of the relatively fixed nature of these expenses. Other expense included write-offs of other assets of $675,000 and $180,000 in 1994 and 1993, respectively, both as a result of rail line abandonments.

 Interest Expense and Income Taxes

  Interest expense was $3.2 million in 1994 compared to $2.9 million in 1993, an increase of $348,000 or 12.2%. The increase reflects generally higher interest rates on the Company's debt in 1994. The Company's effective income tax rate decreased to 40.0% in 1994 from 41.5% in 1993 due to lower state and other income taxes.

 Net Income

  The Company's net income in 1994 was $3.0 million compared to net income in 1993 of $1.6 million (or $2.0 million before a cumulative change of accounting for postretirement benefits of $393,000). Excluding the effect of the accounting change, net income in 1994 increased $994,000 or 49.3% compared to 1993.

LIQUIDITY AND CAPITAL RESOURCES

  During the first three months of 1996, the Company generated cash from operations of $6.0 million, which includes the effect of a $3.5 million increase in net trade payables associated with the commencement of operations of Illinois & Midland. In addition, the Company received $1.6 million in proceeds from the sale of equipment and invested $970,000 in track and other fixed assets (apart from its investment in the Illinois & Midland Acquisition).

  During 1995, the Company generated cash from operations of $2.6 million, generated cash from asset sales of $318,000, received $3.5 million in state grant funds for track rehabilitation, and had net new borrowings of $6.7 million. During the year the Company invested $8.6 million in equipment and rolling stock and $8.0 million in track maintenance and buildings.

  During 1994, the Company generated cash from operations of $7.3 million and cash from asset sales of $824,000, and received $1.8 million in state grants for rehabilitation of track. The cash generated was used to fund $6.2 million in capital expenditures and to repay a net $2.5 million in long-term debt and capital leases. Track and track structures accounted for $5.3 million of these capital expenditures, while the balance was invested in equipment.

  The Company has budgeted $7.3 million in capital expenditures in 1996, primarily for track rehabilitation, of which $970,000 was expended during the first three months of 1996. In connection with its lease of a rail line, one of the Company's railroads has committed to install a minimum of five miles of 100 lb. rail or better in each of the next five years at an estimated total cost of approximately $5.0 million. As of December 31, 1995, the Company had completed approximately $1.0 million of this rehabilitation. The cost of this obligation for 1996, $1.2 million, is included in the 1996 capital budget.

  In June 1995, the Company borrowed under the Credit Facilities to restructure a majority of its long-term debt and finance the purchase of rail equipment. The Company repaid $14.3 million in debt maturing at various dates between 1996 and 2001 and bearing interest rates ranging from 6.75% to 15.0% per annum, including the repayment of $701,000 in debt held by or for the benefit of directors and officers of the Company and members of their respective families. See "Certain Transactions." The Company borrowed $6.0 million under the Credit Facilities to purchase rolling stock which had been under an operating lease.

  At March 31, 1996, the Company had long term debt (including current portion) totaling $66.2 million, which comprised 84.7% of its total capitalization. This compares to long term debt of $39.9 million, comprising

79.1% of total capitalization at December 31, 1995, and long term debt of $32.6 million, comprising 78.2% of total capitalization, at December 31, 1994.

  In February 1996, the Company amended and restated its Credit Facilities to provide funding for the Illinois & Midland and Pittsburg & Shawmut Acquisitions. As amended, the Credit Facilities include a $40.0 million term loan and a $34.0 million revolving credit facility. The term loan requires varying quarterly principal payments beginning September 30, 1996, with the remaining balance payable in February 2001. The revolving credit facility provides for a mandatory commitment reduction of $2.0 million on December 31, 1997 with the remaining balance payable in February 2001. The interest rate on the facilities is a varying increment over the Bank of Boston's prime rate or LIBOR, based on the Company's ratio of debt to EBITDA. The Credit Facilities are secured by a blanket first-priority lien on all of the Company's railroad assets except real estate, and a pledge of all capital stock of the Company's subsidiaries. In conjunction with the financing, the Company paid a fee to the Bank of Boston of $1.5 million and issued the Bank Warrant. See "Description of Capital Stock--Bank Warrant."

  The Company's railroads have entered into a number of rehabilitation grants with state and federal agencies. The grant funds are used as a supplement to the Company's normal capital programs. In return for the grants, the railroads pledge to maintain various levels of service and maintenance on the rail lines that have been rehabilitated. The Company believes that the levels of service and maintenance required under the grants are not materially different from those that would be required without the grant obligation. While the Company has benefited in recent years from these grant funds, there can be no assurance that the funds will continue to be available.

  The Company has historically relied primarily on cash generated from operations to fund working capital and capital expenditures relating to ongoing operations, while relying on borrowed funds to finance acquisitions and equipment needs (primarily rolling stock) related to acquisitions. The Company believes that its cash flow from operations together with available amounts under the Credit Facilities will enable the Company to meet its liquidity and capital expenditure requirements relating to ongoing operations for at least the next four years.

INFLATION

  In recent years, inflation has not had a significant impact on the Company's operations. The Company's contracts with connecting carriers typically include clauses that adjust the rates based on specific inflation factors.

SEASONALITY

  Historically, the Company's operating revenues from existing operations have not been subject to significant seasonal changes.

ACCOUNTING MATTERS

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect of the accounting change resulted in an after-tax charge to 1993 earnings of $393,000. The Company does not provide postemployment benefits to its employees. Accordingly, the adoption of Statement of Financial Accounting Standards No. 112 "Employers' Accounting for Postemployment Benefits" will have no effect on the Company.

  The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (effective for fiscal years beginning after December 15, 1995), in the first quarter of 1996. The adoption did not have a material impact on the Company.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (effective for fiscal years beginning after December 15, 1995) encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and requires increased stock-based compensation disclosures if the fair value method is not adopted. The Company does not intend to elect the fair value method for stock options. Accordingly, implementation of this Statement will have no effect on the Company's operating results or financial condition.

                                   BUSINESS

  The Genesee and Wyoming Railroad Company, the Company's predecessor, was founded in 1899 by E.L. Fuller and his partners. From its founding through 1977, the Company was dependent on a single commodity, salt, produced by a single customer. In 1977, when Mortimer B. Fuller, III purchased a controlling interest in the Company and became its Chief Executive Officer, the Company generated $3.9 million in operating revenues over its 14 miles of track. In 1978, under the leadership of Mr. Fuller, the Company began a strategy of diversifying its sources of revenues, initially in the railcar leasing business and then through rail line acquisitions. As a result of the Company's acquisition and marketing strategies, the Company has become a diversified rail operation extending over approximately 1,500 miles of track and serving over 280 customers in six states. In 1995, the Company generated $53.4 million in operating revenues.

INDUSTRY OVERVIEW

  The railroad industry in the United States has undergone significant change since the passage of the Staggers Rail Act of 1980 (the "Staggers Rail Act"), which deregulated the pricing and types of services provided by railroads. Since 1980, Class I railroads in the United States and Canada have taken aggressive steps to improve profitability and recapture market share. In furtherance of that goal, these Class I railroads have focused their management and capital resources on their long-haul core systems, and certain of them have sold branch lines to smaller and more cost-efficient rail operators that are willing to commit the resources necessary to meet the needs of the shippers located on these lines. Divestment of branch lines enables Class I carriers to minimize incremental capital expenditures, concentrate traffic density, improve operating efficiency and avoid traffic losses associated with rail line abandonment.

  The commitment of Class I carriers to increase efficiency and profitability has also led to an increase in merger activity among long haul railroads, such as the mergers between Union Pacific Corporation and Chicago and North Western Holdings Corp. and between Burlington Northern Inc. and Santa Fe Pacific Corporation, and the pending merger between Union Pacific Corporation and Southern Pacific Rail Corporation. Such merger activity is expected to lead to additional short line divestments, as overlapping routes are sold and the merged railroads seek to achieve operational synergies.

  The Company believes that there will continue to be opportunities to acquire lines from Class I railroads in the United States and that there may be opportunities to make acquisitions among the over 500 existing short line and regional railroads. The Company believes there may be acquisition opportunities in Canada and Mexico as well, although governmental regulations may limit acquisition opportunities in these countries. Both Canadian National Railway Company and Canadian Pacific Limited have divestment programs, and Mexico has announced a privatization program of the National Railroad of Mexico which could include the disposition of rail lines.

  Since 1980, more than 300 short line and regional railroads, operating approximately 36,500 miles of track, have been created, largely through divestments and other dispositions of track by Class I railroads. Reflecting the downsizing and operations rationalization that has been occurring among the Class I railroads, the proportion of total track miles operated by short line and regional railroads in the United States has increased from approximately 15% of total track miles in 1980 to approximately 27% in 1994 (the latest year for which information is available).

STRATEGY

  The Company's strategy is to become the dominant provider of rail freight transportation in the markets it serves by (i) growing its business through acquisitions to establish new regions or increase its presence in existing regions, (ii) expanding its revenue base within each region through marketing efforts, and (iii) improving its operating efficiency through rationalization and consolidation of overhead expenses. The Company's growth to date has been the result of the acquisition of rail properties, which has expanded the Company's customer base and diversified its commodity mix, and its marketing efforts. The Company intends to continue to grow its business in each of its four regions and to acquire rail properties in new regions to build on its experience and further diversify its geographic and customer base.

 Acquisition of Rail Properties

  The Company seeks to expand its business through the selective acquisition of rail properties, both in new regions and in regions in which it currently operates. The Company's fundamental acquisition strategy is to identify properties that have large industrial customers which will provide the Company with a stable revenue base and the potential to generate incremental revenues and additional customers upon implementation of a focused marketing plan. In new regions, the Company targets rail properties that have adequate size to establish a presence in the region, provide a basis for growth in the region and attract qualified management. When acquiring rail properties in its existing regions, in addition to seeking properties with large industrial customers, the Company targets rail properties where it believes the successful implementation of its operating strategy is likely to generate significant operating efficiencies.

  In evaluating acquisition opportunities, the Company considers, among other matters, the size of the rail operations, opportunities for expansion, commodity and customer diversification, revenue stability, connecting carriers, track condition and maintenance requirements, and expected financial returns. The Company also considers acquisition opportunities that have the potential to enable its railroads to provide better or more cost-effective service to major shippers or to increase and diversify the overall customer base of its railroads. The Company develops acquisition prospects through its relationships with Class I carriers and its reputation in the industry. In addition, the Company currently has four consultants on retainer to assist in the identification and development of acquisition opportunities. The Company has successfully integrated eleven acquisitions of varying sizes and operating characteristics, of which four were existing short lines and seven were Class I divestitures.

  The Company acquires rail properties by purchase of assets, lease or operating contract. Typically, the Company bids against other short line and regional operators for available properties. The structure of each transaction is determined by the seller based upon economic and strategic considerations. In addition to the financial terms of the transaction, sellers consider more subjective criteria such as a prospective acquiror's operating experience, its reputation among shippers, and its ability to close a transaction and commence operations smoothly. The Company believes it has established an excellent record in each of these areas. In addition, by growing revenues on its acquired lines and providing improved service to shippers, the Company is able to provide increased revenue to the Class I carriers that connect with its lines. The Company sees this ability to provide increased revenue to Class I carriers as an advantage in bidding for properties.

 Marketing

  The Company's marketing strategy is to build each region on a base of major industrial customers, to grow that base business through marketing efforts directed at its major customers and to generate incremental revenues outside the base of major customers by attracting smaller customers and providing ancillary services which generate non-freight revenues. The Company believes that over the long term, its strategy of building its regions around a core of major industrial customers provides a stable revenue base and allows the Company to focus its efforts on additional growth opportunities within a region. Of the 13 customers that generated freight revenues in excess of $1 million in 1995, all but two depend exclusively on the Company for rail service to support their facilities, and the Company believes that each of these facilities is strategically important to the respective customers. While the other two customers are not dependent on the Company, the Company's railroads provide the best route for them to move their products by rail. Through implementation of its marketing strategy, the Company intends to increase further the number of major customers so that, over time, the Company's reliance on any one customer will be reduced.

  Consistent with its decentralized management structure, the Company's sales and marketing activity is coordinated in each region by a marketing manager. The marketing manager works closely with personnel of each of the Company's railroads and with other department heads to develop marketing plans to increase shipments from existing customers and develop new business. The Company focuses on providing rail service to its customers that is easily accessible, reliable and cost-effective. The Company considers all of its employees to be customer service representatives and encourages them to initiate and maintain regular contact with shippers.

  Because most of the traffic transported by the Company's railroads is interchanged with Class I carriers, the Company's marketing efforts are often aimed at enhancing its railroads' relationships with Class I carriers as well as shippers. The Company provides related rail services such as railcar leasing, railcar repair, switching, storage, weighing and blocking and bulk transfer, which enable Class I carriers and customers to move freight more easily and cost-effectively. For example, the Company supplies cars to its customers or its railroads when, among other things, a customer has a need which cannot be filled by cars supplied by Class I railroads or the Company has an opportunity to provide cars on a cost basis that both meets customer needs and improves the economics of a freight move to the Company. The Company actively manages its railcar portfolio, buying and selling equipment to take advantage of changes in market value in conjunction with changes in its customers needs.

 Operations

  The Company's operating strategy is to increase efficiency and profitability in each region in which it operates. When acquiring new rail properties within an existing region, the Company capitalizes on operating efficiencies created by the presence of its other railroads within that region. For example, in connection with the Pittsburg & Shawmut Acquisition, the Company will be able to liquidate 42 miles of track and sell a number of locomotives and railcars. In addition, consolidation of revenue and accounting functions often allows the Company to operate new railroads with fewer employees, as was the case with both the Illinois & Midland and Pittsburg & Shawmut Acquisitions. The Company rationalizes its track, where appropriate, to make its operations more efficient. Abandonments are planned on Buffalo & Pittsburgh, Louisiana & Delta and Pittsburg & Shawmut in 1996 and 1997. The Company also seeks and grants trackage rights to improve regional rail infrastructure efficiency.

  The Company intends to continue to improve the operating efficiency of its railroads by track rehabilitation, especially where maintenance has been deferred by the prior owner. Because of the importance of certain of the Company's shippers to the economic stability and or development of the regions where they are located, and because of the importance of certain of the Company's railroads to the economic infrastructure of those regions, approximately $17.5 million in state and federal grants for track rehabilitation and service improvements has been invested in the Company's rail properties since 1987.

RAILROAD OPERATIONS

 Management

  The Company's decentralized management structure is an important element of its railroad operations. The Company's Chief Executive Officer and Chief Financial Officer have responsibility for overall strategic and financial planning. Significant operational discretion is given to local management of the Company's railroads, with each regional Senior Vice President responsible for implementing a strategic plan for the region based on annual budgets, quarterly reviews and incentive compensation tied to results. Regional Senior Vice Presidents and local managers also have specific operational objectives for continuous improvement such as reducing car hire expense or on-the-job lost time injuries. The plan for each region is updated annually and constitutes a basis for incentive compensation. Each railroad is given significant freedom in pricing, staffing, purchasing, marketing and operations, enabling the railroad's management to be more responsive to customer needs and emerging business opportunities. Managers from all regions meet periodically to discuss operational matters such as marketing, safety and locomotive acquisition and maintenance. Senior management of the Company also meets monthly to review each railroad's operations.

  The Company believes that through its decentralized management structure it has developed a culture that encourages employees to take initiative and responsibility which is rewarded through performance-based profit sharing and bonus programs.

 Customers

  The Company's railroads serve over 280 customers in its four operating regions. Through 1995, the Company's largest customer was Akzo, which accounted for approximately 20% of operating revenues in 1993,

12% in 1994 and 9% in 1995. Since 1994, revenues from Akzo have been negatively affected by the flooding of the Akzo mine. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Akzo Mine." As a result of the Illinois & Midland Acquisition, the Company anticipates that its largest customer in 1996 will be ComEd. The Company's ten largest customers accounted for 50% of operating revenues in 1995. These same ten customers accounted for 51.6% of operating revenues in 1994. Assuming continuation of the Company's acquisition strategy, management expects the Company's reliance on any one customer to diminish over time. The Company typically ships freight pursuant to transportation contracts among the Company, its connecting carriers and the shipper. These contracts are in accordance with industry norms and vary in duration from one to seven years.

  In recent years, the Company has benefited from the expansion of customers' facilities on its railroads. For example, Willamette Industries recently completed a $600 million expansion of its paper mill in Johnsonburg, Pennsylvania, which contributed to a $1.6 million increase in freight revenues from 1993 to 1995. A $98 million expansion at Armco Advanced Materials Company's Butler, Pennsylvania plant contributed to an increase in freight revenues from Armco of $478,000 from 1993 to 1995.

  Certain other customers have recently made or announced capital expansions at facilities served by the Company's railroads. Georgia Pacific's pulp and paper mill in Toledo, Oregon is undergoing a $100 million expansion that will increase capacity by 300 tons per day and also increase the input of raw materials. In 1995, Cascade Rolling Mills in McMinnville, Oregon began a two-phased investment of $42 million to construct and install a new wire rod and bar mill designed to roll an additional 500,000 tons per year. The Company believes it is well-positioned to realize an increase in freight revenues from these plant expansions. There can be no assurance, however, that these plant expansions, or the Company's marketing efforts, will lead to increased freight revenues.

 Commodities

  The Company's railroads transport a wide variety of commodities for their customers. Some of the Company's railroads have a well-diversified commodity mix while others transport one or two principal commodities. In 1995, pulp and paper and petroleum products were the two largest commodity groups transported by the Company's railroads, constituting 15.7% and 14.8%, respectively, of total carloads. On a pro forma basis after giving effect to both the Illinois & Midland Acquisition and the Pittsburg & Shawmut Acquisition, coal accounted for approximately 39.5% of total carloads in 1995. In 1996, the Company expects that coal will be the largest commodity transported by the Company's railroads as a result of the Illinois & Midland and Pittsburg & Shawmut Acquisitions. The following table summarizes the aggregate traffic volume of the Company's railroads by commodity group:

                      CARLOADS CARRIED BY COMMODITY GROUP

                             YEAR ENDED          YEAR ENDED      THREE MONTHS ENDED
                          DECEMBER 31, 1994   DECEMBER 31, 1995    MARCH 31, 1996
                         ------------------- ------------------- -------------------
COMMODITY                CARLOADS % OF TOTAL CARLOADS % OF TOTAL CARLOADS % OF TOTAL
- ---------                -------- ---------- -------- ---------- -------- ----------
Coal, Coke & Ores.......  12,867     10.8%    12,398     10.5%    11,941     30.3%
Pulp & Paper............  17,070     14.3     18,667     15.7      4,772     12.1
Metals..................  16,606     14.0     17,014     14.3      4,715     12.0
Petroleum Products......  17,186     14.4     17,559     14.8      4,542     11.6
Lumber & Forest Prod-
 ucts...................  13,711     11.5     14,022     11.8      4,123     10.5
Farm & Food Products....   6,525      5.5      5,778      4.9      2,282      5.8
Chemicals & Plastics....   5,942      5.0      6,641      5.6      1,841      4.7
Autos & Auto Parts......   6,624      5.6      6,381      5.4      1,463      3.7
Minerals & Stone........   5,037      4.2      4,189      3.5        915      2.3
Salt....................  10,621      8.9      7,865      6.6        388      1.0
Other...................   6,862      5.8      8,159      6.9      2,363      6.0
                         -------    -----    -------    -----     ------    -----
  Total................. 119,051    100.0%   118,673    100.0%    39,345    100.0%
                         =======    =====    =======    =====     ======    =====

  Coal, coke and ores consist primarily of shipments of coal to utilities and industrial customers.

  Pulp and paper consist primarily of inbound shipments of pulp and outbound shipments of kraft and fine papers.

  Metals consist primarily of scrap metal and finished steel products shipped to and from two steel mills, and coated pipe.

  Petroleum products consist primarily of fuel oil and crude oil.

  Lumber and forest products consist primarily of finished lumber used in construction, particleboard used in furniture manufacturing, and wood chips and pulpwood used in paper manufacturing.

  Farm and food products consist primarily of sugar, molasses, rice and other grains and fertilizer.

  Chemicals and plastics consist primarily of various chemicals used in manufacturing.

  Autos and auto parts consist primarily of finished automobiles.

  Minerals and stone consist primarily of gravel and stone used in construction.

  Salt consists of mined rock salt used for roadway ice control.

 Rail Traffic

  Rail traffic is classified as on-line or overhead traffic. On-line traffic is traffic that either originates or terminates with shippers located on a railroad and is interchanged with another rail carrier. On-line traffic that both originates and terminates on a railroad is referred to as local traffic. Overhead traffic neither originates nor terminates on a railroad, but rather passes over a railroad from one connecting carrier to another.

  The Company believes that on-line shipments provide it with a stability of revenues because such traffic represents shipments to or from shippers located along its lines which cannot easily be diverted to other rail carriers. While overhead traffic is more easily diverted, it is less costly to handle. To offset the potential for diversion of overhead traffic, the Company has sought long-term contracts, based on a percentage of the shipper's annual rail volume, on its significant overhead traffic. In 1995, approximately two-thirds of GWI's overhead traffic was transported under such multi-year contracts. In 1995, 12.8% of freight revenues was generated by overhead traffic. On a pro forma basis after giving effect to both the Illinois & Midland Acquisition and the Pittsburg & Shawmut Acquisition, approximately 9.0% of freight revenues was generated by overhead traffic in 1995.

  The following table summarizes freight revenues by type of traffic carried by the Company's railroads.

                       FREIGHT REVENUES BY TRAFFIC TYPE

                               YEAR ENDED         YEAR ENDED          THREE MONTHS
                            DECEMBER 31, 1994  DECEMBER 31, 1995  ENDED MARCH 31, 1996
                            ------------------ ------------------ ---------------------
                                       % OF               % OF                  % OF
   TRAFFIC TYPE              AMOUNT    TOTAL    AMOUNT    TOTAL     AMOUNT      TOTAL
   ------------             --------- -------- --------- -------- ----------- ---------
                                             (DOLLARS IN THOUSANDS)
   On-line
     Originated............ $  18,784    43.7% $  16,770    39.6% $     3,862      29.8%
     Terminated............    16,504    38.4     17,104    40.4        6,836      52.8
     Local.................     1,964     4.6      3,068     7.2        1,035       8.0
                            --------- -------  --------- -------  ----------- ---------
       Total On-line.......    37,252    86.7     36,942    87.2       11,733      90.6
   Overhead................     5,733    13.3      5,410    12.8        1,221       9.4
                            --------- -------  --------- -------  ----------- ---------
       Total Traffic....... $  42,985   100.0% $  42,352   100.0% $    12,954     100.0%
                            ========= =======  ========= =======  =========== =========

 Safety

  GWI's safety program involves all employees and focuses on the prevention of accidents and injuries. The Senior Vice President of each region is accountable for the results of the program, and each has an officer responsible for day-to-day program administration. Line supervisors have direct responsibility for the safety and training of their personnel.

  The Company maintains a corporate-wide safety policy facilitated by a full-time Safety Director. The Company's safety program also gives each railroad the flexibility to develop its own safety rules based on local requirements or practices. Each railroad complies fully with all federal, state and local government regulations. Operating personnel are trained and certified in train operations, hazardous materials handling, proper radio procedures and all other areas subject to governmental rules and regulations.

  The Company also participates in governmental and industry sponsored safety programs. Members of the Company's management serve on the Board of Directors of Operation Lifesaver (the national grade crossing awareness program), the New Program Committee of Operation Lifesaver and the American Short Line Railroad Association Safety Committee. In addition, the Company has a "working team" consisting of the safety officers from each railroad. This team is charged with ongoing development and refinement of the Company's safety program and coordination with each railroad to insure compliance with and implementation of all safety rules and regulations.

 Employees

  As of May 31, 1996, the Company had 484 full-time employees, 88 of whom were hired in 1996 in connection with the Illinois & Midland and Pittsburg & Shawmut Acquisitions. Of this total, 146 are members of national labor organizations, including 52 employees hired in connection with the Illinois & Midland Acquisition. The Company has seven contracts with these national labor organizations which have expiration dates ranging from August 1997 to June 1999. The Company has also entered into collective bargaining agreements with an additional 61 employees who represent themselves, all of which expire in 1999.

  In March 1994, approximately 40 employees of one of the Company's railroads began an illegal work stoppage to protest the use of management on train crews. A temporary restraining order was issued and the underlying dispute was subsequently resolved in arbitration. The work stoppage did not have a material effect on the Company's operations and the Company believes the work stoppage has not had an adverse effect on its overall employee relations. The Company has not experienced any other strikes or work stoppages for over 20 years. The Company believes that its railroads' relations with their employees are good.

INSURANCE

  The Company has obtained for each of its railroads insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. The liability policies have self-insured retentions ranging from $25,000 to $250,000 per occurrence. In addition, the Company maintains an excess liability policy which provides supplemental coverage for losses in excess of primary policy limits. With respect to the transportation of hazardous commodities, the Company's liability policy covers sudden releases of hazardous materials, including expenses related to evacuation. Personal injuries associated with grade crossing accidents are also covered under the Company's liability policy. The Company also maintains all-risk property damage coverage, subject to a standard pollution exception and self-insured retentions ranging from $10,000 to $250,000.

  Employees of the Company's railroads are covered by the Federal Employers' Liability Act ("FELA"), a fault-based system under which injuries and deaths of railroad employees are settled by negotiation or litigation based on the comparative negligence of the employee and the employer. FELA-related claims are covered under the Company's liability insurance policies.

  The Company believes its insurance coverage is adequate in light of its experience and the experience of the rail industry. However, there can be no assurance as to the adequacy, availability or cost of insurance in the future. See "Risk Factors--Liability for Casualty Losses."

COMPETITION

  In acquiring rail properties, the Company competes with other short line and regional railroad operators, some of which are larger and have greater financial resources than the Company. Competition for rail properties is based primarily upon price, operating history and financing capability. The Company believes its established reputation as a successful acquiror and operator of short line rail properties, in combination with its managerial and financial resources, effectively positions it to take advantage of future acquisition opportunities. See "--Strategy--Acquisition of Rail Properties."

  Each of the Company's railroads is typically the only rail carrier directly serving its customers; however, the Company's railroads compete directly with other modes of transportation, principally motor carriers and, to a lesser extent, ship and barge operators. The extent of this competition varies significantly among the Company's railroads. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided, for an origin-to-destination transportation package. To the extent other carriers are involved in transporting a shipment, the Company cannot control the cost and quality of such service. Cost reductions achieved by major rail carriers over the past several years have generally improved their ability to compete with alternate modes of transportation.

REGULATION

  The Company's railroads are subject to regulation by the STB, the FRA, state departments of transportation and some state and local regulatory agencies. The STB is the successor to certain regulatory functions previously administered by the Interstate Commerce Commission. Established by the ICCTA in 1995, the STB has jurisdiction over, among other things, service levels and compensation of carriers for use of their railcars by other carriers. It also must authorize extension or abandonment of rail lines, the acquisition of rail lines, and consolidation, merger or acquisition of control of rail common carriers; in limited circumstances, it may condition such authorization upon the payment of severance benefits to affected employees. The STB may review rail carrier pricing only in response to a complaint concerning rates charged for transportation where there is an absence of effective competition. The FRA has jurisdiction over safety and railroad equipment standards and also assists in coordinating projects for railroad route simplification.

  In 1980, the Staggers Rail Act fundamentally changed federal regulatory policy by emphasizing the promotion of revenue adequacy (the opportunity to earn revenues sufficient to cover costs and attract capital) for the railroads and allowing competition to determine to a greater extent rail prices and route and service options. The ICCTA continues the trend towards limiting regulation of rail prices. As a result of these changes in legislative policy, the railroad industry's rate structure has evolved from a system of interrelated prices that applied over different routes between the same points to a combination of market based prices that are now subject to limited regulatory constraints. While federal regulation of rail prices has been significantly curtailed, federal regulation of services continues to affect profitability and competitiveness in the railroad industry.

  To date, the most significant impact on the Company of the federal and state regulatory schemes has been the delays and costs associated with protracted abandonment proceedings and the legal costs associated with acquisition proceedings. Although the ICCTA purports to aim at eliminating or reducing such costs, the ICCTA has not been in effect long enough to determine if it will be successful in this regard. In reducing regulation an effect of the ICCTA may be diminished regulatory recourse for small railroads which negatively affects their competitive position with their Class I connections.

ENVIRONMENTAL MATTERS

  The Company's operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, which have become increasingly stringent. These environmental laws and regulations, which are implemented principally by the Environmental Protection Agency and comparable state agencies, govern the management of hazardous wastes, the discharge of pollutants into the air and into surface and underground waters, and the manufacture and disposal of certain substances. There are no material environmental claims currently pending or, to the Company's knowledge, threatened against the Company or any of its railroads. In addition, the Company believes that the operations of its railroads are in material compliance with current laws and regulations. The Company estimates that any expenses incurred in maintaining compliance with current laws and regulations will not have a material effect on the Company's earnings or capital expenditures. However, there can be no assurance that the current regulatory requirements will not change, or that currently unforeseen environmental incidents will not occur, or that past non-compliance with environmental laws will not be discovered on the Company's properties.

LEGAL PROCEEDINGS

  The Company currently has no claims or legal actions pending other than claims arising in the ordinary course of its business. The Company believes these claims, taking into account reserves and applicable insurance, will not have a material adverse effect on the Company.

                                   PROPERTY

  The Company currently operates twelve railroads in six states, of which nine are owned, two are leased and one is operated under an operating agreement. The Company's railroads own or lease 1,236 miles of track and operate over an additional 270 miles pursuant to trackage rights and haulage contracts. These rail properties typically consist of the track and the underlying land. Real estate adjacent to the railroad rights-of-way is generally retained by the seller, and the Company's holdings of such property are not material. Similarly, the seller typically retains mineral rights and rights to grant fiber optic and other easements in the properties acquired by the Company's railroads.

  The following table sets forth certain information with respect to the Company's railroads:

                               TRACK                         CONNECTING
RAILROAD AND LOCATION          MILES     STRUCTURE           CARRIERS(1)
- ---------------------          -----     ---------           -----------
Allegheny & Eastern Railroad,
 Inc. ("ALY")................   153 (2)  Owned               BPRR, CR
 Pennsylvania

Bradford Industrial Railroad,
 Inc. ("BR").................     4 (3)  Owned               BPRR, CR
 New York, Pennsylvania

Buffalo & Pittsburgh Rail-
 road, Inc. ("BPRR").........   279 (4)  Owned/Leased        ALY, BLE, BR, CN,
 New York, Pennsylvania                                      CPRS, CR, CSX, NS,
                                                             PS, RSR, SB

The Dansville & Mount Morris
 Railroad Company ("DMM")....     8      Owned               GNWR
 New York

Genesee and Wyoming Railroad
 Company ("GNWR")............    26 (5)  Owned (5)           CPRS, CR, DMM, RSR
 New York

Pittsburg & Shawmut Railroad,
 Inc. ("PS").................   224 (6)  Owned               BPRR, CR
 Pennsylvania

Rochester & Southern Rail-
 road, Inc. ("RSR")..........    66 (7)  Owned               BPRR, CPRS, CR,
 New York                                                    GNWR, NS

Illinois & Midland Railroad,
 Inc. ("IMR")................    97 (8)  Owned               BNSF, CR, GWWR,
 Illinois                                                    IAIS, IC, KJRY, NS,
                                                             PPU, SP, TPW, UP

Portland & Western Railroad,
 Inc. ("PNWR")...............   107 (9)  Leased              BNSF, SP, WPRR,
 Oregon                                                      POTB

Willamette & Pacific Rail-
 road, Inc. ("WPRR").........   185 (10) Leased              SP, PNWR
 Oregon

Louisiana & Delta Railroad,
 Inc. ("LDRR")...............    87 (11) Owned/Leased        SP
 Louisiana

GWI Switching Services, L.P.
 ("GWSW")....................     0 (12) Operating Agreement SP
 Texas

- --------
 (1) See Legend of Connecting Carriers following this table.
 (2) In addition, ALY operates by trackage rights over 3 miles of CR.
 (3) In addition, BR operates by trackage rights over 14 miles of BPRR.
 (4) Includes 92 miles under perpetual leases and 9 miles under a lease expiring in 2090. In addition, BPRR operates by trackage rights over 27 miles of CSX under an agreement expiring in 2018.
 (5) Track has been conveyed to a county industrial development agency and leased back to GNWR. In addition, GNWR operates by trackage rights over an aggregate of 49 miles of RSR.
 (6) In addition, PS operates over 13 miles pursuant to an operating contract.
 (7) In addition, RSR has a haulage contract over 52 miles of CP.
 (8) In addition, IMR operates by trackage rights over 15 miles of IC, 9 miles of PPU and 5 miles of UP.
 (9) In addition, PNWR operates by trackage rights over 2 miles of SP and 4 miles of POTB.
(10) All under lease expiring in 2013, with renewal options subject to both parties' consent. In addition, WPRR operates over 41 miles of SP under a concurrent trackage rights agreement.
(11) Includes 14 miles under a lease expiring in 2011. In addition, LDRR operates by trackage rights over 91 miles of SP under an agreement terminable by either party after 1997 and has a haulage contract with M.A. Patout & Sons over 4 miles of track.
(12) GWSW operates via trackage rights over 5 miles of SP.

                         LEGEND OF CONNECTING CARRIERS

BLE   Bessemer and Lake Erie Railroad Company
BNSF  Burlington Northern Santa Fe Corp.
CN    Canadian National
CPRS  CP Rail Systems
CR    Consolidated Rail Corporation
CSX   CSX Transportation, Inc.
GWWR  Gateway Western Railway
IAIS  Iowa Interstate Railroad, Ltd.
IC    Illinois Central Railroad Company

KJRY  Keokuk Junction Railway
NS    Norfolk Southern Corp.
POTB  Port of Tillamook Bay Railroad
PPU   Peoria & Pekin Union Railway
SB    South Buffalo Railway Company
SP    Southern Pacific Transportation Company
TPW   Toledo, Peoria & Western Railway Corp.
UP    Union Pacific Railroad Company

  The following is a description of each of the twelve railroads operated by the Company:

 Allegheny & Eastern Railroad, Inc.

  In 1992, ALY acquired from International Paper 153 miles of track between Erie and Emporium, Pennsylvania. Connections are made with CR at Erie and Emporium, Pennsylvania and with BPRR at Johnsonburg, Pennsylvania. Traffic in 1995 totaled 5,769 carloads, which included petroleum products, pulpwood, wood pulp, chemicals and paper. In addition, a CR unit train operates over ALY between International Paper plants in Lock Haven and Erie, Pennsylvania.

 Bradford Industrial Railroad, Inc.

  In 1992 BR acquired 4 miles of track running from East Bradford to Bradford, Pennsylvania and 14 miles of trackage rights from Bradford to Salamanca, New York, where BR connects with CR and BPRR. Traffic in 1995 totaled 722 carloads which included paper products, petroleum products and plastics.

 Buffalo & Pittsburgh Railroad, Inc.

  BPRR purchased and leased 365 miles of track and obtained 27 miles of trackage rights from CSX in 1991. BPRR conveyed its interest in the 26-mile Clearfield Branch to CR in 1992. In 1993, BPRR discontinued service over the 60-mile Indiana Branch leased from CSX. BPRR connects with every Class I railroad in the eastern United States and Canada. In 1995, BPRR handled 49,057 carloads. Principal commodities included aggregates, automobiles, chemicals, coal, petroleum products, lumber, paper products and steel.

 The Dansville & Mount Morris Railroad Company

  DMM operates 8 miles of track from a connection with GNWR at Groveland, New York to Dansville, New York, where it serves the Foster Wheeler Energy Corporation. In 1995, DMM handled 21 carloads of steel and machinery. DMM was acquired in 1985. In 1988, its 60-90 lb. rail was replaced with 131 lb. continuous welded rail.

 Genesee and Wyoming Railroad Company

  GNWR commenced operations in 1899. The 26-mile GNWR mainline runs from Groveland, New York to P&L Junction in Caledonia, New York. In addition, GNWR operates via trackage rights over 49 miles of RSR to interchange with CR in Rochester, New York. GNWR also interchanges with CPRS at Silver Springs, New York. The principal commodity handled by GNWR is rock salt for snow and ice control. Traffic in 1995 totaled 7,741 carloads and was negatively affected by the collapse and closure of the Akzo mine. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Akzo Mine."

 Pittsburg & Shawmut Railroad, Inc.

  The assets of PS were acquired on April 29, 1996. See "Recent Developments." PS operates over 237 miles of track in western Pennsylvania, connecting with BPRR in three locations and CR. Coal is the primary commodity hauled by PS.

 Rochester & Southern Railroad, Inc.

  The 93-mile RSR mainline and 6 miles of branch lines between Ashford and Rochester, New York were acquired from CSX in 1986. RSR abandoned 33 miles between Silver Springs and Machias, New York in 1991, leaving 60 miles of mainline. RSR interchanges with CR at Rochester and Silver Springs, with CPRS at Silver Springs, with GNWR at P&L Junction and with BPRR in Buffalo, New York via a haulage contract with CPRS. Traffic in 1995 totaled 4,290 carloads which included fuel oil, chemicals, coal, lumber and auto parts.

 Illinois & Midland Railroad, Inc.

  The assets of IMR were acquired on February 8, 1996. See "Recent Developments." IMR is headquartered in Springfield, Illinois and operates between Taylorville and Peoria, Illinois over 97 miles of owned track, 15 miles of trackage rights over IC, 9 miles of trackage rights over PPU and 5 miles of trackage rights over UP. IMR handles principally coal to two ComEd power plants. IMR connects with BNSF, CR, GWWR, IAIS, IC, KJRY, NS, PPU, SP, TPW and UP and with the Illinois River through an unloading facility owned by ComEd and operated by IMR at Havana, Illinois. Coal is the primary commodity hauled by IMR.

 Portland & Western Railroad, Inc.

  PNWR acquired by lease 53 miles of SP's remaining Oregon branch lines on August 18, 1995. The lease runs for 20 years with a 10-year renewal unless terminated by either party. PNWR has trackage rights from Willsburg Junction, Oregon to interchange with SP at Brooklyn Yard in Portland. On October 1, 1995 PNWR leased 54 miles of BNSF's former Oregon Electric subdivision for three years with three-year renewals subject to termination by either party. PNWR also interchanges with BNSF at Brooklyn Yard. In the last five months of 1995, PNWR handled 3,753 carloads comprised principally of lumber and grain.

 Willamette & Pacific Railroad, Inc.

  In 1993 WPRR acquired, under a 20-year lease with renewal options subject to both parties' consent, 185 miles of SP's Westside Branches between Portland and Eugene, Oregon. WPRR operates under a trackage rights agreement over 41 miles of SP from Albany, Oregon to interchange with SP at Eugene Yard. Traffic in 1995 totaled 35,281 carloads. Major commodities shipped on WPRR include paper, newsprint, wood chips, lumber, steel, grain, scrap steel, fertilizer and grass seed.

 Louisiana & Delta Railroad, Inc.

  In 1987 LDRR purchased and leased certain SP branch lines between Raceland and New Iberia, Louisiana. Seven separate branches total 92 miles and are connected by 93 miles of trackage rights over the SP mainline. Service to an eighth branch, acquired by a shipper, began in 1989. LDRR handled 12,039 carloads in 1995. Principal commodities carried by LDRR are carbon black, sugar and molasses, pipe, plastics, rice, salt and paper products.

 GWI Switching Services, L.P.

  GWSW began operation of a Dayton, Texas plastic pellet car storage yard in 1994 under a long-term contract. The yard was completed in December 1995 and has capacity to hold 3,000 cars. The yard is located on over 100 acres along SP's Baytown branch and contains over 50 miles of track. GWSW operates over 5 miles of SP under trackage rights to move the cars to and from the storage yard and SP's Dayton rail yard. The yard has capacity to be expanded, at SP's option, to hold approximately 4,500 cars.

TRACK CONDITION

  The Company's railroads conduct freight operations on 1,506 miles of track. Of this total, 829 miles of track are owned by the Company's railroads, 407 miles of track are leased and the Company operates over 202 miles of track pursuant to trackage rights agreements. In addition, the Company has a haulage contract whereby it pays a connecting carrier to carry its customers' freight over 56 miles of the connecting carrier's line. The remaining 12 miles are operated by Pittsburg & Shawmut pursuant to an operating contract.

  Of the 1,506 miles of track operated on or by the Company's railroads, 13% was in FRA Class IV condition, permitting speeds of up to 60 miles per hour for freight trains. An additional 45% was in FRA Class III condition, permitting speeds of up to 40 miles per hour, while 21% was in FRA Class II condition, permitting speeds of up to 25 miles per hour. The remaining 21% was in FRA Class I or FRA Excepted Class I condition, which permits maximum speeds of 10 miles per hour. The following table summarizes the track condition of the Company's railroads:

                                TRACK CONDITION

                                               FRA CLASS
                                        ----------------------------
                                        IV   III  II    I   EXCEPTED TOTAL   %
                                        ---  ---  ---  ---  -------- -----  ---
Owned..................................  -   528  170   95     36      829   55%
Leased.................................  -   119  120   46    122      407   27
Trackage rights........................ 146   31   18    7     -       202   13
Contract...............................  50    2    3   13     -        68    5
                                        ---  ---  ---  ---    ---    -----  ---
Total miles............................ 196  680  311  161    158    1,506  100%
                                        ===  ===  ===  ===    ===    =====  ===
FRA Class as percentage of miles.......  13%  45%  21%  11%    10%     100%
                                        ===  ===  ===  ===    ===    =====

  The Company's track maintenance policy is to maintain its railroads' track, ties and roadbed consistent with safe operations and with the volume of traffic transported over their lines. Safety-related maintenance receives the highest maintenance priority, followed by high-density track segments on which the highest volume of traffic is transported. Low-density segments, sidings and lines for which higher transit speeds are not essential to providing timely and effective service are maintained at lower FRA Class conditions.

  In connection with its lease of the SP rail line, WPRR installed 30,600 railroad ties and has committed to upgrade approximately 25 miles of rail. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

EQUIPMENT

  As of March 31, 1996, rolling stock of the Company's railroads consisted of 113 locomotives and 1,133 freight cars, some of which were owned and some of which were leased from others. The average age of the Company's locomotive fleet is approximately 28 years. The following tables summarize the aggregate fleet of the Company's railroads at March 31, 1996(1):

                                  LOCOMOTIVES

   HORSEPOWER PER UNIT                                        OWNED LEASED TOTAL
   -------------------                                        ----- ------ -----
   3000 to 3200..............................................   18     7     25
   2000 to 3000..............................................   28     6     34
   1800 and under............................................   24    30     54
                                                               ---   ---    ---
     Total...................................................   70    43    113
                                                               ===   ===    ===

                                 FREIGHT CARS

   CAR TYPE                                           OWNED LEASED MANAGED TOTAL
   --------                                           ----- ------ ------- -----
   Covered hopper....................................  651    19     162     832
   Plain box car.....................................   25    -      101     126
   Equipped box car..................................   -     50      -       50
   Gondola...........................................   -    115      -      115
   Wood chip gondola.................................   -     10      -       10
                                                       ---   ---     ---   -----
     Total...........................................  676   194     263   1,133
                                                       ===   ===     ===   =====

- --------
(1) In addition, in connection with the Pittsburg & Shawmut Acquisition, the Company acquired an additional 859 railcars and 19 locomotives, a significant portion of which will be sold.

                                  MANAGEMENT

  The following table sets forth information regarding the executive officers and directors of the Company:

       NAME               AGE                      POSITION
       ----               ---                      --------
Mortimer B. Fuller, III.   54 Chairman of the Board of Directors, President and
                               Chief Executive Officer
Mark W. Hastings........   46 Senior Vice President, Chief Financial Officer and
                               Treasurer
Forrest L. Becht........   52 Senior Vice President-Louisiana and Texas
Charles W. Chabot.......   49 Senior Vice President-New York and Pennsylvania
Robert I. Melbo.........   53 Senior Vice President-Oregon
Spencer D. White........   36 Senior Vice President-Illinois
Alan R. Harris..........   48 Senior Vice President and Chief Accounting Officer
James M. Fuller(1)......   55 Director
Louis S. Fuller(2)......   55 Director
John M. Randolph(1)(2)..   70 Director
Philip J. Ringo(1)(2)...   54 Director

- --------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

  The Company's Board of Directors is divided into three classes and directors serve for staggered three-year terms. The current terms of office of James M. Fuller and John M. Randolph expire in 1997, the current terms of office of Louis S. Fuller and Philip J. Ringo expire in 1998, and the current term of office of Mortimer B. Fuller, III expires in 1999.

  Mortimer B. Fuller, III has been President and Chief Executive Officer of the Company since 1977. He has been a director of the Company since 1973 and also serves as Chairman of the Board and of the Board's Executive Committee. He is a graduate of Princeton University, Boston University School of Law and Harvard Business School. Mr. Fuller is a director of the American Short Line Railroad Association. He is a founding member of the Regional Railroads of America, and serves on that Association's executive committee. He also serves on the Board of Directors of Detection Systems, Inc. Mr. Fuller is a first cousin of James M. Fuller and Louis S. Fuller.

  Mark W. Hastings, Senior Vice President, Chief Financial Officer and Treasurer, has been the Company's chief financial officer since he joined the Company in 1978. Prior to joining GWI, Mr. Hastings was a credit analyst for Marine Midland Bank. He currently represents the short line industry on the Board of the Railroad Clearing House, which has been established to create the administrative systems and banking functions for the electronic settlement of all rail industry interline freight payments.

  Forrest L. Becht, Senior Vice President-Louisiana and Texas, joined the Company in 1987 as General Manager of Louisiana & Delta Railroad, Inc., and now serves as its President and General Manager. His 25-year career in the railroad industry has included service with The Atchison, Topeka and Santa Fe Railway from 1968 to 1981 in a succession of staff and line positions in its mechanical and operating departments. Mr. Becht is a director of the American Short Line Railroad Association and is active in several other railroad operating associations.

  Charles W. Chabot, Senior Vice President-New York and Pennsylvania, joined the Company as Senior Vice President--Marketing and Sales in 1991. He became President of Buffalo & Pittsburgh Railroad, Inc. in 1992. Prior to joining the Company, Mr. Chabot was employed for over ten years by the Chessie System Railroad (predecessor of CSX Transportation, Inc.), where he served in various capacities in marketing and freight equipment planning, including Director, Minerals Marketing, Assistant Vice President, Chemical Marketing, and Assistant Vice President, Planning and Equipment. He also served as a management consultant with Booz, Allen and Hamilton. Mr. Chabot represents the short line railroad industry on the Board of Directors of Operation Lifesaver, Inc.

  Robert I. Melbo, Senior Vice President-Oregon, has served as General Manager of Willamette & Pacific Railroad, Inc. since 1993. He joined the Company in 1993 after over 25 years of service in operations with Southern Pacific Transportation Company in various capacities, including Manager-Field Operations, Northern Willamette Valley, and Superintendent of the Oregon Division.

  Spencer D. White, Senior Vice President-Illinois, joined the Company in 1988 as Chief Engineer of Buffalo & Pittsburgh Railroad, Inc. after serving in progressive engineering positions with CSX Transportation since 1982. He has served the Company as Vice President-Operations of Buffalo & Pittsburgh Railroad, Inc. and Chief Engineer of the New York and Pennsylvania railroads. He assumed his current position in February 1996, following the Illinois & Midland Acquisition.

  Alan R. Harris, Senior Vice President and Chief Accounting Officer, joined the Company in 1990 as its Chief Accounting Officer. Mr. Harris is a certified public accountant and from 1985 to 1990, he was Director of Accounting, and subsequently Secretary and Treasurer, of Preston Trucking Company, Inc., an interstate carrier.

  James M. Fuller has been a director of the Company since 1974. In 1995 he became Regional Sales Manager of the Harvey Salt Co., a distributor of salt and water purification chemicals. From 1983 until 1993, Mr. Fuller was National Account Manager-Export for Akzo, where he served for over 25 years. Mr. Fuller is a first cousin of Mortimer B. Fuller, III and Louis S. Fuller.

  Louis S. Fuller, has been a director of the Company since 1974. Since 1991, he has been a member of Courtright and Associates, an executive search firm. Mr. Fuller serves on the Advisory Board of Pioneer American Bank. He is a first cousin of Mortimer B. Fuller, III and James M. Fuller.

  John M. Randolph, a financial consultant and private investor for more than the past five years, has been a director of the Company since 1986. In 1965 Mr. Randolph founded and was Chief Executive Officer of Randolph Computer Corporation, one of the first computer leasing companies. He subsequently served as Chairman and Chief Executive Officer of J.M. Randolph and Associates, a company created to manage certain computer leasing assets acquired by the Bank of Boston. Mr. Randolph currently serves as a director of Leasing Technologies International Inc. and as Vice Chairman and a director of Financing for Science International, Inc.

  Philip J. Ringo has been a director of the Company since 1978. Since 1995, he has been President of Chemical Leaman Tank Lines Inc., a trucking firm. From 1992 to 1995, Mr. Ringo served as President and Chief Operating Officer of The Morgan Group, Inc. and Chairman and Chief Executive Officer of Morgan Drive Away, Inc., a common and contract carrier for the manufactured housing and recreational vehicle industries. From 1988 to 1992, he was Chief Executive Officer and President of Energy Innovations, Inc., a monitoring and communications equipment firm. Prior to that, he served as President of ATE Management and Service Co., Inc., now known as Ryder/ATE, Inc. (municipal transportation services). Mr. Ringo is a Trustee of the Bartlett Capital Trust and the Bartlett Management Trust, and a director of Chemical Leaman, Inc.

EXECUTIVE COMPENSATION

  Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities during 1995, paid by the Company to those persons who were, at the end of 1995, the Chief Executive Officer and each other executive officer of the Company whose salary and bonus in 1995 exceeded $100,000 (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION      LONG-TERM COMPENSATION
                                  ------------------------- --------------------------
                                                                  AWARDS       PAYOUTS
                                                            ------------------ -------
                                                     OTHER
                                                    ANNUAL  RESTRICTED                 ALL OTHER
                                                    COMPEN-   STOCK             LTIP    COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY  BONUS(1) SATION    AWARDS   OPTIONS PAYOUTS SATION(2)
- ---------------------------  ---- -------- -------- ------- ---------- ------- ------- ---------
Mortimer B. Fuller,
 III....................     1995 $286,456 $70,400     -        -         -       -     $8,933
 Chairman of the Board,
 President and Chief Ex-
 ecutive Officer
Mark W. Hastings .......     1995 $115,375 $22,700     -        -         -       -     $7,086
 Senior Vice President,
 Chief Financial Officer
 and Treasurer
Charles W. Chabot ......     1995 $138,116 $15,400     -        -         -       -     $9,557
 Senior Vice President-
 New York and Pennsylva-
 nia

- --------
(1) The bonuses shown were awarded and paid in 1996 for services rendered during 1995.
(2) The amounts shown include (i) Company contributions to the Company's 401(k) Savings Plan (see "--401(k) Savings Plan") on behalf of the Named Executives as follows: Mr. Fuller-$1,613, Mr. Hastings-$1,459 and Mr. Chabot-$1,613; (ii) the value of insurance premiums paid by the Company, and the economic benefit (projected on an actuarial basis) to the Named Executives, under split dollar life insurance arrangements as follows: Mr. Fuller-$6,845, Mr. Hastings-$5,152 and Mr. Chabot-$7,469; and (iii) $475 in life insurance premiums paid by the Company for the benefit of each Named Executive under a group life insurance program.

STOCK OPTIONS

  No options were granted or exercised during 1995 and no options to purchase Common Stock were outstanding at the end of 1995.

 1996 Stock Option Plan

  The Company's 1996 Stock Option Plan (the "Stock Option Plan") provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory options to executives and other employees of the Company to purchase up to an aggregate of 450,000 shares of Class A Common Stock. The Stock Option Plan is administered by a Stock Option Committee comprised of at least two disinterested directors within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Stock Option Committee is authorized to determine the recipients of options, the type of options granted, the number of shares subject to each option, the term of each option, exercise prices and other option features. The term of an option may not exceed ten years, except that if an incentive stock option is granted to an optionee who would thereafter own stock possessing more than 10% of the combined voting power of the Common Stock (a "10% Stockholder"), the term of the option may not exceed five years. The exercise price must at least equal the market value of the Class A Common Stock on the grant date of the option, except that if an incentive stock option is granted to a 10% Stockholder, the exercise price must at least equal 110% of such value. Options are not transferable except by will or intestacy, and lapse within stated periods following the death of the optionee or the termination of the optionee's employment with the Company. The Stock Option Plan contains customary anti-dilution provisions and provides for the acceleration of the vesting of options upon a change in control of the Company. The Stock Option Plan terminates in 2006. Options to purchase an aggregate of 350,500 shares of Class A Common Stock at the initial public offering price are currently outstanding.

 Stock Option Plan for Outside Directors

  The Company's Stock Option Plan for Outside Directors (the "Outside Directors' Plan") provides for the grant to non-employee directors of the Company of non-statutory options to purchase up to an aggregate of 50,000 shares of Class A Common Stock. The Outside Directors' Plan provides for three categories of option grants: (i) options to purchase 8,000 shares of Class A Common Stock at the initial public offering price, granted to each of the Company's four current outside directors on the closing date of the Offering;
(ii) options to purchase 2,000 shares of Class A Common Stock at its market value on the option grant date, granted to each new outside director of the Company upon his or her election to the Board; and (iii) options to purchase 1,000 shares of Class A Common Stock at its market value on the option grant date, granted to each such new outside director on fixed dates in 1997 and 1998 provided that the Company's net income after taxes for the most recently completed year exceeds by at least 10% its net income after taxes for the immediately preceding year. Options vest over a three-year period in increments of one-third on each anniversary of the grant date, and expire on the tenth anniversary. Options are not transferable except by will or intestacy, and lapse within stated periods following the death of the optionee or cessation of his service as a director. The Outside Directors' Plan contains customary anti-dilution provisions and provides for the acceleration of the vesting of options upon a change in control of the Company.

EMPLOYMENT AGREEMENTS

  The Company is a party to employment agreements with each of its seven executive officers which provide that upon termination of the officer's employment with the Company within three years after a defined change in control of the Company, the officer will receive a cash amount equal to three times the average annual compensation payable to him by the Company during the immediately preceding five years. The agreements provide for reduction of the amounts paid pursuant thereto to the extent that such amounts would otherwise be non-deductible to the Company under Section 280G of the Code.

CASH BONUS PLAN

  The Company awards annual bonuses to ten employees (including its seven executive officers) based on pre-tax earnings targets and individual performance objectives. Earnings targets, individual performance objectives and bonus percentages are established at the beginning of each year by the Compensation Committee of the Board. Maximum bonus percentages currently range from 15% to 50% of annual salary.

401(K) SAVINGS PLAN

  The Company's 401(k) Savings Plan (the "401(k) Plan") provides retirement, death and disability benefits to certain employees with a cash or deferred arrangement intended to qualify under the Code. It became effective in 1994 and covers employees other than union employees covered by a collective bargaining agreement with a union local (which employees are covered by a separate 401(k) plan of the Company). Each participant may defer and have contributed to his account under the 401(k) Plan up to 15% of compensation each year, including any bonuses. The Company and its subsidiaries make matching contributions annually equal to 25% of each participant's contribution. The maximum matching contribution is 1 1/2% of the participant's annual compensation. Each employer may make an additional discretionary contribution for its employees which is allocated to participants' accounts in proportion to their total compensation for the plan year for which the contribution is made.

DIRECTORS' COMPENSATION

  The Company currently pays its outside directors $2,100 per Board meeting attended, $500 per Board Committee meeting attended not in conjunction with a Board meeting, $250 per Committee meeting attended in conjunction with a Board meeting and $250 per meeting attended by telephone. All of the Company's directors other than Mortimer B. Fuller, III qualify for such payments. In addition, during 1995 the Company provided medical insurance on behalf of Louis S. Fuller and John M. Randolph at a cost of $5,448 and $5,818, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1995 the Compensation Committee of the Board of Directors was composed of Louis S. Fuller, John M. Randolph and Philip J. Ringo. Mortimer B. Fuller, III participates in the deliberations of the Compensation Committee for the purpose of providing evaluations and recommendations with respect to the compensation paid to officers other than himself. However, Mr. Fuller neither participates nor is otherwise involved in the deliberations of the Compensation Committee with respect to his own compensation, and those deliberations are conducted by the Compensation Committee in executive session without Mr. Fuller present.

EMPLOYEE STOCK PURCHASE PLAN

  Under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"), all full-time employees who have been employed by the Company for at least two years are eligible to purchase from the Company shares of Class A Common Stock by payroll deduction at market price. The Stock Purchase Plan is administered by a committee composed of at least two disinterested directors. An aggregate of 450,000 shares of Class A Common Stock (subject to customary anti-dilution provisions) may be purchased under the Stock Purchase Plan. During any year, a participating employee may purchase under the Stock Purchase Plan shares having an aggregate market value of up to $25,000, provided that after any such purchase, he or she would own no more than 5% of the total combined voting power of the Company. The Stock Purchase Plan will become effective upon the effectiveness of the Company's registration statement on Form S-8 under the Act covering the shares subject to the Stock Purchase Plan.

                             CERTAIN TRANSACTIONS

  In 1983, the Company issued $598,365 in aggregate principal amount of subordinated debentures maturing in 1998, including (i) a debenture in $260,865 principal amount issued to Louis S. Fuller, a director of the Company, and his wife, and (ii) debentures in $337,500 aggregate principal amount issued to trusts for the benefit of James M. Fuller, a director of the Company, and others. The debentures bore interest at the rate of 10% per annum and contained customary loan covenants. Such transactions were at arm's length, on terms and conditions identical to those offered to non-affiliated third parties. In June 1995, the Company repaid all such debt with borrowings under the Credit Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In May 1994, a subsidiary of the Company issued $990,000 in aggregate principal amount of subordinated notes maturing in 2001, including (i) a note in $100,000 principal amount issued to Louis S. Fuller, (ii) a note in $100,000 principal amount issued to Frances A. Fuller, the mother of Mortimer
B. Fuller, III, and (iii) notes in $50,000 aggregate principal amount issued to trusts for the benefit of John M. Randolph, a director of the Company, and his wife. The notes bore interest at the rate of 12% per annum and contained customary loan covenants. Such transactions were at arm's length, on terms and conditions identical to those offered to non-affiliated third parties. In June 1995, the Company repaid all of such debt with borrowings under the Credit Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company, Mortimer B. Fuller, III, the other executive officers of the Company (the "Other Executives") and all of the holders of the Class B Common Stock are parties to a Class B Stockholders' Agreement dated as of May 20, 1996. Under that agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that will not result in the automatic conversion of those shares into shares of Class A Common Stock (see "Description of Capital Stock"), the Other Executives have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Other Executives have the right to purchase whatever shares remain. Such purchase rights also apply if the employment of any of the Other Executives is terminated for any reason. The effect of this agreement will be to concentrate ownership of the Class B Common Stock, which enjoys ten times the voting power of the Class A Common Stock, in the hands of management of the Company, particularly Mr. Fuller. See "Principal and Selling Stockholders."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth as of May 31, 1996 certain information concerning shares of both classes of the Company's Common Stock held by (i) each stockholder known by the Company to own beneficially more than 5% of either class, (ii) each director of the Company, (iii) each Named Executive (see "Management--Executive Compensation"), (iv) the Selling Stockholder, and
(v) all directors and executive officers of the Company as a group. The address for each of the directors and Named Executives is the address of the Company.

                                             BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                              PRIOR TO OFFERING                      AFTER OFFERING
                                         ---------------------------- CLASS A ----------------------------
                                          CLASS A  CLASS B            COMMON   CLASS A  CLASS B
                                          COMMON   COMMON              STOCK   COMMON   COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER(1)    STOCK    STOCK  PERCENT(2) OFFERED   STOCK    STOCK  PERCENT(2)
- ---------------------------------------  --------- ------- ---------- ------- --------- ------- ----------
Mortimer B. Fuller,
 III(3).................                   651,347 651,347    55.5%             651,347 651,347    26.9%(4)
James M. Fuller(5)......                   283,901  11,100    12.6              283,901  11,100     6.1
Louis S. Fuller(6)......                   160,894 160,894    13.7              160,894 160,894     6.6
John M. Randolph(7).....                     7,400   7,400     0.6                7,400   7,400     0.3
Philip J. Ringo(8)......                     3,700     --      0.2                3,700     --      0.1
Mark W. Hastings(9).....                     7,400   7,400     0.6                7,400   7,400     0.3
Charles W. Chabot.......                       --      --      --                   --      --      --
Nancy E. Putney,
 Trustee................                   159,470     --      6.8              159,470     --      3.3
 Putney Family Trust
 4833 Leland Street
 Chevy Chase, MD 20815
Ryder/ATE, Inc. ........                   148,000     --      6.3    148,000       --      --      --
 1 Centennial Plaza,
 Suite 500
 705 Central Avenue
 Cincinnati, OH 45202
All Directors and Execu-
 tive Officers as a
 Group (11 persons).....                 1,114,642 838,141    83.2%           1,114,642 838,141    40.3%(4)

- --------
(1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it.
(2) Percentages are based on ownership of both Class A Common Stock and Class B Common Stock.
(3) The amounts shown include: (i) 351,592 shares of Class A Common Stock and 351,592 shares of Class B Common Stock owned by Mr. Fuller individually;
    (ii) 188,607 shares of Class A Common Stock and 188,607 shares of Class B Common Stock held by a family trust for the benefit of Mr. Fuller and others, of which Mr. Fuller is a co-trustee; (iii) 83,583 shares of Class A Common Stock and 83,583 shares of Class B Common Stock held by another family trust for the benefit of Mr. Fuller and others, of which Mr. Fuller is a co-trustee; (iv) 925 shares of Class A Common Stock and 925 shares of Class B Common Stock owned by Mr. Fuller's wife, as to which shares Mr. Fuller disclaims beneficial ownership; (v) 10,915 shares of Class A Common Stock and 10,915 shares of Class B Common Stock owned by Mr. Fuller's mother which, together with the shares held by the above-mentioned family trusts, are subject to a Voting Agreement pursuant to which Mr. Fuller has been granted irrevocable proxies to vote all such shares through March 20, 2008; and (vi) 15,725 shares of Class A Common Stock and 15,725 shares of Class B Common Stock held by a family trust for the benefit of Mr. Fuller and others, of which Mr. Fuller is the Trustee.
(4) Because the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to ten votes per share, immediately after the Offering the stock ownership of Mortimer B. Fuller, III will represent 57.5% of the voting power of the Company and the stock ownership of all directors and executive officers as a group will represent 76.2% of the voting power of the Company.
(5) The amounts shown include 11,100 shares of Class A Common Stock and 11,100 shares of Class B Common Stock held by Mr. Fuller individually, and an aggregate of 272,801 shares of Class A Common Stock held by family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is a co-trustee.
(6) The amounts shown include 133,144 shares of Class A Common Stock and 133,144 shares of Class B Common Stock held by Mr. Fuller individually, and an aggregate of 27,750 shares of Class A Common Stock and 27,750 shares of Class B Common Stock owned by Mr. Fuller's children (as to which shares he disclaims beneficial ownership).
(7) Such shares are held by a trust for the benefit of Mr. Randolph, of which he is a co-trustee.
(8) Such shares are owned by Mr. Ringo's wife, and he disclaims beneficial ownership thereof.
(9) Such shares are owned by Mr. Hastings jointly with his wife.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation and By-laws of the Company.

IN GENERAL

  The Company's authorized capital stock consists of 12,000,000 shares of Class A Common Stock, par value $.01 per share, and 1,500,000 shares of Class B Common Stock, par value $.01 per share. At the date of this Prospectus, 1,501,937 shares of Class A Common Stock and 846,556 shares of Class B Common Stock were issued and outstanding, and there were 31 holders of record of Class A Common Stock and 18 holders of record of Class B Common Stock.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by the holders of Class A Common Stock and Class B Common Stock voting together as a single class, except as otherwise required by law. Under current Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed charter amendment that would change the aggregate number of authorized shares of such class, change the par value of the shares of such class or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Holders of the Company's Common Stock are not entitled to cumulate voting in the election of directors.

  Conversion. Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible into one share of Class A Common Stock (i) at any time at the option of the holder of the Class B Common Stock and (ii) automatically upon any transfer by the holder thereof other than (a) a transfer to a spouse, child or grandchild of the transferor by gift or upon the transferor's death, or (b) a transfer to an individual or entity that is, at the time of transfer, a holder of record of Class B Common Stock or an executive officer of the Company.

  Dividends. Dividends are payable on the outstanding shares of (i) only Class A Common Stock or (ii) both Class A Common Stock and Class B Common Stock, in each case, when, as and if declared by the Board of Directors. If the Board determines to pay a dividend on the Class B Common Stock, each share of Class A Common Stock will receive a dividend in an amount 10% greater than the amount of the dividend per share paid on the Class B Common Stock. Subject to the foregoing, dividends in the form of stock can only be paid in shares of Class A Common Stock. Although the Company has paid dividends in the past, it currently intends to retain all earnings to support its operations and future growth and, therefore, does not anticipate the payment of cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

  Liquidation. In the event of liquidation, holders of Class A Common Stock and Class B Common Stock will share with each other on a ratable basis as a single class in the net assets of the Company available for distribution after payment or provision for the liabilities of the Company.

  Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any merger, consolidation, reorganization or other business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock are entitled to preemptive rights, and neither the Class A Common Stock nor the Class B Common Stock is subject to redemption.

  Listing. The Class A Common Stock has been approved for quotation, subject to official notice of issuance, on the Nasdaq National Market under the symbol "GNWR."

BANK WARRANT

  As part of the consideration for the availability of the Credit Facilities (see "Recent Developments"), in February 1996 the Company paid a fee of $1.5 million and issued to the Bank of Boston, for no additional consideration, a warrant to purchase 41,847 shares of Class A Common Stock at a price of approximately $.0005 per share (the "Bank Warrant"), subject to customary anti-dilution adjustments. The Bank Warrant is immediately exercisable, is transferable to members of the banking syndicate and their affiliates, and expires in 2006. Holders of the Bank Warrant are entitled under certain circumstances to demand and "piggy-back" registration rights, at the Company's expense (subject to certain limitations), with respect to the shares issuable upon exercise thereof.

LIMITATIONS ON TAKEOVERS

  Super-Majority Voting Provision. The Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the combined voting power of the Class A Common Stock and Class B Common Stock, voting together as one class, for approval of the following actions: (i) any merger or consolidation unless the Company is the surviving corporation in such transaction and no change of control (defined as any person or group becoming the beneficial owner of shares of Class A Common Stock and Class B Common Stock representing 50% or more of the votes represented by all outstanding shares of Class A Common Stock and Class B Common Stock) has occurred, (ii) any sale, lease or other disposition of all or substantially all of the assets of the Company and (iii) any amendment of the super-majority voting provision. These voting requirements could have the effect of delaying, deferring or preventing such transactions.

  Classified Board of Directors. The Company's Board of Directors is divided into three classes, with the members of each class serving for staggered three-year terms. The classification of the directors will have the effect of making it more difficult for stockholders to force an immediate change in the composition of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors helps to ensure the continuity and stability of the Company's management and policies since a majority of the directors at any given time will have had prior experience as directors of the Company.

  Consideration of Non-Price Issues. The Company's Restated Certificate of Incorporation permits the Board of Directors, in considering the best interests of the Company, to consider the effects of any action upon employees, general agents, customers, creditors, communities, the state and national economies and the long-term as well as short-term interests of the Company and its stockholders, including the possibility that these interests may be best served by the continued independence of the Company, and all other pertinent factors.

  Delaware General Corporation Law Section 203. Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, a corporation may not engage in any business combination (which includes a merger or a sale of more than 10% of the corporation's assets) with an "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Class A Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, 1,353,937 shares of Class A Common Stock held by certain stockholders of the Company will be eligible for sale subject to the volume and other limitations of Rule 144 under the Act. In addition, all of the 846,556 shares of Class B Common Stock outstanding immediately prior to the Offering are freely convertible into shares of Class A Common Stock and, if so converted, will be eligible for sale subject to the volume and other limitations of Rule 144 under the Act.

  In general, under Rule 144 as currently in effect, a holder (or holders whose shares are aggregated) of "restricted securities," including persons who may be deemed affiliated with the Company, whose shares meet a two-year holding period requirement are entitled to sell, within any three-month period, a number of those shares that does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock (36,742 shares of Class A Common Stock immediately after the Offering) or the average weekly reported trading volume in the Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is given, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. Under Rule 144(k), a holder of "restricted securities" who is deemed not to have been an affiliate of the Company during the three months preceding a sale by him, and whose shares meet a three-year holding period requirement, is entitled to sell those shares without regard to these restrictions and requirements. However, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Class A Common Stock which are not "restricted securities" (such as shares acquired by affiliates in the Offering).

  The Company, its officers and directors and certain other stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock, subject to certain exceptions, for a period of 180 days after the date of this Prospectus without the prior written consent of Schroder Wertheim & Co. Incorporated. Following the Offering, an aggregate of 2,112,253 shares will be subject to these restrictions.

  An aggregate of 450,000 shares of Class A Common Stock is available for issuance under the Company's 1996 Stock Option Plan (including 350,500 shares subject to outstanding options, none of which are currently exercisable), and an aggregate of 450,000 shares of Class A Common Stock is available for issuance under the Company's Employee Stock Purchase Plan. The Company expects to file a registration statement on Form S-8 under the Act immediately after the closing of the Offering to register all of the shares issuable under both such Plans. In addition, an aggregate of 50,000 shares of Class A Common Stock is available for issuance under the Company's Stock Option Plan for Outside Directors, which shares, if issued, will be eligible for sale subject to the volume and other limitations of Rule 144 under the Act. See "Management--Stock Options" and "Management--Employee Stock Purchase Plan." The holders of the Bank Warrant are entitled under certain circumstances to demand and "piggy-back" registration rights with respect to the shares issuable upon exercise thereof. See "Description of Capital Stock--Bank Warrant."

  Prior to the Offering, there has been no public market for the Class A Common Stock and no determination can be made as to the effect, if any, that sales of shares of Class A Common Stock or the availability of shares for sale will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Class A Common Stock in the public market (including shares issued upon exercise of options or warrants, the conversion of Class B Common Stock, or under the Company's Employee Stock Purchase Plan) could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have severally agreed to purchase and the Company and the Selling Stockholder have agreed to sell to them, severally, the aggregate number of shares of Class A Common Stock set forth opposite their respective names.

                                                                       NUMBER OF
            UNDERWRITER                                                 SHARES
            -----------                                                ---------
      Schroder Wertheim & Co. Incorporated............................
      Furman Selz LLC.................................................
                                                                       ---------
            Total..................................................... 2,648,000
                                                                       =========

  The Underwriting Agreement provides that the several Underwriters are obligated, subject to the approval of certain legal matters by their counsel and certain other conditions, to purchase all the shares of Class A Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below), if any are purchased. Schroder Wertheim & Co. Incorporated and Furman Selz LLC, as representatives of the several Underwriters (the "Representatives"), have advised the Company that the Underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus; that the Underwriters
propose initially to allow a concession not in excess of $   per share to
certain dealers, including the Underwriters; that the Underwriters and such
dealers may initially allow a discount of not in excess of $    per share to
other dealers; and that the initial public offering price and the concession and discount to dealers may be changed by the Representatives after the initial public offering.

  The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to an additional 397,200 shares of Class A Common Stock, at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of shares of Class A Common Stock in the Offering. To the extent that the Underwriters exercise this option, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Act.

  The Company, certain management stockholders, directors and certain other stockholders have agreed not to offer to sell, sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, subject to certain exceptions, for a period of 180 days after the date of this Prospectus without the prior written consent of Schroder Wertheim & Co. Incorporated.

  Prior to the Offering, there has been no public market for the Class A Common Stock. Consequently, the initial public offering price of the Class A Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are the Company's results of operations and financial condition, the prospects for the Company and for the industry in which the Company operates, the Company's capital structure and prevailing conditions in the securities market.

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the total number of shares offered hereby.

                          NOTICE TO ONTARIO RESIDENTS

  The distribution of the shares of Class A Common Stock in the Province of Ontario, Canada is being made only on a private placement basis and is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the shares of Class A Common Stock must be made in accordance with applicable securities laws, which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Purchasers are advised to seek legal advice prior to any resale of the shares of Class A Common Stock.

  Each Ontario purchaser who receives a purchase confirmation regarding the purchase of shares of Class A Common Stock will be deemed to represent to the Company and to the dealer from whom such confirmation is received that such purchaser is entitled under applicable Ontario securities laws to purchase such shares of Class A Common Stock without the benefit of a prospectus qualified under such securities laws.

  Ontario purchasers of shares of Class A Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of Class A Common Stock in their particular circumstances and with respect to the eligibility of the shares of Class A Common Stock for investment by purchaser under relevant Canadian legislation.

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or persons outside of Canada.

                                 LEGAL MATTERS

  The validity of the Class A Common Stock offered by this Prospectus is being passed on for the Company by Harter, Secrest & Emery, Rochester, New York. Certain legal matters will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and quarterly reports containing unaudited interim financial information for the first three quarters of each year.

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-l under the Act for registration of the shares of Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to do not purport to be complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each statement shall be deemed qualified in its entirety by this reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the Commission's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Genesee & Wyoming Inc. and Subsidiaries:
  Report of Independent Public Accountants................................   F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and March
   31, 1996 (Unaudited)...................................................   F-3
  Consolidated Statements of Income for the Years Ended December 31, 1993,
   1994 and 1995, and the Three Months Ended March 31, 1995 (Unaudited),
   and March 31, 1996 (Unaudited).........................................   F-4
  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1993, 1994 and 1995, and the Three Months Ended March 31,
   1996 (Unaudited).......................................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1993, 1994 and 1995, and the Three Months Ended March 31, 1995
   (Unaudited), and March 31, 1996 (Unaudited)............................   F-6
  Notes to Consolidated Financial Statements..............................   F-7
Chicago & Illinois Midland Railway Company:
  Report of Independent Public Accountants................................  F-20
  Balance Sheets as of December 31, 1994 and 1995, and February 8, 1996
   (Unaudited)............................................................  F-21
  Statements of Operations for the Years Ended December 31, 1993, 1994 and
   1995, and the One Month and Eight Day Period Ended February 8, 1996
   (Unaudited)............................................................  F-22
  Statements of Shareholder's Equity for the Years Ended December 31,
   1993, 1994 and 1995, and the One Month and Eight Day Period Ended
   February 8, 1996 (Unaudited)...........................................  F-23
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
   1995, and the One Month and Eight Day Period Ended February 8, 1996
   (Unaudited)............................................................  F-24
  Notes to Financial Statements...........................................  F-25
Pittsburg & Shawmut Railroad Company, Mountain Laurel Railroad Company and
 Red Bank Railroad Company:
  Report of Independent Public Accountants................................  F-30
  Combined Balance Sheets as of December 31, 1994 and 1995, and March 31,
   1996 (Unaudited).......................................................  F-31
  Combined Statements of Operations for the Years Ended December 31, 1993,
   1994 and 1995, and the Three Months Ended March 31, 1995 (Unaudited),
   and March 31, 1996 (Unaudited).........................................  F-32
  Combined Statements of Shareholder's Equity for the Years Ended December
   31, 1993, 1994 and 1995, and the Three Months Ended March 31, 1996
   (Unaudited)............................................................  F-33
  Combined Statements of Cash Flows for the Years Ended December 31, 1993,
   1994 and 1995, and the Three Months Ended March 31, 1995 (Unaudited),
   and March 31, 1996 (Unaudited).........................................  F-34
  Notes to Combined Financial Statements..................................  F-35

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
the Stockholders of
Genesee & Wyoming Inc.:

We have audited the accompanying consolidated balance sheets of GENESEE & WYOMING INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genesee & Wyoming Inc. and Subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 8 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for postretirement benefits other than pensions.

                                          Arthur Andersen LLP

Chicago, Illinois
February 16, 1996 (except with respect to matters discussed in Note 14 as to which the dates are April 22, 1996, April 29, 1996, June 10, 1996 and June 12,
1996)

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     DECEMBER 31,
                                                    ---------------  MARCH 31,
                                                     1994    1995      1996
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $ 5,884 $ 2,115  $  6,588
  Accounts receivable, net.........................  10,698   9,441    14,764
  Materials and supplies...........................   1,550   1,512     2,295
  Prepaid expenses and other.......................   1,005   1,455     1,747
  Deferred income tax assets, net..................   1,075   1,278     1,364
                                                    ------- -------  --------
    Total current assets...........................  20,212  15,801    26,758
                                                    ------- -------  --------
PROPERTY AND EQUIPMENT, net........................  49,263  61,574    70,609
                                                    ------- -------  --------
SERVICE ASSURANCE AGREEMENT, net...................     --      --     14,851
                                                    ------- -------  --------
OTHER ASSETS, net..................................     413   1,054     3,641
                                                    ------- -------  --------
      Total assets................................. $69,888 $78,429  $115,859
                                                    ======= =======  ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt................ $ 4,230 $ 1,239  $  2,894
  Accounts payable.................................  13,501   8,408    17,103
  Accrued expenses.................................   3,062   3,404     4,431
                                                    ------- -------  --------
    Total current liabilities......................  20,793  13,051    24,428
                                                    ------- -------  --------
LONG-TERM DEBT.....................................  28,410  38,702    63,313
                                                    ------- -------  --------
OTHER LIABILITIES..................................   1,629   2,043     2,055
                                                    ------- -------  --------
DEFERRED INCOME TAX LIABILITIES, net...............   3,125   4,139     4,489
                                                    ------- -------  --------
DEFERRED ITEMS--grants from governmental agencies..   6,849   9,946     9,622
                                                    ------- -------  --------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY:
  Class A common stock, $0.01 par value, one vote
   per share; 12,000,000 shares authorized;
   1,501,937 shares issued and outstanding.........      15      15        15
  Class B common stock, $0.01 par value, 10 votes
   per share; 1,500,000 shares authorized; 846,556
   shares issued and outstanding...................       8       8         8
  Additional paid-in capital.......................   1,340   1,340     1,340
  Warrants outstanding.............................     --      --        471
  Retained earnings................................   7,719   9,185    10,118
                                                    ------- -------  --------
    Total stockholders' equity.....................   9,082  10,548    11,952
                                                    ------- -------  --------
      Total liabilities and stockholders' equity... $69,888 $78,429  $115,859
                                                    ======= =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                              THREE MONTHS
                                YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                               ----------------------------  ----------------
                                 1993      1994      1995     1995     1996
                               --------  --------  --------  -------  -------
                                                               (UNAUDITED)
OPERATING REVENUES............ $ 49,645  $ 55,419  $ 53,387  $13,391  $16,608
OPERATING EXPENSES:
 Transportation...............   11,444    13,357    14,262    3,663    4,480
 Maintenance of ways and
  structures..................    7,293     6,632     6,127    1,644    2,186
 Maintenance of equipment.....   12,365    14,533    12,230    3,198    2,994
 General and administrative...    9,284     9,282    10,309    2,434    2,809
 Depreciation and
  amortization................    3,115     3,577     3,887      926    1,325
                               --------  --------  --------  -------  -------
  Total operating expenses....   43,501    47,381    46,815   11,865   13,794
                               --------  --------  --------  -------  -------
  Income from operations......    6,144     8,038     6,572    1,526    2,814
INTEREST EXPENSE..............   (2,864)   (3,212)   (3,405)    (766)  (1,274)
OTHER INCOME..................      165       192       456      105       81
                               --------  --------  --------  -------  -------
  Income before provision for
   income taxes, extraordinary
   item and cumulative effect
   of accounting change.......    3,445     5,018     3,623      865    1,621
PROVISION FOR INCOME TAXES....   (1,428)   (2,007)   (1,472)    (363)    (656)
                               --------  --------  --------  -------  -------
  Income before extraordinary
   item and cumulative effect
   of accounting change.......    2,017     3,011     2,151      502      965
EXTRAORDINARY ITEM FROM EARLY
 EXTINGUISHMENT OF DEBT, net
 of related income tax benefit
 of $357,000..................      --        --       (494)     --       --
CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE FOR
 POSTRETIREMENT BENEFITS, net
 of related income tax benefit
 of $263,000..................     (393)      --        --       --       --
                               --------  --------  --------  -------  -------
NET INCOME.................... $  1,624  $  3,011  $  1,657  $   502  $   965
                               ========  ========  ========  =======  =======
EARNINGS PER COMMON SHARE:
  Income before extraordinary
   item and cumulative effect
   of accounting change....... $   0.88  $   1.31  $   0.92  $  0.21  $  0.41
  Extraordinary item..........      --        --      (0.21)     --       --
  Cumulative effect of
   accounting change..........    (0.18)      --        --       --       --
                               --------  --------  --------  -------  -------
  Net Income.................. $   0.70  $   1.31  $   0.71  $  0.21  $  0.41
                               ========  ========  ========  =======  =======
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING....    2,304     2,304     2,348    2,348    2,348


  The accompanying notes are an integral part of these consolidated financial statements.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                              CLASS A           CLASS B
                           COMMON STOCK      COMMON STOCK
                         ----------------- -----------------
                           SHARES    $0.01   SHARES    $0.01 ADDITIONAL                       STOCKHOLDERS'
                         ISSUED AND   PAR  ISSUED AND   PAR   PAID-IN    WARRANTS   RETAINED     EQUITY
                         OUTSTANDING VALUE OUTSTANDING VALUE  CAPITAL   OUTSTANDING EARNINGS      TOTAL
                         ----------- ----- ----------- ----- ---------- ----------- --------  -------------
BALANCE, December 31,
 1992...................    1,480    $ 15      824     $  8    $1,280      $ --     $ 3,272      $ 4,575
  Net income............      --      --       --       --        --         --       1,624        1,624
  Cash dividends--$0.05
   per share............      --      --       --       --        --         --        (125)        (125)
                            -----    ----      ---     ----    ------      -----    -------      -------
BALANCE, December 31,
 1993...................    1,480      15      824        8     1,280        --       4,771        6,074
  Stock options
   exercised ...........       22     --        22      --         60        --         --            60
  Net income............      --      --       --       --        --         --       3,011        3,011
  Cash dividends--$0.03
   per share............      --      --       --       --        --         --         (63)         (63)
                            -----    ----      ---     ----    ------      -----    -------      -------
BALANCE, December 31,
 1994...................    1,502      15      847        8     1,340        --       7,719        9,082
  Net income............      --      --       --       --        --         --       1,657        1,657
  Cash dividends--$0.08
   per share............      --      --       --       --        --         --        (191)        (191)
                            -----    ----      ---     ----    ------      -----    -------      -------
BALANCE, December 31,
 1995...................    1,502      15      847        8     1,340        --       9,185       10,548
  Proceeds from issuance
   of stock warrants
   (Unaudited)..........      --      --       --       --        --         471        --           471
  Net income
   (Unaudited)..........      --      --       --       --        --         --         965          965
  Cash dividends--$0.01
   per share
   (Unaudited)..........      --      --       --       --        --         --         (32)         (32)
                            -----    ----      ---     ----    ------      -----    -------      -------
BALANCE, March 31, 1996
 (Unaudited)............    1,502    $ 15      847     $  8    $1,340      $ 471    $10,118      $11,952
                            =====    ====      ===     ====    ======      =====    =======      =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                  YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                  --------------------------  -----------------
                                   1993     1994      1995     1995      1996
                                  -------- -------- --------  -------- --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income....................  $ 1,624  $ 3,011  $  1,657  $   502  $    965
  Adjustments to reconcile net
   income to net cash provided
   by operating activities--
   Cumulative effect of
    accounting change...........      393      --        --       --        --
   Depreciation and
    amortization................    3,115    3,577     3,887      926     1,325
   Deferred income taxes........      952      738       811      279       264
   Gain on disposition of
    property and equipment......      (55)    (169)     (195)      (8)     (627)
   Write-off of other assets....      180      675       --       --        --
   Changes in assets and
    liabilities--
    Receivables.................      633   (3,226)    1,257    1,511    (5,042)
    Materials and supplies......      (99)    (214)       38       (5)      (33)
    Prepaid expenses and other..      (29)    (236)     (450)    (439)     (292)
    Accounts payable and accrued
     expenses...................      497    2,855    (4,751)  (2,158)    9,227
    Other assets and
     liabilities, net...........       38      279       310       19       235
                                  -------  -------  --------  -------  --------
      Net cash provided by
       operating activities.....    7,249    7,290     2,564      627     6,022
                                  -------  -------  --------  -------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of assets of Chicago
   & Illinois Midland Railway
   Company......................      --       --        --       --    (26,335)
  Purchase of property and
   equipment....................   (7,600)  (6,153)  (16,632)  (1,135)     (970)
  Proceeds from disposition of
   property.....................      166      824       318        8     1,555
                                  -------  -------  --------  -------  --------
      Net cash used in investing
       activities...............   (7,434)  (5,329)  (16,314)  (1,127)  (25,750)
                                  -------  -------  --------  -------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Principal payments on long-
   term borrowings, including
   capital leases...............   (4,951)  (4,962)  (16,999)  (1,225)     (326)
  Proceeds from issuance of
   long-term debt...............    7,557    2,476    24,300      --     25,925
  Debt issuance costs...........      --       --       (641)     --     (1,642)
  Net proceeds (payments) on
   grants.......................      243    1,755     3,512      405      (195)
  Dividends paid................     (125)     (63)     (191)     (95)      (32)
  Proceeds from issuance of
   stock warrants...............      --       --        --       --        471
  Proceeds from exercise of
   stock options................      --        60       --       --        --
                                  -------  -------  --------  -------  --------
      Net cash provided by (used
       in) financing activities.    2,724     (734)    9,981     (915)   24,201
                                  -------  -------  --------  -------  --------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS...............    2,539    1,227    (3,769)  (1,415)    4,473
CASH AND CASH EQUIVALENTS,
 beginning of period............    2,118    4,657     5,884    5,884     2,115
                                  -------  -------  --------  -------  --------
CASH AND CASH EQUIVALENTS, end
 of period......................  $ 4,657  $ 5,884  $  2,115  $ 4,469  $  6,588
                                  =======  =======  ========  =======  ========
CASH PAID DURING THE PERIOD FOR:
  Interest......................  $ 2,850  $ 3,075  $  3,204  $   538  $  1,240
  Income taxes..................      184    1,023     1,022      445        65
                                  =======  =======  ========  =======  ========
SUPPLEMENTAL NON-CASH INVESTING
 ACTIVITY:
    Assumption of liabilities in
     connection with purchase of
     assets of Chicago &
     Illinois Midland Railway
     Company....................  $   --   $   --   $    --   $   --   $  1,162
                                  =======  =======  ========  =======  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (Data with respect to the three months ended March 31, 1995 and 1996, are unaudited.)

1. THE COMPANY'S BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Genesee & Wyoming Inc. and Subsidiaries (the "Company") operates 11 short-line and regional railroads in New York, Pennsylvania, Louisiana, Oregon, Texas and, beginning in 1996, Illinois (see Note 14), through its various subsidiaries. The Company, through its leasing subsidiary, also buys, sells, leases and manages railroad transportation equipment primarily for customers served by the Company's subsidiaries.

  In the opinion of management, the unaudited financial statements for the three-month periods ended March 31, 1995 and 1996, are presented on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of results of operations for the full year.

  On May 18, 1995, the Company changed its name from Genesee & Wyoming Industries, Inc. to Genesee & Wyoming Inc.

  Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

  Revenue Recognition

  Revenues are estimated and recognized as shipments initially move onto the Company's tracks, which, due to the relatively short length of haul, is not materially different from the recognition of revenues as shipments progress.

  Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents for purposes of classification in the consolidated balance sheets and consolidated statements of cash flows. Cash equivalents are stated at cost, which approximates fair market value.

  Materials and Supplies

  Materials and supplies consist of items for improvement and maintenance of road property and equipment, and are stated at the lower of average cost or market.

  Property and Equipment

  Property and equipment are carried at historical cost. Acquired railroad property is recorded at the purchased cost. Major renewals or betterments are capitalized while routine maintenance and repairs, which do not improve or extend asset lives, are charged to expense when incurred. Gains or losses on sales or other dispositions are credited or charged to other income. Gains of approximately $790,000 and $593,000 realized by the leasing subsidiary on the sale or disposition of transportation equipment during fiscal year 1994 and the first quarter of 1996, respectively are classified in operating revenues. Depreciation is provided on the straight-line method over the useful lives of the property and are as follows:

     Road properties................................................ 20-50 years
     Equipment......................................................  3-20 years

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

  Service Assurance Agreement

  The service assurance agreement represents a commitment from a significant customer of the Company, through its subsidiary Illinois & Midland Railroad, Inc. (see Notes 2 and 14), which grants the Company the exclusive right to service three of the customer's facilities indefinitely. The service assurance agreement is amortized on a straight-line basis over the same period as the related track structure, which is 20 years. The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of the asset may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

  Net Income per Share

  Net income per share is determined by dividing net income by the weighted average number of common shares outstanding during the periods, as adjusted for the stock split discussed in Note 14. The dilutive effect of unexercised stock options and stock warrants have not been included in the calculation as the effect would not be material.

  Significant Customer Relationship

  A large portion of the Company's operating revenues is attributable to customers operating in the salt, forest products and petroleum industries. The largest ten customers accounted for approximately 51%, 53% and 50% of the Company's revenues in 1993, 1994 and 1995, respectively. One customer in the salt industry accounted for approximately 20%, 12% and 9% of the Company's revenue in 1993, 1994 and 1995, respectively (see Note 14 for a discussion of recent developments of this significant customer). The Company regularly grants trade credit to all of its customers. In addition, the Company grants trade credit to other railroads through the routine interchange of traffic. Although the Company's accounts receivable include a diverse number of customers and railroads, the collection of these receivables is substantially dependent upon the economies of the regions in which the Company operates, the salt, forest products and petroleum industries, and the railroad sector of the economy in general.

  Disclosures About Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

    Current assets and current liabilities: The carrying value approximates fair value due to the short maturity of these items.

    Long-term debt: The fair value of the Company's long-term debt is based on secondary market indicators. Since the Company's debt is not quoted, estimates are based on each obligation's characteristics, including remaining maturities, interest rate, credit rating, collateral, amortization schedule and liquidity. The carrying amount approximates fair value.

  Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

2. EXPANSION OF RAILROAD OPERATIONS:

  Portland & Western Railroad, Inc.--In 1995 the Company formed a new subsidiary, the Portland & Western Railroad, Inc. ("P&W"). This subsidiary operates 107 miles of track in Oregon under two lease agreements. See Note 5 for further discussion.

  Finger Lakes Railway Corporation--In July of 1995, the Company invested $175,000 to acquire 44% of the outstanding common stock of this entity. The Company also provided a $150,000 irrevocable letter of credit in order to provide assurance that the entity will comply with a certain agreement. This investment will be recorded on the equity method. The results of operations and financial position of this entity are not material.

  Illinois & Midland Railroad, Inc.--Subsequent to year-end, the Company formed the Illinois & Midland Railroad, Inc. to purchase certain assets of the Chicago & Illinois Midland Railway Company for approximately $27.5 million. See Note 14 for further discussion of this acquisition.

  Pittsburg & Shawmut Railroad, Inc.--Subsequent to year-end, the Company formed the Pittsburg & Shawmut Railroad, Inc. to purchase certain assets of the Pittsburg & Shawmut Railroad Company, Mountain Laurel Railroad Company and Red Bank Railroad Company for approximately $15.2 million. See Note 14 for further discussion of this acquisition.

3. PROPERTY AND EQUIPMENT:

  Major classifications of property and equipment are as follows (amounts in thousands):

                                                      DECEMBER 31,
                                                     ---------------  MARCH 31,
                                                      1994    1995      1996
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Road properties..................................... $41,420 $48,691   $57,203
Equipment and other.................................  21,596  30,540    32,323
                                                     ------- -------   -------
                                                      63,016  79,231    89,526
Less--Accumulated depreciation and amortization.....  13,753  17,657    18,917
                                                     ------- -------   -------
                                                     $49,263 $61,574   $70,609
                                                     ======= =======   =======

4. OTHER ASSETS:

  Other assets includes approximately $605,000 of deferred financing costs at December 31, 1995, net of accumulated amortization, which were capitalized in conjunction with the refinancing transaction during 1995 (see Note 6). These costs are amortized over the period covered by the related revolving credit agreement using the straight-line method, which is not materially different from the amortization computed using the effective-interest method.

  In 1993 and 1994, the Company wrote off all road property which was being held for sale or future use to state the property at net realizable value. These write-offs (approximately $180,000 and $675,000 in 1993 and 1994, respectively) were recorded as a charge to maintenance of ways and structures expense.

5. LEASES:

  Lessor

  A subsidiary leases rolling stock to third parties under agreements that are accounted for as operating leases. The property held for lease on December 31, 1995, totaled $15,334,000 less accumulated depreciation of

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

$2,904,000. The following is a schedule of minimum future rentals receivable on noncancelable operating leases (amounts in thousands):

      1996.............................................................. $ 3,335
      1997..............................................................   3,198
      1998..............................................................   2,910
      1999..............................................................   1,160
      2000..............................................................   1,160
      Thereafter........................................................   3,402
                                                                         -------
                                                                         $15,165
                                                                         =======

  Lessee

  The Company has entered into several leases for rolling stock, locomotives and other equipment. Operating lease expense for the years ended December 31, 1993, 1994 and 1995, was approximately $2,264,000, $2,275,000 and $2,173,000, respectively. The following is a summary of future minimum payments under noncancelable leases (amounts in thousands):

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
   1996.......................................................  $1,537    $479
   1997.......................................................   1,220     --
   1998.......................................................     957     --
   1999.......................................................     581     --
   2000.......................................................     263     --
   Thereafter.................................................     181     --
                                                                ------    ----
   Total minimum payments.....................................  $4,739     479
                                                                ======
   Less: Amount representing interest.........................             (26)
                                                                          ----
   Present value of minimum lease payments....................            $453
                                                                          ====

  Also, the Company entered into a lease agreement with a Class I carrier for one of its subsidiaries to operate 185 miles of track in Oregon in 1992, and the subsidiary began operations in 1993. The Company has assumed all operating and financial responsibilities including maintenance and regulatory compliance. Under the lease, no payments to the lessor are required as long as the subsidiary only interchanges its freight traffic with the lessor. Through December 31, 1995, no payments were required under this lease arrangement. The lease is subject to an initial 20 year term and shall be renewed for successive ten year renewal terms, unless either party elects not to renew the lease. If the lessor terminates the lease for any reason, the lessor must reimburse the Company for its depreciated basis in the property.

  In August, 1995, the P&W signed an agreement with a Class I carrier to lease and operate 53 miles of track in Oregon. The lease is subject to an initial 20 year term and shall be renewed for an additional ten years, unless either party elects not to renew the lease. Under the lease, no payments to the lessor are required as long as the subsidiary maintains minimum levels of traffic and provided the subsidiary interchanges its freight traffic with only the lessor and certain permitted carriers. The maximum annual lease payment required if the P&W did not move any traffic would be $1.3 million. In October, 1995, the P&W signed an agreement with another Class I carrier to lease and operate an additional 54 miles of connecting track in Oregon. The lease is subject to an initial three year term and shall be renewed for successive three year intervals, unless either party elects not to renew the lease. Under the lease, no payments to the lessor are required as long as the subsidiary interchanges its freight traffic with only the lessor and certain permitted carriers. Under both of these arrangements, the Company has assumed all operating and financial responsibilities including maintenance and regulatory compliance. Through December 31, 1995, no payments were required under either lease arrangement.

  No payments have been required under any of the Company's railroad property leases, and the Company anticipates that its traffic interchange for the foreseeable future will not result in any payments being incurred under these railroad property leases. Therefore, the above table does not include any payments pertaining to the Company's railroad property leases.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

  A subsidiary of the Company has entered into a trackage rights agreement to operate over 91 miles of a Class I carrier. This agreement is terminable by either party after 1997.

6. LONG-TERM DEBT:

  Long-term debt consists of the following (amounts in thousands):

                                                     DECEMBER 31,
                                                    ---------------  MARCH 31,
                                                     1994    1995      1996
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
Credit facilities with variable interest depending
 upon certain financial ratios of the Company, as
 defined (8.44% at December 31, 1995), due
 partially in quarterly installments, with balance
 due in 2001......................................  $   --  $24,300   $50,201
Promissory note payable with interest at 8% and
 principal payments due annually of $1,188,000 if
 certain conditions, as specified in the
 agreement, are met, with balance due in 1999.....    9,306   9,122     9,122
Term loan payable in quarterly installments,
 variable maturities through 2005 with interest
 adjusted quarterly at 90-day treasury bill rate
 plus 3.25%.......................................    6,691   6,066     5,895
Capital lease obligations with interest at 12.47%,
 payable in monthly installments of $47,885
 through 1996 (see Note 5)........................      937     453       322
Secured promissory note with the State of
 Illinois, interest at 3%, payable in annual
 installments over 10 years beginning on the first
 anniversary of the project completion date.......      --      --        667
Other long-term debt with interest rates varying
 from 6.75% to 15%, refinanced in 1995 (see
 below)...........................................   15,706     --        --
                                                    ------- -------   -------
                                                     32,640  39,941    66,207
Less--Current portion.............................    4,230   1,239     2,894
                                                    ------- -------   -------
Long-term debt, less current portion..............  $28,410 $38,702   $63,313
                                                    ======= =======   =======

  On June 2, 1995, the Company refinanced approximately $14.3 million ($15.7 million as of December 31, 1994) of previously existing notes and purchased approximately $6 million of rolling stock previously under an operating lease by entering into a credit facilities agreement. In conjunction with this refinancing transaction, an extraordinary charge for prepayment penalties and other financing costs on the early extinguishment of debt for approximately $851,000 ($494,000 net of income taxes) was incurred. These amounts have been recorded in the accompanying consolidated income statement as an extraordinary item, net of income taxes.

  Subsequent to year-end, on February 8, 1996, the Company amended and restated the credit facilities agreement. In conjunction with this transaction, the Company incurred additional indebtedness of approximately $28.0 million, primarily for the purchase of certain assets of the Chicago & Illinois Midland Railway Company (see Note 14 for further discussion). The amended and restated credit facilities provide for a $40 million term loan and a $34 million revolving credit facility. The term loan requires varying quarterly principal payments beginning September 30, 1996, with the remaining balance payable in February, 2001. The revolving credit facility provides for a mandatory commitment reduction of $2.0 million on December 31, 1997, with the remaining balance payable in February, 2001. The Company may voluntarily reduce the commitment on the revolving credit facility at any time without penalty, provided that no reinstatement of the commitment amounts may occur. In conjunction with the amendment and restatement, the Company paid debt financing fees of $1.6

                    GENESEE & WYOMING INC. AND SUBSIDIARIES
million, primarily to a financial institution. These costs have been capitalized in the accompanying balance sheets as of March 31, 1996 as an other asset and are being amortized over the period covered by the related credit facilities agreement using the straight-line method, which is not materially different from the amortization computed using the effective-interest method.

  Both the term loan and the revolving credit facility accrue interest at prime or the Eurodollar rate, at the option of the Company, plus the applicable margin, which varies from 0% to 3% depending upon the Company's funded debt to EBITDA ratio, as defined in the agreement. Interest is payable in arrears based on certain elections of the Company, never to exceed three months outstanding. The Company pays a 1/2% per annum commitment fee on all unused portions of the credit facilities. Both the term loan and the revolving credit facility require mandatory prepayments when certain events occur. These events include, among other things, the generation of excess cash flow, the disposition of certain levels of assets not subject to prior liens and the sale of Company stock, all as defined in the agreement. These credit facilities are secured by substantially all the assets of the Company and the stock of certain subsidiaries. These facilities require the maintenance of certain covenants, including, but not limited to, funded debt to EBITDA, funded debt to net worth, cash flow coverage, EBIT to interest and minimum net worth, all as defined in the agreement. The Company is also limited in its ability to incur additional indebtedness, create liens on its assets, make certain capital expenditures and pay dividends greater than $32,000 in any one quarter.

  The following is a summary of the maturities of long-term debt as of December 31, 1995, as adjusted to reflect the payment terms of the amended and restated credit facilities (amounts in thousands):

        1996............................................................ $ 1,239
        1997............................................................   2,035
        1998............................................................   2,002
        1999............................................................   7,434
        2000............................................................     825
        2001............................................................  24,775
        Thereafter......................................................   1,631
                                                                         -------
                                                                         $39,941
                                                                         =======

  The promissory note payable with an outstanding balance of $9,122,000 at December 31, 1995, provides for annual principal payments of $1,188,000 provided that certain levels of revenue and cash flow are met. In accordance with these provisions, the Company was not required to make any principal payments in 1994 or 1995. The Company did, however, make principal payments of $177,000 and $184,000 in 1994 and 1995, respectively, due to additional requirements regarding the sale of assets, as defined in the agreement. Management believes that the Company will be required to make the full principal payments beginning in 1997 through the due date of the note. The annual debt maturity schedule has been adjusted accordingly.

  The Company's debt has been secured by substantially all the assets of the Company and the stock of certain subsidiaries. Certain obligations require the maintenance of covenants including, but not limited to, funded debt to EBITDAR, funded debt to net worth, EBIT to interest, cash flow and the incurrence of additional indebtedness, as defined in the agreement. The Company and its subsidiaries were in compliance with the provisions of these covenants as of December 31, 1995.

7. INTEREST RATE RISK MANAGEMENT:

  The Company uses derivative financial instruments, specifically interest rate caps and interest rate swaps, to manage its variable interest rate risk on long-term debt.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

  Interest Rate Cap--In August, 1995, the Company entered into a three-year interest rate cap agreement whereby the Company paid $90,000 to a financial institution in order to cap the rate on three-month dollar deposits, as defined, to a fixed rate of 8.0%. The notional amount under this agreement reduces on a quarterly basis in varying amounts from $15,250,000 at September 30, 1995, to $11,438,000 at September 30, 1998 ($15,000,000 at December 31,
1995). The fees paid by the Company for the interest rate cap were capitalized and are amortized over the period covered by the agreement.

  Interest Rate Swap--On February 14, 1996, the Company entered into a three-year interest rate swap agreement with a financial institution whereby the Company fixed its LIBOR interest rate at 5.14% by exchanging its variable interest rate on long-term debt for a fixed interest rate. The notional amount under this agreement is $10.0 million. Any fees paid or received under this arrangement are accrued as earned, the effect of which results in fixed interest expense over the period covered by the agreement.

  Interest Rate Risk Management Commitment--In conjunction with amending and restating the Company's existing credit facilities as discussed in Note 6, the Company entered a commitment to provide interest rate protection for at least 50% of the commitment amount ($37.0 million as of February 8, 1996) under the credit facilities by June 30, 1996. This commitment will be waived if the Company's ratio of funded debt to net worth, as defined, is less than 1.50 to
1.00 as of June 30, 1996.

8. EMPLOYEE BENEFIT PLANS:

  Pension

  The Company administers a noncontributory defined benefit plan for the employees of a subsidiary who are members of a union and who meet minimum service requirements. Benefits are determined based on a fixed amount per year of credited service. The Company's funding policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the plan. Contributions are subject to Board of Directors approval. The Company has met the minimum funding requirements according to the Employee Retirement Income Security Act.

  Pension costs for 1993, 1994 and 1995 were approximately $13,000, $13,000, and $14,000, respectively. The pension liability recognized in the accompanying consolidated balance sheet at December 31, 1994 and 1995, was approximately $85,000 and $80,000, respectively. The projected benefit obligation was determined using a discount rate of 7.8%. The long-term rate of return on plan assets was 7.5%. The plan assets, which consist of fixed income securities, were approximately $109,000 and $117,000, respectively, at December 31, 1994 and 1995. The unrecognized net transition obligation is being amortized over the remaining service lives of plan participants.

  Postretirement Benefits

  The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106), on January 1, 1993. This statement requires that employers recognize the cost of providing benefits other than pensions to retirees during the years an employee provides services.

  Historically, the Company has provided certain health care and life insurance benefits for certain retired employees. Eligible employees include union employees for one of its subsidiaries, and certain nonunion employees who have reached the age of 55 with 30 or more years of service. The Company funds the plan on a pay-as-you-go basis.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

  Total postretirement benefit costs for the years ended December 31, 1993, 1994 and 1995, were $711,000, $55,000 and $49,000, respectively, $656,000 of which in 1993 represented the immediate recognition of the transition obligation on the cumulative effect of accounting change for postretirement benefits. The funded status of the plan at December 31, 1994 and 1995, was as follows (amounts in thousands):

                                                                      1994 1995
                                                                      ---- ----
   Accumulated postretirement benefit obligation--
     Fully eligible active participants.............................. $  3 $  4
     Other active participants.......................................  114  145
     Retirees........................................................  460  486
                                                                      ---- ----
                                                                       577  635
   Plan assets at fair value.........................................  --   --
                                                                      ---- ----
   Accumulated postretirement benefit obligation in excess of plan assets...........................................................  577  635
   Unrecognized net gain resulting from change in actuarial assump-
    tions............................................................   99   51
                                                                      ---- ----
   Accrued postretirement benefit cost............................... $676 $686
                                                                      ==== ====

  For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996 and 1997. The rate was then assumed to gradually decrease to 5% by the year 2002, at which time the rate was assumed to remain level. To illustrate the effect of these assumptions, increasing the assumed health care cost trend by 1% each year would increase the accumulated postretirement benefit obligation as of December 31, 1995, by approximately $65,000 and the net periodic postretirement benefit cost for 1995 by approximately $6,000.

  Relevant assumptions used in accounting for the postretirement benefit plan as of December 31 were as follows:

                                                                     1994  1995
                                                                     ----  ----
   Weighted average discount rate................................... 7.5%  7.5%
   Long-term rate of return on plan assets.......................... N/A   N/A
                                                                     ===   ===

  Employee Bonus Programs

  The Company has performance-based bonus programs which include a majority of nonunion employees. Key employees are granted bonuses on a discretionary basis. Total compensation of approximately $92,000, $314,000 and $308,000 was awarded under the various bonus plans in 1993, 1994 and 1995, respectively.

  Profit Sharing

  The Company maintains a defined contribution profit-sharing plan for two subsidiaries. There were no contributions in 1993, 1994 or 1995.

  Effective January 1, 1994, the Company established two 401(k) plans covering union and nonunion employees who have met specified length of service requirements. The 401(k) plans qualify under Section 401(k) of the Internal Revenue Code as salary reduction plans. Employees may elect to contribute a certain percentage of their salary on a before-tax basis. For nonunion employees, the Company matches the participants contributions up to 1 1/2% of the participants salary. The Company's contributions to the plans in 1994 and 1995 were approximately $70,000 and $83,000, respectively.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

  Postemployment Benefits

  The Company does not provide postemployment benefits to its employees.

9. INCOME TAXES:

  The Company files consolidated U.S. federal income tax returns which include all of its subsidiaries. The components of the provision for income taxes on income before extraordinary item and cumulative effect of accounting change are as follows (amounts in thousands):

                                                YEARS ENDED       THREE MONTHS
                                                DECEMBER 31,     ENDED MARCH 31,
                                            -------------------- ---------------
                                             1993   1994   1995   1995    1996
                                            ------ ------ ------ ------- -------
                                                                   (UNAUDITED)
Current--
  Federal.................................. $  473 $1,123 $  550 $    54 $   332
  State....................................      3    146    111      30      60
Deferred...................................    952    738    811     279     264
                                            ------ ------ ------ ------- -------
                                            $1,428 $2,007 $1,472 $   363 $   656
                                            ====== ====== ====== ======= =======

  The provision for income taxes on income before extraordinary item and cumulative effect of accounting change in each period differs from that which would be computed by applying the statutory U.S. federal income tax rate to the income before taxes. The following is a summary of the effective tax rate reconciliation:

                                                                 THREE MONTHS
                                                YEARS ENDED          ENDED
                                                DECEMBER 31,       MARCH 31,
                                               ----------------  --------------
                                               1993  1994  1995   1995    1996
                                               ----  ----  ----  ------  ------
                                                                  (UNAUDITED)
Tax provision at statutory rate..............  34.0% 34.0% 34.0%   34.0%   34.0%
State income taxes, net of federal income tax
 benefit.....................................   6.9   4.6   4.0     6.3     4.5
Other, net...................................    .6   1.4   2.6     1.7     2.0
                                               ----  ----  ----  ------  ------
                                               41.5% 40.0% 40.6%   42.0%   40.5%
                                               ====  ====  ====  ======  ======

  The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax liability, which is classified between current and long-term in the accompanying consolidated balance sheets (amounts in thousands):

                                                   DECEMBER 31,
                                                  ----------------   MARCH 31,
                                                   1994     1995       1996
                                                  -------  -------  -----------
                                                                    (UNAUDITED)
Deferred tax assets--
  Accruals and reserves not deducted for tax pur-
   poses until paid.............................. $ 1,349  $ 1,438    $ 1,554
  Alternative minimum tax credits................   2,487    2,903      3,258
  Net operating losses...........................     219      489        111
  Investment tax credits.........................     156       52        --
  Postretirement benefits........................     271      272        272
  Other..........................................     140       74         63
                                                  -------  -------    -------
                                                    4,622    5,228      5,258
Deferred tax liability--differences in deprecia-
 tion and amortization...........................  (6,672)  (8,089)    (8,383)
                                                  -------  -------    -------
    Net deferred tax liability................... $(2,050) $(2,861)   $(3,125)
                                                  =======  =======    =======

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

  The Company's alternative minimum tax credits can be carried forward indefinitely; however, the Company must achieve future regular taxable income in order to realize this credit. The Company's net operating loss carryforwards expire between 2008 and 2010. The investment tax credits expire in 2000. Management does not believe that a valuation allowance is required for the deferred tax assets based on anticipated future profit levels and the reversal of current temporary differences.

10. GRANTS FROM GOVERNMENTAL AGENCIES:

  During 1995, a subsidiary of the Company received a grant from the State of Pennsylvania of $3,500,000 for rehabilitation of a portion of the subsidiary's track. The agreement requires the State of Pennsylvania to reimburse the subsidiary for 75% of the total costs of the project. This project was approximately 85% completed as of December 31, 1995. Another subsidiary of the Company received a grant from the State of Louisiana of $300,000 for rehabilitation of a portion of the subsidiary's track. This project was substantially completed as of December 31, 1995.

  During 1994, three subsidiaries of the Company received grants totaling approximately $1,755,000 from the State of Pennsylvania for the rehabilitation of a portion of each subsidiary's track. The agreements require the State to reimburse each subsidiary for 70%-75% of the total costs for each rehabilitation project. Each of these rehabilitation projects was completed by December 31, 1994.

  During a prior year, a subsidiary of the Company received a grant from the State of New York of $4,000,000 for the rehabilitation of a portion of the subsidiary's track. This subsidiary also received a grant of $900,000 from the Federal Railroad Administration for the same rehabilitation project. The State of New York is entitled to 63.8% of the net liquidation value of the rehabilitated track upon abandonment. The State of New York agreement also requires the subsidiary to maintain the track structure by making capital improvements with a value equal to or less than $4,000,000, payable over a 10 year period beginning on April 1, 1994. The capital improvements are computed based on the number of loaded cars moved over the subsidiary's track. Failure by the Company to propose the capital improvements by March 1 of the following year will result in the State of New York assessing a penalty in the form of a usage fee, thereby requiring the Company to repay a portion of the grant equal to the required capital improvements. The Company believes that it has proposed and/or performed capital improvements which eliminate any repayments associated with the grant.

  All of the aforementioned grants do not represent a future liability of the Company unless the Company abandons the rehabilitated track structure within a specified period of time, as defined in the respective agreements. As the Company does not intend to abandon the track, the Company has recorded additions to road property and has deferred the amount of the grants as the rehabilitation expenditures have been incurred. The amortization of the deferred grant is a noncash offset to depreciation expense over the useful life of the related assets and is not included as taxable income. During the years ended December 31, 1993, 1994 and 1995, the Company recorded offsets to depreciation expense from grant amortization of $279,000, $313,000 and $415,000, respectively.

11. COMMITMENTS AND CONTINGENCIES:

  The Company has built its portfolio of railroad properties through the purchase or lease of road and track structure and through operating agreements. These transactions have related only to the physical assets of the railroad property. Historically, the Company does not assume the operations or liabilities of the divesting railroads.

  In connection with the Company's lease of its 185-mile line in Oregon (see
Note 5), the Company has committed to the lessor to rehabilitate 25 miles of track over five years, beginning February, 1993, at an estimated total cost of approximately $5.0 million. As of December 31, 1995, the Company has completed approximately $1.0 million of this rehabilitation.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

  The Company is a defendant in certain lawsuits resulting from the railroad operations. Management believes that adequate provision has been made in the financial statements for any expected liabilities which may result from disposition of such lawsuits. While it is possible that some of the foregoing matters may be settled at a cost greater than that provided for, it is the opinion of management that the ultimate liability, if any, will not be material to the Company.

12. STOCKHOLDERS' EQUITY:

  The Company entered into an agreement in 1978 (extended in 1987) with its president whereby options to purchase 90,650 shares were granted. In 1994, the remaining outstanding options to purchase 44,400 shares were exercised.

  In conjunction with the amendment and restatement of the Company's credit facilities as discussed in Note 6, detachable warrants were issued to a financial institution to purchase 41,847 shares of Class A Common Stock at an exercise price of $0.0005 per share. These warrants are exercisable at any time through March 1, 2006. Issuance of additional warrants for the purchase of 11,950 shares of Class A Common Stock are required if the Company does not successfully complete an initial public offering of at least $30 million in net proceeds by December 31, 1996. These warrants provide a put option whereby the warrant holder can require the Company to repurchase the shares based on market value, as defined in the agreement. This put option is exercisable under certain conditions after March 1, 2001. The warrants also provide a call option whereby the Company can elect to repurchase the shares based on market value, as defined in the agreement. This call option is exercisable under certain conditions after March 1, 2003. Management has valued the warrants at approximately $471,000, the amount of which was recorded as a debt discount in the three-month period ending March 31, 1996. The discount is being amortized over the period covered by the related credit facilities agreement using the straight-line method, which is not materially different from the amortization computed using the effective-interest method.

13. ACCOUNTING PRONOUNCEMENTS:

  In March, 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") was issued. Under FAS 121, an impairment loss must be recognized for long-lived assets and certain identifiable intangibles to be held and used by an entity whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995, and must be adopted on a prospective basis. Restatement of previously issued financial statements is not permitted. The Company adopted FAS 121 prospectively in the first quarter of 1996, the adoption of which did not have a material impact on the financial condition or results of operations of the Company.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (effective for fiscal years beginning after December 15, 1995) encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and requires increased stock-based compensation disclosures if the fair value method is not adopted. The Company does not intend to elect the fair value method for stock options. Accordingly, implementation of this Statement will have no effect on the Company's operating results or financial condition.

14. POST DECEMBER 31, 1995 EVENTS:

  Illinois & Midland Railroad, Inc.--On February 8, 1996, a newly-formed subsidiary, the Illinois & Midland Railroad, Inc., purchased certain assets, primarily road and track structure, of the Chicago & Illinois Midland Railway Company for approximately $27.5 million, including related costs and the assumption of certain liabilities. The purchase price was allocated to purchased inventory ($750,000), assumed note receivable ($1,220,000), property ($10,546,000), and the service assurance agreement ($14,981,000). This subsidiary will operate approximately 126 miles of track in the State of Illinois. A significant portion of this subsidiary's operating revenues (83% in 1995) is attributable to coal shipments for one customer which is an electric utility. The acquisition was accounted for as a purchase. The allocation of the purchase price is based on preliminary estimates and may be revised at a later date.

  Pittsburg & Shawmut Railroad, Inc.--On April 29, 1996, a newly formed subsidiary, the Pittsburg & Shawmut Railroad, Inc. purchased certain assets, primarily road and track structure, of the Pittsburg & Shawmut Railroad Company, Mountain Laurel Railroad Company, and Red Bank Railroad Company for approximately $15.2 million, including related costs and the assumption of a grant from the Commonwealth of Pennsylvania. In addition, the purchase and sale agreement provides for additional contingency payments of up to $2.5 million. A portion of these payments are required (up to a maximum of $500,000) if certain coal shipments during any calendar year from 1997-1999, as defined, exceed 290,000 tons. The remaining contingency payments (up to a maximum of $2.0 million) are calculated as 25% of the gross revenues attributable to certain coal shipments that exceed 564,793 tons during any calendar year from 2000-2009, as defined. Upon resolution of the amount of the contingency payments, there will be an additional element of cost related to the transaction, which will be recorded as excess cost over the fair market value of tangible net assets acquired and amortized over the same period as the related track structure, which is 20 years. A significant portion of this subsidiary's revenue is attributable to coal shipments. The acquisition was accounted for as a purchase. The allocation of the purchase price is based on preliminary estimates and may be revised at a later date.

  Pro Forma for Acquisitions--Results for the operations of the Illinois & Midland Railroad, Inc. and the Pittsburg & Shawmut Railroad, Inc. are included within the consolidated financial statements subsequent to February 8, 1996, and April 29, 1996, respectively. Unaudited pro forma results assuming both acquisitions had been made as of January 1, 1995, are as follows (in thousands):

                                                        THREE MONTHS ENDED
                                                   -----------------------------
                                                   MARCH 31, 1995 MARCH 31, 1996
                                                   -------------- --------------
                                                    (UNAUDITED)    (UNAUDITED)
Revenues..........................................    $18,204        $19,448
Net income........................................      1,393            280
Net income per share..............................      $0.59          $0.12
                                                      =======        =======

  The above information reflects adjustments for only depreciation, amortization and interest expense based on the new cost basis and debt structure of the Company. Income per share information has been adjusted for the stock split, but not for the underwritten initial public offering.

  Recent Developments of Significant Customer--As discussed in Note 1, a significant portion of the Company's revenue is attributable to a customer operating in the salt industry. This customer accounted for approximately 9% of the Company's revenue for 1995, of which 40% was for freight hauling and 60% represented car rental revenue. Similar amounts for 1993 were 20%, 61% and 39%, respectively. Similar amounts for 1994 were 12%, 43% and 57%, respectively. On March 12, 1994, this customer experienced a subsidence and subsequent flooding at its Retsof, New York, salt mine. Salt shipments by rail ceased until August, 1994. Rail shipments then resumed and continued, at a lower level than experienced before the subsidence, until September, 1995, when the mine closed. Car rental revenue from long-term operating leases with this customer is unaffected.

  This customer had previously announced its intentions to construct a new mine. On April 22, 1996, this customer announced that a new mine will not be constructed and that the closed mine will be converted to a distribution center. In anticipation of the construction of a new mine, the Company incurred approximately $600,000 of costs in connection with construction of a rail spur. While management anticipates that it will be reimbursed for these costs, there can be no assurance that such reimbursement will occur.

                    GENESEE & WYOMING INC. AND SUBSIDIARIES

  Initial Public Offering and Related Stock Transactions--On June 12, 1996 the Company filed an amended registration statement with the Securities and Exchange Commission for an underwritten initial public offering of 2,648,000 shares of Class A Common Stock (the Common Stock Offering), of which 2,500,000 shares will be offered by the Company and 148,000 shares will be offered by a selling stockholder. The proceeds of the Common Stock Offering will be used to pay down borrowings on the credit facilities.

  In connection with the Common Stock Offering, the Company, effective June 10, 1996, changed the par value of its Class A and Class B Common Stock from $10 per share to $.01 per share and increased the shares authorized to 12 million and 1.5 million shares, respectively. The rights and privileges of Class B Common Stock changed to substantially the same as Class A Common Stock, except it will carry 10 votes per share, be convertible into Class A Common Stock and have transfer restrictions. The Class A Common Stock also has a 10% dividend preference over Class B Common Stock, as and if dividends are declared by the Board of Directors. Also, the Company executed an 18.5 to 1 stock split and reclassified the Company's outstanding Class A Common Stock into Class A and Class B Common Stock, depending on the election of the shareholder. For purposes of this statement the reclassification has been assumed to be equal between Class A and Class B Common Stock.

  Also, the Company established an incentive and nonqualified stock option plan for key employees and a nonqualified stock option plan for nonemployee directors that will allow employees and directors to purchase up to an aggregate of 500,000 shares of Class A Common Stock. In addition, the Company established an employee stock purchase plan and reserved 450,000 shares under the plan. The plan allows employees to purchase stock at market value.

  All references in the consolidated financial statements of the Company to the number of shares authorized and outstanding of Class A and Class B Common Stock have been retroactively adjusted to reflect the reclassification of the capital stock and the stock split.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Genesee & Wyoming Inc.:

We have audited the accompanying balance sheets of CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY (an Illinois corporation) as of December 31, 1994 and 1995, and the related statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago & Illinois Midland Railway Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
April 4, 1996

                   CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                    DECEMBER 31,
                                                   ---------------  FEBRUARY 8,
                                                    1994    1995       1996
                                                   ------- -------  -----------
                                                                    (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................... $    46 $   419    $   124
  Accounts receivable.............................   3,972   4,360      3,127
  Materials and supplies..........................     993     733        750
  Other current assets............................     541     302        859
                                                   ------- -------    -------
    Total current assets..........................   5,552   5,814      4,860
                                                   ------- -------    -------
PROPERTY AND EQUIPMENT, NET.......................  27,321  10,630     10,546
                                                   ------- -------    -------
LONG-TERM RECEIVABLE FROM AFFILIATE...............     360     439        439
                                                   ------- -------    -------
OTHER ASSETS, NET.................................  15,888  15,790     15,711
                                                   ------- -------    -------
     Total assets................................. $49,121 $32,673    $31,556
                                                   ======= =======    =======
       LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable................................ $ 7,029 $ 8,367    $ 8,129
  Accrued expenses................................   1,509   1,286      1,740
                                                   ------- -------    -------
    Total current liabilities.....................   8,538   9,653      9,869
                                                   ------- -------    -------
LONG-TERM DEBT:
  Affiliates......................................   8,500   8,500      8,500
  Other...........................................   9,323   5,281      4,712
                                                   ------- -------    -------
    Total long-term debt..........................  17,823  13,781     13,212
                                                   ------- -------    -------
OTHER LIABILITIES.................................   1,395   1,252      1,095
                                                   ------- -------    -------
DEFERRED INCOME TAX LIABILITIES, NET..............  12,394   6,462      6,439
                                                   ------- -------    -------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
SHAREHOLDER'S EQUITY:
  Common stock, no par value; 10,000,000 shares
   authorized; 3,130,016 shares issued and out-
   standing.......................................   3,524   3,524      3,524
  Retained earnings (deficit).....................   5,447  (1,999)    (2,583)
                                                   ------- -------    -------
    Total shareholder's equity....................   8,971   1,525        941
                                                   ------- -------    -------
     Total liabilities and shareholder's equity... $49,121 $32,673    $31,556
                                                   ======= =======    =======

   The accompanying notes are an integral part of these financial statements.

                   CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                   ONE MONTH AND
                                                                     EIGHT DAY
                                      YEARS ENDED DECEMBER 31,     PERIOD ENDED
                                     ----------------------------   FEBRUARY 8,
                                       1993      1994      1995        1996
                                     --------  --------  --------  -------------
                                                                    (UNAUDITED)
OPERATING REVENUES.................  $ 13,983  $  9,365  $ 13,733     $1,420
OPERATING EXPENSES:
 Transportation....................     3,017     2,547     2,593        532
 Maintenance of ways and struc-
  tures............................     1,702     1,752     1,814        411
 Maintenance of equipment..........     1,401     2,579     1,659        390
 General and administrative........     2,693     2,134     2,203        757
 Depreciation and amortization.....     1,569     1,579     1,437        184
                                     --------  --------  --------     ------
    Total operating expenses.......    10,382    10,591     9,706      2,274
                                     --------  --------  --------     ------
    Income (loss) from operations..     3,601    (1,226)    4,027       (854)
INTEREST EXPENSE...................    (1,345)   (1,613)   (1,461)      (107)
OTHER INCOME.......................     2,162       533     1,525         17
LOSS ON SALE OF ASSETS (Note 11)...       --        --    (16,082)       --
                                     --------  --------  --------     ------
    Income (loss) before income
     taxes.........................     4,418    (2,306)  (11,991)      (944)
PROVISION (BENEFIT) FOR INCOME TAX-
 ES................................     1,747      (850)   (4,545)      (360)
                                     --------  --------  --------     ------
NET INCOME (LOSS)..................  $  2,671  $ (1,456) $ (7,446)    $ (584)
                                     ========  ========  ========     ======


   The accompanying notes are an integral part of these financial statements.

                   CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                COMMON STOCK
                                                -------------
                                                              RETAINED
                                                              EARNINGS
                                                SHARES AMOUNT (DEFICIT)  TOTAL
                                                ------ ------ --------- -------
BALANCE, January 1, 1993....................... 3,130  $3,524  $ 4,232  $ 7,756
  Net income...................................   --      --     2,671    2,671
                                                -----  ------  -------  -------
BALANCE, December 31, 1993..................... 3,130   3,524    6,903   10,427
  Net loss.....................................   --      --    (1,456)  (1,456)
                                                -----  ------  -------  -------
BALANCE, December 31, 1994..................... 3,130   3,524    5,447    8,971
  Net loss.....................................   --      --    (7,446)  (7,446)
                                                -----  ------  -------  -------
BALANCE, December 31, 1995..................... 3,130   3,524   (1,999)   1,525
  Net loss (Unaudited).........................   --      --      (584)    (584)
                                                -----  ------  -------  -------
BALANCE, February 8, 1996 (Unaudited).......... 3,130  $3,524  $(2,583) $   941
                                                =====  ======  =======  =======



   The accompanying notes are an integral part of these financial statements.

                   CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   ONE MONTH AND
                                                                     EIGHT DAY
                                       YEARS ENDED DECEMBER 31,    PERIOD ENDED
                                       --------------------------   FEBRUARY 8,
                                        1993      1994     1995        1996
                                       -------  --------  -------  -------------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)...................  $ 2,671  $ (1,456) $(7,446)     $(584)
 Adjustments to reconcile net income
  (loss) to net cash (used in) pro-
  vided by operating activities--
  Depreciation and amortization......    1,569     1,579    1,439        184
  Deferred income taxes..............      387      (850)  (5,932)       (23)
  Gain on disposition of equipment...      --        --    (1,074)       --
  Loss on sale of assets (Note 11)...      --        --    16,082        --
  Changes in assets and liabilities--
    Accounts receivable..............     (250)      697     (388)     1,233
    Materials and supplies...........      190       294     (167)       (17)
    Other current assets.............      (63)      (76)     239       (557)
    Accounts payable and accrued ex-
     penses..........................   (2,357)   (1,624)   1,115        216
    Other assets and liabilities,
     net.............................   (2,582)      146     (176)      (131)
                                       -------  --------  -------      -----
    Net cash (used in) provided by
     operating
     activities......................     (435)   (1,290)   3,692        321
                                       -------  --------  -------      -----
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment..     (874)   (1,362)  (2,829)       (47)
 Proceeds from disposition of prop-
  erty and equipment.................       83        66    4,007        --
 Deposit on equipment................      --        --      (376)       --
 Advances to affiliate, net..........      --       (360)     (79)       --
                                       -------  --------  -------      -----
    Net cash (used in) provided by
     investing activities............     (791)   (1,656)     723        (47)
                                       -------  --------  -------      -----
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term
  debt...............................    1,075     2,498      271         11
 Principal payments on long-term
  debt...............................      --        --    (4,313)      (580)
                                       -------  --------  -------      -----
    Net cash provided by (used in)
     financing
     activities......................    1,075     2,498   (4,042)      (569)
                                       -------  --------  -------      -----
(DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS.........................     (151)     (448)     373       (295)
CASH AND CASH EQUIVALENTS, beginning
 of period...........................      645       494       46        419
                                       -------  --------  -------      -----
CASH AND CASH EQUIVALENTS, end of pe-
 riod................................  $   494  $     46  $   419      $ 124
                                       =======  ========  =======      =====
CASH PAID DURING THE PERIOD FOR:
  Interest...........................  $ 1,350  $  1,498  $ 1,548      $ 269
  Income taxes (refunds).............    1,830      (275)   1,574        --
                                       =======  ========  =======      =====

   The accompanying notes are an integral part of these financial statements.

                  CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

  (DATA WITH RESPECT TO THE ONE MONTH AND EIGHT DAY PERIOD ENDED FEBRUARY 8,
                              1996 ARE UNAUDITED)

1. THE COMPANY'S BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Chicago & Illinois Midland Railway Company (the "Company") is a short-line railroad located in Illinois that operates over 126 miles of track, including 29 miles of trackage rights over two Class I carriers and a terminal switching carrier. The Company is a wholly-owned subsidiary of Pawnee Railroad Company ("Pawnee").

  In the opinion of management, the unaudited financial statements for the one month and eight day period ended February 8, 1996, are presented on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the interim period are not necessarily indicative of results of operations for the full year.

  Revenue Recognition

  Revenues are estimated and recognized as shipments initially move onto the Company's tracks, which, due to the relatively short length of haul, is not materially different from the recognition of revenues as shipments progress.

  Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents for purposes of classification in the balance sheets and statements of cash flows. Cash equivalents are stated at cost, which approximates fair market value.

  Materials and Supplies

  Materials and supplies, consisting primarily of fuel and replacement parts, are valued at the lower of average cost or market.

   Property and Equipment

  Property and equipment are carried at historical cost. Major renewals or betterments are capitalized while routine maintenance and repairs, which do not improve or extend asset lives, are charged to expense when incurred. Gains or losses on sales or other dispositions are credited or charged to other income. Depreciation is provided using the straight-line method over the estimated useful lives of the property and are as follows:

      Road properties............................................... 24-79 years
      Equipment.....................................................  8-33 years

  The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of the property and equipment may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining useful life of the asset in measuring whether the asset is recoverable.

  Income Taxes

  The Company is a member of a group that files a consolidated tax return. The consolidated amount of current and deferred tax expense is allocated among the members of the group based on each entity's tax attributes using a separate return approach.

                  CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

  Significant Customer Relationship

  A large portion of the Company's operating revenues is attributable to the shipment of coal for an electric utility. This customer accounted for approximately 77%, 78% and 83% of the Company's operating revenues in 1993, 1994 and 1995, respectively. This traffic is covered under a service assurance agreement. See Note 4 for further discussion.

  Disclosures About Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

  Current assets and current liabilities: The carrying amount approximates fair value due to the short maturity of these items.

  Long-term debt: The fair value of the Company's long-term debt is based on secondary market indicators. Since the Company's debt is not quoted, estimates are based on each obligation's characteristics, including remaining maturities, interest rate, credit rating, collateral, amortization schedule and liquidity. The carrying amount approximates fair value.

  Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. OTHER INCOME:

  In 1993, the Company settled a significant lawsuit for a third-party crossing accident. Total cash paid for the settlement was $600,000, resulting in a gain, from reversal of the related reserve, of $1,900,000 which is included in other income.

  In 1995, the Company sold various railcars and locomotives to third-parties for proceeds of approximately $4,007,000. The Company realized a gain on these transactions of approximately $1,074,000 which is included in other income.

3. PROPERTY AND EQUIPMENT:

  Major classifications of property and equipment are as follows (amounts in thousands):

                                                      DECEMBER 31,
                                                     --------------- FEBRUARY 8,
                                                      1994    1995      1996
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Road properties..................................... $26,922 $27,696   $27,550
Equipment and other.................................   6,046   2,741     2,922
                                                     ------- -------   -------
                                                      32,968  30,437    30,472
Less--Accumulated depreciation......................   5,647  19,807    19,926
                                                     ------- -------   -------
                                                     $27,321 $10,630   $10,546
                                                     ======= =======   =======

                  CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

4. OTHER ASSETS:

  Other assets at December 31, 1994 and 1995, consist of the following (amounts in thousands):

                                                     DECEMBER 31,
                                                    --------------- FEBRUARY 8,
                                                     1994    1995      1996
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
Service assurance agreement with significant cus-
 tomer............................................. $17,238 $17,238   $17,238
Organization costs.................................     446     446       446
Other..............................................     210     617       591
                                                    ------- -------   -------
                                                     17,894  18,301    18,275
Less--Accumulated amortization.....................   2,006   2,511     2,564
                                                    ------- -------   -------
                                                    $15,888 $15,790   $15,711
                                                    ======= =======   =======

  The service assurance agreement represents a commitment from the Company's significant customer which grants the Company the exclusive right to service three of the customer's facilities indefinitely. The service assurance agreement is being amortized on a straight-line basis over a 40-year period through the year 2029. Organization costs are being amortized over seven years through 1998. Amortization included in the statements of operations for each of the three years in the period ended December 31, 1995, was $505,000.

5. OPERATING LEASE AGREEMENTS:

  The Company has entered into several leases for rolling stock. As of December 31, 1995, the Company is a lessee for 110 rotary gondolas. This agreement requires payments of $230 per car per month ($303,600 annually) through December 31, 1999, for total future minimum lease payments as of December 31, 1995 of $1,214,000. The Company subleases the same 110 rotary gondolas to another party. Actual future rental receipts from this sublease are dependent, in part, upon usage by the lessee. Minimum future rentals to be received under noncancelable leases in effect at December 31, 1995, are $442,000, all of which are due in 1996. The net effect of all lease arrangements are classified as a reduction in maintenance of equipment expense in the accompanying statements of income. Net reductions in maintenance of equipment expense for the years ended December 31, 1993, 1994 and 1995 were approximately $939,000, $1,249,000 and $358,000, respectively. Subsequent to year-end, the Company assigned both of the above lease arrangements to Illinois & Midland Railroad, Inc. in conjunction with the transaction discussed in Note 11.

6. LONG-TERM DEBT:

  Long-term debt consists of the following (amounts in thousands):

                                                      DECEMBER 31,
                                                     --------------- FEBRUARY 8,
                                                      1994    1995      1996
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Unsecured senior notes due to affiliate with
 interest at 10.5%, due December 31, 1998..........  $ 8,500 $ 8,500   $ 8,500
Revolving line of credit with interest at prime or
 the Eurodollar rate, as appropriate, plus an
 applicable margin, as defined (9.00% and 7.94%,
 respectively, at December 31, 1995), due according
 to annual commitment reduction amounts with the
 balance due on April 10, 1998, secured by
 substantially all the assets of the Company.......    8,938   4,625     4,045
Secured promissory note with the State of Illinois,
 interest at 3%, payable in annual installments
 over 10 years beginning on the first anniversary
 of the project completion date....................      385     656       667
                                                     ------- -------   -------
  Total long-term debt.............................  $17,823 $13,781   $13,212
                                                     ======= =======   =======

                  CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

  Subsequent to year-end, on February 8, 1996, all of the Company's long-term debt was either paid in full or assumed by Illinois & Midland Railroad, Inc. See Note 11 for further discussion.

  Both the unsecured senior notes and the revolving line of credit require the maintenance of certain covenants, including, but not limited to, minimum net worth, minimum fixed obligation coverage and maximum debt to net worth. The Company was in compliance with the provisions of these covenants as of December 31, 1995.

7. RELATED PARTIES:

  The unsecured senior notes for $8,500,000 (see Note 6) are payable to stockholders of Pawnee. As of December 31, 1994 and 1995, the Company owed interest totaling $223,000 on these notes. Interest expense on these notes for each of the three years ended December 31, 1995, was $893,000. Included in other current assets at December 31, 1994 and 1995, are $367,000 and $155,000, respectively, due from Pawnee and related entities.

  During 1994, the Company advanced $1,360,600 at 8% interest to Pawnee Transportation Company ("PTC"), a wholly owned subsidiary of Pawnee, in connection with the construction of a coal unloading facility located at the Company's rail yard in Kincaid, Illinois. At December 31, 1994 and 1995, PTC owed $360,000 and $439,000, respectively, to the Company under this arrangement. Included in other income for the years ended December 31, 1994 and 1995, is $54,000 and $93,000, respectively, of interest earned from PTC.

8. EMPLOYEE BENEFIT PLANS:

  Retirement benefits for all employees of the Company are provided for in accordance with the Railroad Retirement Act.

  The Company has 401(k) plans in effect for all management and certain union employees. The 401(k) plans qualify under Section 401(k) of the Internal Revenue Code as salary reduction plans. Employees may elect to contribute a certain percentage of their salary on a before-tax basis. The Company matches 50% of eligible employee contributions up to a maximum percentage of the employee's salary, as approved by the Board of Directors. Such percentage was 6% in 1993 and ranged from 1% to 6% for 1994 and 3% to 4% in 1995. For the years ended December 31, 1993, 1994 and 1995, the Company contributed $44,000, $60,000 and $41,000, respectively, to those plans on behalf of its employees.

9. INCOME TAXES:

  The components of the provision (benefit) for income taxes are as follows (amounts in thousands):

                                                 YEARS ENDED
                                                 DECEMBER 31,       PERIOD ENDED
                                             ---------------------  FEBRUARY 8,
                                              1993  1994    1995        1996
                                             ------ -----  -------  ------------
                                                                    (UNAUDITED)
   Current--
     Federal................................ $  955 $ --   $ 1,113     $(274)
     State..................................    221   --       274       (63)
   Deferred--
     Federal ...............................    471  (701)  (4,913)      (19)
     State..................................    100  (149)  (1,019)       (4)
                                             ------ -----  -------     -----
                                             $1,747 $(850) $(4,545)    $(360)
                                             ====== =====  =======     =====

                  CHICAGO & ILLINOIS MIDLAND RAILWAY COMPANY

  The provision (benefit) for income taxes differs from that which would be computed by applying the statutory U.S. federal income tax rate to income
(loss) before taxes. The following is a summary of the effective tax rate reconciliation:

                                                YEARS ENDED
                                                DECEMBER 31,        PERIOD ENDED
                                              -------------------   FEBRUARY 8,
                                              1993  1994    1995        1996
                                              ----  -----   -----   ------------
                                                                    (UNAUDITED)
   Tax provision (benefit) at statutory
    rate....................................  34.0% (34.0)% (34.0)%    (34.0) %
   State income taxes, net of federal income
    tax benefit.............................   4.8   (4.3)   (4.9)      (4.7)
   Other, net...............................    .7    1.4     1.0         .6
                                              ----  -----   -----      -----
                                              39.5% (36.9)% (37.9)%    (38.1)%
                                              ====  =====   =====      =====

  The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax liability in the accompanying balance sheets (amounts in thousands):

                                                   DECEMBER 31,
                                                  ---------------  FEBRUARY 8,
                                                   1994     1995      1996
                                                  -------  ------  -----------
                                                                   (UNAUDITED)
   Deferred tax liability--differences in depre-
    ciation and amortization..................... $13,512  $6,993    $6,970
   Accruals for casualty claims..................    (595)   (518)     (518)
   Other.........................................     (33)    (13)      (13)
   NOL...........................................    (490)    --        --
                                                  -------  ------    ------
       Net deferred tax liability................ $12,394  $6,462    $6,439
                                                  =======  ======    ======

  Management does not believe that a valuation allowance is required for the deferred tax assets based on anticipated future profit levels and the reversal of current temporary differences.

10. COMMITMENTS AND CONTINGENCIES:

  The Company is a defendant in certain lawsuits resulting from its railroad operations. Management believes that adequate provision has been made in the financial statements for any expected liabilities which may result from disposition of such lawsuits. While it is possible that some of the foregoing matters may be settled at a cost greater than that provided for, it is the opinion of management that the ultimate liability, if any, will not be material to the Company's results of operations or financial position.

11. SUBSEQUENT EVENT:

  Subsequent to year-end, on February 8, 1996, the common stock of Pawnee was sold to Stanford PRC Acquisition Corporation ("Stanford"), and Stanford and Pawnee were merged into the Company. Also on this date, substantially all of the assets of the Company, primarily road and track structure, were sold to Illinois & Midland Railroad, Inc. (an unrelated entity) for approximately $27.5 million, including related costs and the assumption of certain liabilities. The sale of assets represented a loss of approximately $16.1 million, as the book value of the assets sold exceeded the purchase price. The Company recognized a loss on the sale of assets in the 1995 financial statements to write down the property and equipment ($15,655,000) and the materials and supplies ($427,000) to net realizable value. The proceeds from this transaction were used to pay off the remaining debt instruments. The Company is in the process of liquidating its remaining assets and liabilities. Operations of the railroad by the Company have ceased.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Genesee & Wyoming Inc.:

We have audited the accompanying combined balance sheets of THE PITTSBURG & SHAWMUT RAILROAD COMPANY, MOUNTAIN LAUREL RAILROAD COMPANY AND RED BANK RAILROAD COMPANY (Pennsylvania corporations) as of December 31, 1994 and 1995, and the related combined statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Pittsburg & Shawmut Railroad Company, Mountain Laurel Railroad Company and Red Bank Railroad Company as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As explained in Note 4 to the financial statements, effective January 1, 1994, the Companies adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                          Arthur Andersen LLP

Chicago, Illinois
March 8, 1996 (except with respect to
matters discussed in Note 11 as to
which the date is April 29, 1996)

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                      MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                  DECEMBER 31,
                                                 -----------------   MARCH 31,
                                                  1994      1995       1996
                                                 -------   -------  -----------
                                                                    (UNAUDITED)
                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................... $ 1,421   $ 2,205    $ 2,697
  Accounts receivable, net......................   2,535       901        710
  Materials and supplies........................     322       192        183
  Prepaid expenses and other....................     240       254        298
  Notes receivable from related parties.........   2,659     1,584      1,249
                                                 -------   -------    -------
    Total current assets........................   7,177     5,136      5,137
PROPERTY AND EQUIPMENT, net.....................  26,789    14,944     14,480
OTHER ASSETS....................................   1,218       105         84
                                                 -------   -------    -------
         Total assets........................... $35,184   $20,185    $19,701
                                                 =======   =======    =======
      LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt............. $ 1,675   $   --     $   125
  Accounts payable..............................   1,549       971        784
  Accrued expenses..............................     583       530        433
                                                 -------   -------    -------
    Total current liabilities...................   3,807     1,501      1,342
                                                 -------   -------    -------
LONG-TERM DEBT..................................   5,584     4,025      3,900
                                                 -------   -------    -------
OTHER LIABILITIES...............................     474       336        333
                                                 -------   -------    -------
DEFERRED INCOME TAX LIABILITIES, net............   6,491     1,991      1,921
                                                 -------   -------    -------
DEFERRED ITEMS--grants from governmental agen-
 cies...........................................   3,296     3,194      3,168
                                                 -------   -------    -------
COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDER'S EQUITY:
  Preferred stock, $1 par value; 215,000 shares
   authorized; 194,263 shares issued and 161,500
   shares outstanding...........................     194       194        194
  Common stock, $1 par value; 150,000 shares au-
   thorized; 150,000 shares issued and outstand-
   ing..........................................     150       150        150
  Additional paid-in capital....................   7,653     7,653      7,653
  Preferred stock held in treasury, 32,763
   shares.......................................     (33)      (33)       (33)
  Pension liability adjustment..................    (141)      (84)       (84)
  Unrealized gain on marketable securities......     143       --         --
  Retained earnings.............................   7,566     1,258      1,157
                                                 -------   -------    -------
    Total shareholder's equity..................  15,532     9,138      9,037
                                                 -------   -------    -------
         Total liabilities and shareholder's eq-
          uity.................................. $35,184   $20,185    $19,701
                                                 =======   =======    =======

    The accompanying notes are an integral part of these combined financial statements.

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                      MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                     YEARS ENDED DECEMBER      THREE MONTHS
                                              31,             ENDED MARCH 31,
                                     -----------------------  ----------------
                                      1993    1994    1995     1995     1996
                                     ------  ------  -------  -------  -------
                                                                (UNAUDITED)
OPERATING REVENUES.................. $9,558  $8,795  $ 5,922   $1,675   $1,420
OPERATING EXPENSES:
  Transportation....................  1,747   1,561    1,027      377      261
  Maintenance of ways and struc-
   tures............................    928     950      806      296      210
  Maintenance of equipment..........  1,138   1,275      846      233      215
  General and administrative........  2,477   3,021    1,918      499      400
  Depreciation and amortization.....  1,732   1,801    1,808      462      442
                                     ------  ------  -------  -------  -------
    Total operating expenses........  8,022   8,608    6,405    1,867    1,528
                                     ------  ------  -------  -------  -------
    Income (loss) from operations...  1,536     187     (483)    (192)    (108)
INTEREST EXPENSE....................   (725)   (595)    (481)    (146)     (78)
OTHER INCOME, net...................    331     334      730      132       15
LOSS ON SALE OF PROPERTY AND
 EQUIPMENT (Note 11)................    --      --   (10,288)     --       --
                                     ------  ------  -------  -------  -------
    Income (loss) before income tax-
     es.............................  1,142     (74) (10,522)    (206)    (171)
PROVISION (BENEFIT) FOR INCOME TAX-
 ES.................................    457     --    (4,214)     (84)     (70)
                                     ------  ------  -------  -------  -------
NET INCOME (LOSS)................... $  685  $  (74) $(6,308) $  (122) $  (101)
                                     ======  ======  =======  =======  =======


    The accompanying notes are an integral part of these combined financial statements.

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                      MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                COMMON                   PREFERRED
                         PREFERRED STOCK         STOCK     ADDITIONAL TREASURY STOCK
                         ------------------  -------------  PAID-IN   -----------------   RETAINED
                         SHARES    AMOUNT    SHARES AMOUNT  CAPITAL   SHARES    AMOUNT    EARNINGS
                         -------   --------  ------ ------ ---------- -------   -------   --------
BALANCE AT JANUARY 1,
 1993...................      194   $    194  150    $150    $7,653       (33)   $   (33) $ 7,157
  Net income............      --         --   --      --        --        --         --       685
  Dividends.............      --         --   --      --        --        --         --      (152)
                          -------   --------  ---    ----    ------    ------    -------  -------
BALANCE AT DECEMBER 31,
 1993...................      194        194  150     150     7,653       (33)       (33)   7,690
  Net loss..............      --         --   --      --        --        --         --       (74)
  Dividends.............      --         --   --      --        --        --         --       (50)
                          -------   --------  ---    ----    ------    ------    -------  -------
BALANCE AT DECEMBER 31,
 1994...................      194        194  150     150     7,653       (33)       (33)   7,566
  Net loss..............      --         --   --      --        --        --         --    (6,308)
                          -------   --------  ---    ----    ------    ------    -------  -------
BALANCE AT DECEMBER 31,
 1995...................      194        194  150     150     7,653       (33)       (33)   1,258
  Net loss (Unaudited)..      --         --   --      --        --        --         --      (101)
                          -------   --------  ---    ----    ------    ------    -------  -------
BALANCE AT MARCH 31,
 1996 (Unaudited).......      194       $194  150    $150    $7,653       (33)      $(33) $ 1,157
                          =======   ========  ===    ====    ======    ======    =======  =======


    The accompanying notes are an integral part of these combined financial statements.

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                      MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  THREE MONTHS
                                                                   ENDED MARCH
                                      YEARS ENDED DECEMBER31,          31,
                                      --------------------------  --------------
                                       1993      1994     1995     1995    1996
                                      -------  --------  -------  ------  ------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss).................  $   685  $    (74) $(6,308) $ (122) $ (101)
  Adjustments to reconcile net
   income (loss) to net cash (used
   in) provided by operating
   activities--
   Depreciation and amortization....    1,732     1,801    1,808     462     442
   Deferred income taxes............     (274)     (169)  (4,500)    (84)    (70)
   Gain on disposition of property
    and marketable securities.......     (123)     (131)    (497)    --      --
   Write-off of note receivable.....      164       --       --      --      --
   Loss on sale of property and
    equipment (Note 11).............      --        --    10,288     --      --
   Changes in assets and
    liabilities--
     Account receivable, net........   (3,419)    2,014    1,634     823     191
     Materials and supplies.........       94        53      130       9       9
     Prepaid expenses and other.....      (59)      (50)     (14)      3     (44)
     Accounts payable and accrued
      expenses......................   (1,453)    1,439     (632)   (535)   (284)
     Other assets and liabilities,
      net...........................     (16)       (15)     (40)     (2)     14
                                      -------  --------  -------  ------  ------
      Net cash (used in) provided by
       operating activities.........   (2,669)    4,868    1,869     554     157
                                      -------  --------  -------  ------  ------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of property and
   equipment........................   (1,524)     (793)    (407)    (53)    --
  Proceeds from disposition of
   property and equipment...........      134       246      287     --      --
  Issuance of notes receivable, from
   related parties..................     (188)     (910)     --      --     (575)
  Receipts on notes receivable, from
   related parties..................      637        20    1,075     --      910
  Purchase of marketable securities.      --        --      (548)    --      --
  Proceeds from sale of marketable
   securities.......................      332       --     1,742     --      --
                                      -------  --------  -------  ------  ------
      Net cash (used in) provided by
       investing activities.........     (609)  (1,437)    2,149     (53)    335
                                      -------  --------  -------  ------  ------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Principal payments on long-term
   debt.............................   (1,774)   (3,168)  (3,234)   (108)    --
  Proceeds from grants..............    3,500       --       --      --      --
  Dividends paid....................     (152)      (50)     --      --      --
                                      -------  --------  -------  ------  ------
      Net cash provided by (used in)
       financing activities.........    1,574    (3,218)  (3,234)   (108)    --
                                      -------  --------  -------  ------  ------
(DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS........................   (1,704)      213      784     393     492
CASH AND CASH EQUIVALENTS, beginning
 of period..........................    2,912     1,208    1,421   1,421   2,205
                                      -------  --------  -------  ------  ------
CASH AND CASH EQUIVALENTS, end of
 period.............................  $ 1,208  $  1,421  $ 2,205  $1,814  $2,697
                                      =======  ========  =======  ======  ======
CASH PAID DURING THE PERIOD FOR:
  Interest..........................  $   732  $    602  $   488  $  107  $  112
                                      =======  ========  =======  ======  ======
  Income taxes......................  $ 1,012  $    --   $   --   $  --   $  --
                                      =======  ========  =======  ======  ======

    The accompanying notes are an integral part of these combined financial statements.

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                     MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

                    NOTES TO COMBINED FINANCIAL STATEMENTS

   (DATA WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                  UNAUDITED)

1. THE COMPANIES' BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  The accompanying financial statements include the financial statements of The Pittsburg & Shawmut Railroad Company (P&S), Mountain Laurel Railroad Company (MNL) and Red Bank Railroad Company (RBK) (the Companies). The Companies are wholly owned subsidiaries of Arthur T. Walker Estate Corporation (ATWEC) which is wholly owned by Dumaines, a private trust. The Companies are short-line railroads that operate over approximately 237 miles of track in the Commonwealth of Pennsylvania.

  In the opinion of management, the unaudited financial statements for the three-month periods ended March 31, 1995 and 1996, are presented on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of results of operations for the full year.

  Principles of Combination

  The combined financial statements include the accounts of the Companies. All significant intercompany transactions and accounts have been eliminated in combination.

  Revenue Recognition

  Revenues are recognized based on the waybill, which, due to the relatively short length of haul, is not materially different from the recognition of revenues as shipments progress.

  Cash Equivalents

  The Companies consider all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents for purposes of classification in the combined balance sheets and combined statements of cash flows. Cash equivalents are stated at cost, which approximates fair market value.

  Materials and Supplies

  Materials and supplies consist of items for improvement and maintenance of road property and equipment, and are stated at the lower of average cost or market.

  Property and Equipment

  Property and equipment are carried at historical cost. Major renewals or betterments are capitalized while routine maintenance and repairs, which do not improve or extend asset lives, are charged to expense when incurred. Gains or losses on sales or other dispositions are credited or charged to other income. Depreciation is provided on the straight-line method over the useful lives of the property as follows:

      Road properties............................................... 10-35 years
      Equipment.....................................................  5-20 years

  Income Taxes

  The Companies are members of a group that file a consolidated tax return. The consolidated amounts of current and deferred tax expense is allocated among the members of the group based on each entity's tax attributes using a separate return approach.

  Significant Customer Relationship

  A large portion of the Companies' operating revenue is generated from shipments of bituminous coal. The five largest coal shippers in 1993, 1994 and 1995 accounted for 65% or more of the Companies' revenue.

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                     MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Revenue has decreased over the past two years primarily due to reductions in coal shipments. The Companies regularly grant trade credit to all their customers. In addition, the Companies grant trade credits to other railroads through the routine interchange of traffic. The collection of the Companies' accounts receivable is substantially dependent upon the economy of the region in which the Companies operate, the coal industry, and the railroad sector of the economy in general.

  Disclosures About Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Companies:

  Current assets and current liabilities: The carrying value approximates fair value due to the short maturity of these items.

  Long-term debt: Since the Companies' debt is not quoted, estimates are based on each obligation's characteristics, including remaining maturities, interest rate, credit rating, collateral, amortization schedule and liquidity. The carrying amount approximates fair value.

  Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. NOTES RECEIVABLE FROM RELATED PARTIES:

  The Companies have notes receivable from the following related entities (amounts in thousands):

                                                      DECEMBER 31,
                                                      -------------  MARCH 31,
                                                       1994   1995     1996
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
ATWEC................................................ $1,581 $  674   $1,249
Brookport Resources Company, an affiliate company....    168      0        0
Shawmut Development Corporation, an affiliate compa-
 ny..................................................    910    910        0
                                                      ------ ------   ------
                                                      $2,659 $1,584   $1,249
                                                      ====== ======   ======

3. PROPERTY AND EQUIPMENT:

  Major classifications of property and equipment are as follows (amounts in thousands):

                                                      DECEMBER 31,
                                                     ---------------  MARCH 31,
                                                      1994    1995      1996
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Road properties..................................... $30,026 $30,212   $30,212
Equipment and other.................................  19,230  18,973    18,973
                                                     ------- -------   -------
                                                      49,256  49,185    49,185
Less--Accumulated depreciation......................  22,467  34,241    34,705
                                                     ------- -------   -------
                                                     $26,789 $14,944   $14,480
                                                     ======= =======   =======

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                     MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The notes are non-interest-bearing and are payable upon demand. Subsequent to December 31, 1995, the note from Shawmut Development Corporation was paid in full. The Companies issued an additional $575,000 demand note to ATWEC in two separate distributions, in January and March of 1996.

4. OTHER ASSETS:

  Included in other assets are marketable securities of $1,074,000 in 1994. Effective January 1, 1994, the Companies adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of SFAS No. 115 requires that equity securities that have readily determinable fair values shall be classified as "available-for-sale" if not held for the objective of generating profits on short-term differences in price. Based on the Companies' intentions, the debt and equity securities are classified and treated as available-for-sale. At December 31, 1994, debt and equity securities were stated at lower of aggregate cost or market.

  SFAS No. 115 further requires that unrealized holding gains and losses related to available-for-sale securities shall be excluded from earnings and reported as a net amount in a separate component of shareholder's equity until realized.

  The following summarizes the effect of applying SFAS No. 115 (in thousands):

      Cost basis........................................................ $  931
                                                                         ------
      Gross unrealized holding--
        Gains...........................................................    171
        Losses..........................................................    (28)
                                                                         ------
          Net unrealized gain...........................................    143
                                                                         ------
      Market value at December 31, 1994................................. $1,074
                                                                         ======

  All of the marketable securities were sold in 1995 for a realized gain of approximately $264,000 that is included in other income.

5. EMPLOYEE BENEFIT PLANS:

  Pension

  ATWEC administers a noncontributory defined benefit plan and a deferred compensation arrangement for the employees of its subsidiaries. The specific attributes of the defined benefit plan and the deferred compensation arrangement are allocated to each subsidiary (including the Companies) based on the Projected Benefit Obligation per individual per entity. Benefits are determined based on years of service, compensation during the last five years of employment and participation in the profit sharing plan or the defined benefit plan. For the deferred compensation arrangement, benefits are based on a fixed amount per year. The Companies' funding policy is to make contributions for pension and deferred compensation benefits based on actuarial computations which reflect the long-term nature of the plans. The Companies have met the minimum funding requirements according to the Employee Retirement Income Security Act.

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                     MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Pension cost for both plans combined for 1993, 1994 and 1995 was approximately $53,000, $50,000 and $31,000, respectively. The funded status at December 31, 1994 and 1995, was as follows (amounts in thousands):

                                                                  1994   1995
                                                                  -----  -----
   Actuarial present value of benefit obligations................
     Vested benefits............................................. $ 779  $ 656
     Nonvested benefits..........................................   --     --
                                                                  -----  -----
   Accumulated benefit obligation and projected benefit obliga-
    tion.........................................................   779    656
   Plan assets...................................................   266    294
                                                                  -----  -----
   Projected benefit obligation in excess of plan assets.........  (513)  (362)
   Unrecognized net transition obligation........................    99     84
   Unrecognized prior service costs..............................    21     14
   Unrecognized net loss.........................................   145     69
   Adjustment to recognize minimum liability.....................  (265)  (167)
                                                                  -----  -----
   Pension liability recognized in the combined balance sheet.... $(513) $(362)
                                                                  =====  =====

  The projected benefit obligation was determined using a discount rate of 7%. The long-term rate of return on plan assets was 8%.

  Profit Sharing

  ATWEC has a profit sharing program for all non-collective bargaining employees. Benefits for profit sharing are determined based on earnings of ATWEC. Allocations to employees are based on eligible wages. Profit sharing contributions were approximately $14,000, $14,000 and $56,000 in 1993, 1994 and 1995, respectively. Contributions are subject to Board of Directors approval.

6. LONG-TERM DEBT:

  Long-term debt consists of the following (amounts in thousands):

                                                       DECEMBER 31,
                                                       -------------  MARCH 31,
                                                        1994   1995     1996
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
Note A payable to ATWEC bearing interest at 6%,
 payable in annual principal payments of $120,000
 beginning in January of 1998 and interest payable
 semiannually, secured by all the property with the
 balance due January 1, 2017.........................  $2,400 $2,400   $2,400
Note B payable to ATWEC bearing interest at 6%,
 payable in annual principal payments of $125,000 and
 interest payable semiannually, secured by all
 property, due in January of 1997....................     250    125      125
Note payable to Dumaines bearing interest at prime
 plus 2% on the effective date of the note, interest
 payable quarterly, with principal and interest
 balance due December of 1997........................   1,500  1,500    1,500
Loan payable bearing interest at prime and repaid in
 1995................................................   1,849    --       --
Term note bearing interest at prime and repaid in
 1995................................................   1,260    --       --
                                                       ------ ------   ------
                                                        7,259  4,025    4,025
Less--Current portion................................   1,675    --       125
                                                       ------ ------   ------
    Long-term debt...................................  $5,584 $4,025   $3,900
                                                       ====== ======   ======

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                     MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The following is a summary of the maturities of long-term debt as of December 31, 1995 (amounts in thousands):

   1996.............................................................. $    0
   1997..............................................................  1,625
   1998..............................................................    120
   1999..............................................................    120
   2000..............................................................    120
   Thereafter........................................................  2,040
                                                                      ------
                                                                      $4,025
                                                                      ======

  At December 31, 1995, the prime interest rate was 8.5%.

7. TRANSACTIONS WITH RELATED PARTIES:

  Revenue

  Included within revenues are $891,000, $461,000 and $167,000 for 1993, 1994 and 1995, respectively, for shipments for ATWEC subsidiaries.

  Interest Expense

  Included within interest expense is approximately $296,000, $288,000 and $319,000 for 1993, 1994 and 1995, respectively, for notes payable to related parties.

  Management Fees

  Walker Management Company, a wholly owned subsidiary of ATWEC, allocates to the Companies compensation and benefits for executives to perform certain accounting, legal, communications, data processing, administrative and other services ("corporate services") that are not specifically attributable to the Companies. In addition, occupancy and other corporate office costs are allocated to the Companies. These fees are approximately $324,000, $350,000, $308,000 and $77,000 in the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, and are included in general and administrative expenses in the combined statements of operations. Management believes that the Walker Management Company corporate services allocated to the Companies represent the cost of the services provided and that the costs are reasonable.

8. INCOME TAXES:

  The components of the provision for income taxes are as follows (amounts in thousands):

                                             YEARS ENDED        THREE MONTHS
                                             DECEMBER 31,      ENDED MARCH 31,
                                          -------------------  ----------------
                                          1993 1994    1995     1995     1996
                                          ---- -----  -------  -------  -------
                                                                 (UNAUDITED)
Current--
  Federal................................ $339 $ 145  $    67  $   --   $   --
  State..................................   66    26       (7)     --       --
Deferred.................................   52  (171)  (4,274)     (84)     (70)
                                          ---- -----  -------  -------  -------
                                          $457 $ --   $(4,214) $   (84) $   (70)
                                          ==== =====  =======  =======  =======

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                     MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  The provision for taxes on income in each period differs from that which would be computed by applying the statutory U.S. federal income tax rate to the income before taxes. The following is a summary of the major items affecting the provision (in thousands):

                                            YEARS ENDED         THREE MONTHS
                                            DECEMBER 31,       ENDED MARCH 31,
                                         --------------------  ----------------
                                         1993  1994    1995     1995     1996
                                         ----  -----  -------  -------  -------
                                                                 (UNAUDITED)
   Tax expense at statutory rate (34%).  $388  $ (25) $(3,577) $((((70) $((((58)
   State income taxes, net of federal
    income tax benefit.................   101      7     (940)     (18)     (15)
   Effect of change in state tax rates
    on deferred taxes..................   --      19      226      --       --
   Other, net..........................   (32)    (1)      77        4        3
                                         ----  -----  -------  -------  -------
                                         $457  $ --   $(4,214) $   (84) $   (70)
                                         ====  =====  =======  =======  =======

  The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax liability in the accompanying combined balance sheets (amounts in thousands):

                                                     DECEMBER 31,
                                                     --------------   MARCH 31,
                                                      1994    1995      1996
                                                     ------  ------  -----------
                                                                     (UNAUDITED)
   Deferred tax assets--
     Accruals and reserves not deducted for tax
      purposes until paid..........................  $ (289) $ (173)   $ (173)
     Alternative minimum tax credits...............    (387)   (463)     (463)
     Net operating losses..........................    (302)   (188)     (143)
     Other.........................................    (408)   (548)     (548)
   Deferred tax liability--differences in deprecia-
    tion...........................................   7,877   3,363     3,248
                                                     ------  ------    ------
     Net deferred tax liability....................  $6,491  $1,991    $1,921
                                                     ======  ======    ======

  The Companies' alternative minimum tax credits can be carried forward indefinitely; however, the Companies must achieve future regular taxable income in order to realize this credit. The Companies' net operating loss carryforwards (NOL) consist entirely of federal NOLs as state NOLs were used, and excesses lost, in 1995. The Companies' federal net operating loss carryforwards begin to expire in 2009.

  Management does not believe that a valuation allowance is required for the deferred tax assets based on anticipated tax gain from the sale of the assets (see Note 11) and the reversal of current temporary differences.

9. GRANTS FROM GOVERNMENTAL AGENCIES:

  During 1993, the MNL received a grant from the Commonwealth of Pennsylvania of $3.5 million for acquisition and initial start up costs as well as rail rehabilitation. The agreement required the Commonwealth of Pennsylvania to reimburse the MNL for 50% of the total costs of the project ($7 million). This project was completed as of December 31, 1993.

  The aforementioned grant does not represent a future liability of MNL unless MNL abandons the rehabilitated track structure within a specified period of time, as defined in the agreement. As MNL does not intend to abandon the track, MNL has recorded additions to road property and has deferred the amount of the grant as the rehabilitation expenditures have been incurred. The amortization of the deferred grant is a noncash offset to depreciation expense over the useful life of the related assets and is not included as taxable income.

                   THE PITTSBURG & SHAWMUT RAILROAD COMPANY,
                     MOUNTAIN LAUREL RAILROAD COMPANY AND
                           RED BANK RAILROAD COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

10. COMMITMENTS AND CONTINGENCIES:

  The Companies are defendants in certain lawsuits resulting from the railroad operations. Management believes that adequate provision has been made in the financial statements for any expected liabilities which may result from disposition of such lawsuits. While it is possible that the foregoing matters may be settled at a cost greater than that provided for, it is the opinion of management that the ultimate liability, if any, will not be material to the Companies' results of operations and financial position.

  The RBK operates under a lease and operating agreement which is renewable on a year-to-year basis beginning in 1996. The lease agreement requires payments to be made by MNL based on per ton of traffic moved on the RBK. Lease expense related to this agreement in 1993, 1994 and 1995 was $338,000, $244,000 and $121,000, respectively.

11. SUBSEQUENT EVENT:

  Subsequent to year-end, on April 29, 1996, substantially all of the assets of the Companies, primarily property and equipment, were sold to Pittsburg & Shawmut Railroad, Inc. (an unrelated entity) for approximately $11.7 million in cash, excluding related costs and the assumption of the grant from the Commonwealth of Pennsylvania. In addition, the purchase and sale agreement provides that ATWEC or the Companies may receive additional contingency payments of up to $2.5 million in the event coal revenues exceed certain agreed upon levels. The sale of road property represented a loss of approximately $10.3 million, as the book value of the assets sold exceeded the purchase price. The Companies recognized a loss on the sale of property and equipment in the 1995 financial statements to write down property and equipment to net realizable value.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PER-SON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH THE INFORMATION IS FURNISHED.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Recent Developments.......................................................   10
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Dilution..................................................................   14
Selected Consolidated Financial and Operating Data........................   15
Pro Forma Financial Information...........................................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   30
Property..................................................................   38
Management................................................................   42
Certain Transactions......................................................   46
Principal and Selling Stockholders........................................   47
Description of Capital Stock..............................................   48
Shares Eligible for Future Sale...........................................   50
Underwriting..............................................................   51
Notice to Ontario Residents...............................................   52
Legal Matters.............................................................   52
Experts...................................................................   52
Additional Information....................................................   53
Index to Financial Statements.............................................  F-1

                                ---------------

  UNTIL     , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGA-TION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               2,648,000 SHARES

                                     LOGO

                            GENESEE & WYOMING INC.

                             CLASS A COMMON STOCK
                               ($.01 PAR VALUE)

                                ---------------

                            SCHRODER WERTHEIM & CO.

                                  FURMAN SELZ

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses in connection with the offering are estimated as follows:

           ITEM                                                         AMOUNT
           ----                                                        --------
      Registration fee................................................ $ 16,802
      NASD fee........................................................    5,373
      Nasdaq National Market application fee..........................   29,243
      Blue sky fees and expenses......................................   22,000
      Printing expenses...............................................  150,000
      Legal fees and expenses.........................................  335,000
      Accounting fees and expenses....................................  300,000
      Transfer agent and registrar fees...............................    2,500
      Miscellaneous expenses..........................................   14,082
                                                                       --------
        Total......................................................... $875,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Paragraph 10 of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL").

  With respect to indemnification of directors and officers, Section 145 of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the DGCL, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Furthermore, the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Paragraph 9 of the Registrant's Restated Certificate of Incorporation contains a provision, authorized by Section 102(b)(7) of the DGCL, which provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability of the director (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (d) for any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since January 1, 1993, the Registrant has sold the following shares of common stock which were not registered under the Securities Act of 1933, as amended (the "Act") (the following does not give effect to the stock split and reclassification of the Registrant's common stock referenced in the Prospectus forming a part of this Registration Statement):

                                                                   NUMBER OF   AGGREGATE
   DATE OF SALE   NAME OF INVESTOR                                  SHARES   CONSIDERATION
   ------------   ----------------                                 --------- -------------
   10/22/93       John M. Randolph................................     800      $20,000
   11/5/93        Sandra B. Ringo.................................     200      $ 5,000
                  Mark W. Hastings and Susan M. Hastings, as joint
   12/22/93       tenants.........................................     800      $20,000
   10/25/94       Mortimer B. Fuller, III.........................   2,400      $30,000

  The sale to Mr. Fuller was upon exercise by him of stock options granted in 1978. All of the other sales were made following the Registrant's repurchase of the shares from a stockholder. All of the shares listed on the table were sold for cash except those sold to Mr. and Mrs. Hastings, for which Mr. Hastings executed a promissory note which has since been paid.

  On February 8, 1996, the Registrant issued to The First National Bank of Boston, for a purchase price of $0, a warrant to purchase 2,262 shares of common stock at an exercise price of $.01 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  In May 1994, Willamette & Pacific Railroad, Inc., a subsidiary of the Registrant, issued $990,000 in aggregate principal amount of Subordinated Secured Promissory Notes, guaranteed by the Registrant, to ten accredited investors, including four related parties. See "Certain Transactions."

  Each of the issuances of securities described above was made by private offering in reliance on the exemption from the registration provisions of the Act provided by Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits filed as part of this Registration Statement:

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 ***1.1  Form of Underwriting Agreement
    3.1  Certificate of Incorporation and Certificates of Amendment dated
         October 12, 1989, February 21, 1991 and May 18, 1995
  **3.2  Form of Restated Certificate of Incorporation
    3.3  By-laws
    4    The exhibits referenced under "3" hereof are incorporated herein by reference.
 ***4.1  Specimen stock certificate representing shares of Class A Common
         Stock.
  **4.2  Form of Class B Stockholders' Agreement dated as of May 20, 1996, among the Registrant, its executive officers and its Class B stockholders
    4.3  Promissory Note dated December 28, 1989 of GWI Leasing Corporation in favor of Deutsche Credit Corporation
    4.4  Railcar Finance Notes dated July 8, 1991 and November 27, 1991 of GWI
         Leasing Corporation in favor of Deutsche Credit Corporation
    4.5  Railcar Finance Notes, dated November 27, 1991 and December 31, 1991 of GWI Leasing Corporation in favor of Deutsche Credit Corporation
    4.6  Promissory Note dated October 7, 1991 of Buffalo & Pittsburgh
         Railroad, Inc. in favor of CSX Transportation, Inc.
    4.7  Amended and Restated Loan and Security Agreement dated December 28,
         1989 between GWI Leasing Corporation and Deutsche Credit Corporation,
         and Amendment No. 1 dated December 28, 1989
    4.8  Loan and Security Agreement dated December 27, 1990 between GWI
         Leasing Corporation and Deutsche Credit Corporation, and Amendments
         dated June 28, 1991 and November 22, 1991
    4.9  Guaranty dated December 27, 1990 of the Registrant in favor of
         Deutsche Credit Corporation
    4.10 Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 8, 1996 among the Registrant and certain of its
         Subsidiaries, The First National Bank of Boston, as agent, and the
         Banks party thereto
    4.11 Revolving Credit Note dated as of February 8, 1996 of the Registrant and certain of its subsidiaries in favor of The First National Bank of
         Boston
    4.12 Term Note dated as of February 8, 1996 of the Registrant and certain of its Subsidiaries in favor of The First National Bank of Boston
    4.13 Amended and Restated Security Agreement dated as of February 8, 1996 among the Registrant, certain of its Subsidiaries and The First
         National Bank of Boston
    4.14 Amended and Restated Stock Pledge Agreement dated as of February 8,
         1996 between the Registrant and The First National Bank of Boston
    4.15 Amended and Restated Collateral Assignment of Partnership Interests
         dated as of February 8, 1996 of the Registrant and GWI Dayton, Inc. in
         favor of The First National Bank of Boston
  **4.16 Amendment No. 1 to Amended and Restated Revolving Credit and Term Loan
         Agreement dated as of April 26, 1996 among the Registrant and certain of its Subsidiaries, The First National Bank of Boston, as agent and the Banks' party thereto.
   *5.1  Opinion of Harter, Secrest & Emery
    9.1  Voting Agreement and Stock Purchase Option dated March 21, 1980 among
         Mortimer B. Fuller, III, Mortimer B. Fuller, Jr. and Frances A.
         Fuller, and amendments thereto dated May 7, 1988 and March 29, 1996
   10    The exhibits referenced under "4" hereof are incorporated herein by reference.
 **10.1  Form of Genesee & Wyoming Inc. 1996 Stock Option Plan
 **10.2  Form of Genesee & Wyoming Inc. Stock Option Plan for Outside Directors
   10.3  Form of Employment Agreement between the Registrant and each of its executive officers
 **10.4  Form of Genesee & Wyoming Inc. Employee Stock Purchase Plan
   10.5  Agreement dated December 7, 1994 between Allegheny & Eastern Railroad,
         Inc. and its Engineering Department Employees

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  10.6   Agreement dated March 29, 1995 between Allegheny & Eastern Railroad,
         Inc. and its Mechanical Department Employees
  10.7   Agreement dated July 1, 1992 between Buffalo & Pittsburgh Railroad,
         Inc. and its Car Repair Department Employees, and the proposed changes thereto dated September 16, 1994
  10.8   Agreement dated December 1, 1994 between Buffalo & Pittsburgh
         Railroad, Inc. and its Engineering Department Employees
  10.9   Agreement dated April 30, 1991 between Buffalo & Pittsburgh Railroad,
         Inc. and the American Train Dispatchers Association
  10.10  Agreement dated February 9, 1995 between Buffalo & Pittsburgh
         Railroad, Inc. and the International Association of Machinists
  10.11  Agreement dated August 22, 1994 between Buffalo & Pittsburgh Railroad,
         Inc. and the United Transportation Union (Train and Engine Service
         Employees)
  10.12  Agreement dated November 7, 1994 between Buffalo & Pittsburgh
         Railroad, Inc. and the United Transportation Union (Representing
         Clerks and Storekeepers)
  10.13  Agreement dated November 1, 1994 between Buffalo & Pittsburgh
         Railroad, Inc. and the United Transportation Union (Representing
         Yardmasters)
  10.14  Agreement dated September 1, 1990 between Genesee & Wyoming Railroad
         Company and the United Transportation Union, and Tentative Agreement
         dated February 21, 1995 between Genesee & Wyoming Railroad Company and
         United Transportation Union Local Union 982
  10.15  United Transportation Union Agreement dated May 1, 1994 between
         Rochester & Southern Railroad, Inc. and its employees represented by
         United Transportation Union
  10.16  Shared Use Agreement for Albany Yard dated February 20, 1993 between
         Southern Pacific Transportation Company and Willamette & Pacific
         Railroad, Inc.
  10.17  Trackage Rights Agreement (Albany-Eugene Yard) dated February 20, 1993 between Southern Pacific Transportation Company and Willamette &
         Pacific Railroad, Inc.
  10.18  Westside Oregon Lines Cooperative Marketing Agreement dated February
         20, 1993 between Willamette & Pacific Railroad, Inc. and Southern
         Pacific Transportation Company
  10.19  Trackage Rights Agreement dated March 11, 1987 between Southern
         Pacific Transportation Company and Louisiana & Delta Railroad, Inc.
  10.20  Trackage Rights Agreement dated July 1, 1986 between Rochester &
         Southern Railroad, Inc. and Genesee and Wyoming Railroad Company, and
         undated Modification
  10.21  Master Supplemental Agreement dated October 7, 1991 between CSX
         Transportation, Inc., Buffalo, Rochester and Pittsburgh Railway
         Company and Buffalo & Pittsburgh Railroad, Inc.
  10.22  Assignment and Assumption Agreement for the Allegheny and Western
         Railway Company Lease dated October 7, 1991 among CSX Transportation,
         Inc., Buffalo, Rochester and Pittsburgh Railway Company and Buffalo &
         Pittsburgh Railroad, Inc.
  10.23  Mortgage and Assignment of Leases, Rents, Issues and Profits (New
         York) dated as of October 7, 1991 by Buffalo & Pittsburgh Railroad,
         Inc. in favor of CSX Transportation, Inc.
  10.24  Security Agreement (New York) dated as of October 7, 1991 between
         Buffalo & Pittsburgh Railroad, Inc. and CSX Transportation, Inc.
  10.25  Mortgage and Assignment of Leases, Rents, Issues and Profits
         (Pennsylvania) dated as of October 7, 1991 by Buffalo & Pittsburgh
         Railroad, Inc. in favor of CSX Transportation, Inc.
  10.26  Security Agreement (Pennsylvania) dated as of October 7, 1991 between
         Buffalo & Pittsburgh Railroad, Inc. and CSX Transportation, Inc.
  10.27  Lease Agreement for Real Property between Butler, Pennsylvania and
         Eidenau, Pennsylvania dated as of October 7, 1991 between CSX
         Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.
  10.28  Lease Agreement for Personal Property associated with Butler to
         Eidenau dated as of October 7, 1991 between CSX Transportation, Inc.
         and Buffalo & Pittsburgh Railroad, Inc.
  10.29  Memorandum of Lease dated October 7, 1991 between CSX Transportation,
         Inc. and Buffalo & Pittsburgh Railroad, Inc.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 +10.30  Lease Agreement for Real Property on the Northern Subdivision dated as of October 7, 1991 between CSX Transportation, Inc. and Buffalo &
         Pittsburgh Railroad, Inc.
 +10.31  Lease Agreement for Personal Property on the Northern Subdivision
         dated as of October 7, 1991 between CSX Transportation, Inc. and
         Buffalo & Pittsburgh Railroad, Inc.
  10.32  Lease Agreement for Real Property at Buffalo Creek Yard dated as of
         October 7, 1991 among CSX Transportation, Inc., Buffalo, Rochester and
         Pittsburgh Railway Company, Inc. and Buffalo & Pittsburgh Railroad,
         Inc.
  10.33  Memorandum of Lease dated October 7, 1991 among CSX Transportation,
         Inc., Buffalo, Rochester and Pittsburgh Railway Company, Inc. and
         Buffalo & Pittsburgh Railroad, Inc.
  10.34  Agreement Relating to Interchange at Buffalo, NY dated as of July 18,
         1988 between CSX Transportation, Inc. and Buffalo & Pittsburgh
         Railroad, Inc.
  10.35  Agreement Relating to Interchange at New Castle, PA dated as of July
         18, 1988 between CSX Transportation, Inc. and Buffalo & Pittsburgh
         Railroad, Inc.
  10.36  Agreement Relating to Trackage Rights between New Castle, PA and
         Eidenau, PA dated as of July 18, 1988 between CSX Transportation, Inc.
         and Buffalo & Pittsburgh Railroad, Inc.
  10.37  Agreement Relating to Fallback Trackage Rights between Eidenau and WS
         Tower, PA dated as of July 18, 1988 between CSX Transportation, Inc.
         and Buffalo & Pittsburgh Railroad, Inc.
 +10.38  Lease Agreement dated December 30, 1992 between Southern Pacific
         Transportation Company and Willamette & Pacific Railroad, Inc.
  10.39  Lease Agreement dated September 1, 1994 between Railcar, Ltd. and GWI
         Leasing Corporation
  10.40  Locomotive Lease Agreement and Letter Agreement (Equipment Schedule
         01) dated October 17, 1994 between Keycorp Leasing Ltd. and GWI
         Leasing Corporation
  10.41  Lease Agreement dated May 3, 1994 between Greenbrier Railcar, Inc. and
         GWI Leasing Corporation
 +10.42  Allegheny-International Paper Transportation Service Agreement dated
         November 24, 1992 between Allegheny & Eastern Railroad, Inc. and
         International Paper Company
 +10.43  Conrail-Allegheny Operating Contract dated November 24, 1992 between
         Consolidated Rail Corporation and Allegheny & Eastern Railroad, Inc.
  10.44  Lease recorded December 19, 1881 between The Seneca Nation of New York
         Indians and The Great Valley & Bradford Railroad Co.
  10.45  Assignment and Agreement dated September 20, 1994 among CMC Railroad
         I, Ltd., GWI Switching Services, L.P. and Southern Pacific
         Transportation Company
 +10.46  Buffalo Terminal Operating Agreement dated July 18, 1988 between CSX
         Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.
  10.47  First Amendment to Buffalo Terminal Operating Agreement dated December
          , 1990 between CSX Transportation, Inc. and Buffalo & Pittsburgh
         Railroad, Inc.
 +10.48  Operating Agreement and Car Storage Yard Agreement Consent to
         Assignments dated as of September 20, 1994 between NCC Charlie Company and GWI Switching Services L.P. with Exhibit I (Amended and Restated
         Car Storage Yard Agreement dated September 20, 1994 between Southern
         Pacific Transportation Company and CMC Railroad I, Ltd.) and Exhibit
         II (Amended and Restated Car Storage Yard Agreement dated September
         20, 1994 between Southern Pacific Transportation Company and CMC
         Railroad I, Ltd.)
  10.49  Trackage Rights Agreement dated March 12, 1994 between Southern
         Pacific Transportation Company and GWI Switching Services L.P.
  10.50  First Amendment to Trackage Rights Agreement dated September 20, 1994 between Southern Pacific Transportation Company and GWI Switching
         Services L.P.
  10.51  Indenture of Lease and Option to Purchase Agreement dated January 17,
         1992 between Southern Pacific Transportation Company and Louisiana and
         Delta Railroad, Inc.
  10.52  Lease Agreement dated November 7, 1991 between CIS Corporation and
         Buffalo & Pittsburgh Railroad, Inc.

 EXHIBIT
  NUMBER  DESCRIPTION
 -------  -----------
    10.53 Notice and Acknowledgement of Assignment dated as of November 1, 1993 between James P. Hassett as Trustee for CIS Corporation, Buffalo &
          Pittsburgh Railroad, Inc. and ATEL Financial Corporation
    10.54 Agreement relating to Trackage Rights dated July 18, 1988 between CSX
          Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.
    10.55 Commercial Agreement dated March 11, 1987 between Louisiana & Delta
          Railroad, Inc. and Southern Pacific Transportation Company
    10.56 Assignment and Assumption Agreement dated March 11, 1987 between
          Louisiana & Delta Railroad, Inc. and Southern Pacific Transportation
          Company
    10.57 Administrative Agreement dated as of February 19, 1985 between
          Consolidated Rail Corporation and Genesee & Wyoming Railroad Company
    10.58 Interchange Agreement (Goodman Street Yard) dated December 13, 1984 between Consolidated Rail Corporation and Genesee & Wyoming Railroad
          Company
    10.59 Revolver A Note dated June 2, 1995 of the Registrant in favor of The
          First National Bank of Boston, as Agent
    10.60 Revolver B Note dated June 2, 1995 of the Registrant in favor of The
          First National Bank of Boston, as Agent
    10.61 Asset Purchase Agreement dated as of February 8, 1996 between
          Illinois & Midland Railroad, Inc. and Stanford PRC Acquisition Corp.
    10.62 Guaranty dated as of February 8, 1996 of the Registrant in favor of
          Stanford PRC Acquisition Corp.
    10.63 Assignment and Assumption Agreements dated as of February 8, 1996 between Chicago & Illinois Midland Railway Company and Illinois &
          Midland Railroad, Inc. (six)
    10.64 Warrant Purchase Agreement dated as of February 8, 1996 between the
          Registrant and The First National Bank of Boston
    10.65 Agreement dated February 6, 1996 between Illinois & Midland Railroad,
          Inc. and the United Transportation Union
   +10.66 Lease Agreement dated as of August 18, 1995 between Southern Pacific
          Transportation Company and Portland & Western Railroad, Inc.
   +10.67 Lease Agreement dated September 15, 1995 between Burlington Northern
          Railroad Company and Portland & Western Railroad, Inc.
    10.68 Lease Agreement dated as of October 1, 1982 between Livingston County
          Industrial Development Agency and Genesee and Wyoming Railroad
    10.69 Lease Agreement dated as of February 1, 1995 between Livingston
          County Industrial Development Agency and Genesee and Wyoming Railroad
          Company
 **+10.70 Asset Purchase Agreement dated April 19, 1996 among Pittsburg &
          Shawmut Railroad, Inc., Genesee & Wyoming Inc., The Pittsburg &
          Shawmut Railroad Company, Red Bank Railroad Company, Mountain Laurel
          Railroad Company and Arthur T. Walker Estate Corporation, and
          Amendment No. 1 to Asset Purchase Agreement dated April 19, 1996
  **10.71 Amendment No. 1 to Warrant Purchase Agreement dated as of May 31,
          1996 between the Registrant and FSC Corp.
  **11.1  Statement re computation of per share earnings
    12.1  Exhibit has been omitted because the required information is included in the financial statements or notes thereto forming part of this
          Registration Statement.
  **21.1  Subsidiaries of the Registrant
   *23.1  Consent of Arthur Andersen LLP
   *23.2  Consent of Harter, Secrest & Emery (contained in Exhibit 5.1)
    24.1  Officers' and Directors' Power of Attorney
  **27    Financial Data Schedule (EDGAR filed only)

- --------

  *Filed with this Amendment.
 **Filed with Amendment No. 1.

***Filed with Amendment No. 2.
  + Confidential treatment requested as to certain portions, which have been filed separately with the Commission pursuant to an application for such treatment.

  (b) Financial Statement Schedules:

  All schedules have been omitted either as inapplicable or because the required information is included in the financial statements or notes thereto forming part of this Registration Statement.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time that it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 18TH DAY OF JUNE, 1996.

                                          Genesee & Wyoming Inc.

                                                   /s/ Mark W. Hastings
                                          By: _________________________________
                                                     MARK W. HASTINGS
                                                   SENIOR VICE PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE 18TH DAY OF JUNE, 1996.

              SIGNATURE                                TITLE

                  *                    Chairman of the Board, President and
- -------------------------------------   Chief Executive Officer (Principal
       MORTIMER B. FULLER, III          Executive Officer)

        /s/ Mark W. Hastings           Senior Vice President, Chief
- -------------------------------------   Financial Officer and Treasurer
          MARK W. HASTINGS              (Principal Financial Officer)

                  *                    Senior Vice President and Chief
- -------------------------------------   Accounting Officer (Principal
           ALAN R. HARRIS               Accounting Officer)

                  *                    Director
- -------------------------------------
           JAMES M. FULLER

                  *                    Director
- -------------------------------------
           LOUIS S. FULLER

                  *                    Director
- -------------------------------------
          JOHN M. RANDOLPH

                  *                    Director
- -------------------------------------
           PHILIP J. RINGO

         /s/ Mark W. Hastings
*By: ________________________________
           MARK W. HASTINGS
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 ***1.1  Form of Underwriting Agreement
    3.1  Certificate of Incorporation and Certificates of Amendment dated
         October 12, 1989, February 21, 1991 and May 18, 1995
  **3.2  Form of Restated Certificate of Incorporation
    3.3  By-laws
    4    The exhibits referenced under "3" hereof are incorporated herein by reference.
 ***4.1  Specimen stock certificate representing shares of Class A Common
         Stock.
  **4.2  Form of Class B Stockholders' Agreement dated as of May 20,
         1996, among the Registrant, its executive officers and its Class
         B stockholders
    4.3  Promissory Note dated December 28, 1989 of GWI Leasing
         Corporation in favor of Deutsche Credit Corporation
    4.4  Railcar Finance Notes dated July 8, 1991 and November 27, 1991 of GWI Leasing Corporation in favor of Deutsche Credit
         Corporation
    4.5  Railcar Finance Notes, dated November 27, 1991 and December 31,
         1991 of GWI Leasing Corporation in favor of Deutsche Credit
         Corporation
    4.6  Promissory Note dated October 7, 1991 of Buffalo & Pittsburgh
         Railroad, Inc. in favor of CSX Transportation, Inc.
    4.7  Amended and Restated Loan and Security Agreement dated December
         28, 1989 between GWI Leasing Corporation and Deutsche Credit
         Corporation, and Amendment No. 1 dated December 28, 1989
    4.8  Loan and Security Agreement dated December 27, 1990 between GWI
         Leasing Corporation and Deutsche Credit Corporation, and
         Amendments dated June 28, 1991 and November 22, 1991
    4.9  Guaranty dated December 27, 1990 of the Registrant in favor of
         Deutsche Credit Corporation
    4.10 Amended and Restated Revolving Credit and Term Loan Agreement
         dated as of February 8, 1996 among the Registrant and certain of its Subsidiaries, The First National Bank of Boston, as agent, and the Banks party thereto
    4.11 Revolving Credit Note dated as of February 8, 1996 of the
         Registrant and certain of its subsidiaries in favor of The First
         National Bank of Boston
    4.12 Term Note dated as of February 8, 1996 of the Registrant and certain of its Subsidiaries in favor of The First National Bank of Boston
    4.13 Amended and Restated Security Agreement dated as of February 8,
         1996 among the Registrant, certain of its Subsidiaries and The
         First National Bank of Boston
    4.14 Amended and Restated Stock Pledge Agreement dated as of February
         8, 1996 between the Registrant and The First National Bank of
         Boston
    4.15 Amended and Restated Collateral Assignment of Partnership
         Interests dated as of February 8, 1996 of the Registrant and GWI
         Dayton, Inc. in favor of The First National Bank of Boston
  **4.16 Amendment No. 1 to Amended and Restated Revolving Credit and
         Term Loan Agreement dated as of April 26, 1996 among the
         Registrant and certain of its Subsidiaries, The First National
         Bank of Boston, as agent and the Banks' party thereto.
   *5.1  Opinion of Harter, Secrest & Emery
    9.1  Voting Agreement and Stock Purchase Option dated March 21, 1980 among Mortimer B. Fuller, III, Mortimer B. Fuller, Jr. and
         Frances A. Fuller, and amendments thereto dated May 7, 1988 and
         March 29, 1996
   10    The exhibits referenced under "4" hereof are incorporated herein by reference.
 **10.1  Form of Genesee & Wyoming Inc. 1996 Stock Option Plan
 **10.2  Form of Genesee & Wyoming Inc. Stock Option Plan for Outside
         Directors
   10.3  Form of Employment Agreement between the Registrant and each of its executive officers
 **10.4  Form of Genesee & Wyoming Inc. Employee Stock Purchase Plan
   10.5  Agreement dated December 7, 1994 between Allegheny & Eastern
         Railroad, Inc. and its Engineering Department Employees

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  10.6   Agreement dated March 29, 1995 between Allegheny & Eastern
         Railroad, Inc. and its Mechanical Department Employees
  10.7   Agreement dated July 1, 1992 between Buffalo & Pittsburgh
         Railroad, Inc. and its Car Repair Department Employees, and the
         proposed changes thereto dated September 16, 1994
  10.8   Agreement dated December 1, 1994 between Buffalo & Pittsburgh
         Railroad, Inc. and its Engineering Department Employees
  10.9   Agreement dated April 30, 1991 between Buffalo & Pittsburgh
         Railroad, Inc. and the American Train Dispatchers Association
  10.10  Agreement dated February 9, 1995 between Buffalo & Pittsburgh
         Railroad, Inc. and the International Association of Machinists
  10.11  Agreement dated August 22, 1994 between Buffalo & Pittsburgh
         Railroad, Inc. and the United Transportation Union (Train and
         Engine Service Employees)
  10.12  Agreement dated November 7, 1994 between Buffalo & Pittsburgh
         Railroad, Inc. and the United Transportation Union (Representing
         Clerks and Storekeepers)
  10.13  Agreement dated November 1, 1994 between Buffalo & Pittsburgh
         Railroad, Inc. and the United Transportation Union (Representing
         Yardmasters)
  10.14  Agreement dated September 1, 1990 between Genesee & Wyoming
         Railroad Company and the United Transportation Union, and
         Tentative Agreement dated February 21, 1995 between Genesee &
         Wyoming Railroad Company and United Transportation Union Local
         Union 982
  10.15  United Transportation Union Agreement dated May 1, 1994 between
         Rochester & Southern Railroad, Inc. and its employees
         represented by United Transportation Union
  10.16  Shared Use Agreement for Albany Yard dated February 20, 1993 between Southern Pacific Transportation Company and Willamette &
         Pacific Railroad, Inc.
  10.17  Trackage Rights Agreement (Albany-Eugene Yard) dated February
         20, 1993 between Southern Pacific Transportation Company and
         Willamette & Pacific Railroad, Inc.
  10.18  Westside Oregon Lines Cooperative Marketing Agreement dated
         February 20, 1993 between Willamette & Pacific Railroad, Inc.
         and Southern Pacific Transportation Company
  10.19  Trackage Rights Agreement dated March 11, 1987 between Southern
         Pacific Transportation Company and Louisiana & Delta Railroad,
         Inc.
  10.20  Trackage Rights Agreement dated July 1, 1986 between Rochester &
         Southern Railroad, Inc. and Genesee and Wyoming Railroad
         Company, and undated Modification
  10.21  Master Supplemental Agreement dated October 7, 1991 between CSX
         Transportation, Inc., Buffalo, Rochester and Pittsburgh Railway
         Company and Buffalo & Pittsburgh Railroad, Inc.
  10.22  Assignment and Assumption Agreement for the Allegheny and
         Western Railway Company Lease dated October 7, 1991 among CSX
         Transportation, Inc., Buffalo, Rochester and Pittsburgh Railway
         Company and Buffalo & Pittsburgh Railroad, Inc.
  10.23  Mortgage and Assignment of Leases, Rents, Issues and Profits
         (New York) dated as of October 7, 1991 by Buffalo & Pittsburgh
         Railroad, Inc. in favor of CSX Transportation, Inc.
  10.24  Security Agreement (New York) dated as of October 7, 1991 between Buffalo & Pittsburgh Railroad, Inc. and CSX
         Transportation, Inc.
  10.25  Mortgage and Assignment of Leases, Rents, Issues and Profits
         (Pennsylvania) dated as of October 7, 1991 by Buffalo &
         Pittsburgh Railroad, Inc. in favor of CSX Transportation, Inc.
  10.26  Security Agreement (Pennsylvania) dated as of October 7, 1991 between Buffalo & Pittsburgh Railroad, Inc. and CSX
         Transportation, Inc.
  10.27  Lease Agreement for Real Property between Butler, Pennsylvania and Eidenau, Pennsylvania dated as of October 7, 1991 between
         CSX Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.
  10.28  Lease Agreement for Personal Property associated with Butler to
         Eidenau dated as of October 7, 1991 between CSX Transportation,
         Inc. and Buffalo & Pittsburgh Railroad, Inc.
  10.29  Memorandum of Lease dated October 7, 1991 between CSX
         Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 +10.30  Lease Agreement for Real Property on the Northern Subdivision
         dated as of October 7, 1991 between CSX Transportation, Inc. and
         Buffalo & Pittsburgh Railroad, Inc.
 +10.31  Lease Agreement for Personal Property on the Northern
         Subdivision dated as of October 7, 1991 between CSX
         Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.
  10.32  Lease Agreement for Real Property at Buffalo Creek Yard dated as of October 7, 1991 among CSX Transportation, Inc., Buffalo,
         Rochester and Pittsburgh Railway Company, Inc. and Buffalo &
         Pittsburgh Railroad, Inc.
  10.33  Memorandum of Lease dated October 7, 1991 among CSX
         Transportation, Inc., Buffalo, Rochester and Pittsburgh Railway
         Company, Inc. and Buffalo & Pittsburgh Railroad, Inc.
  10.34  Agreement Relating to Interchange at Buffalo, NY dated as of
         July 18, 1988 between CSX Transportation, Inc. and Buffalo &
         Pittsburgh Railroad, Inc.
  10.35  Agreement Relating to Interchange at New Castle, PA dated as of
         July 18, 1988 between CSX Transportation, Inc. and Buffalo &
         Pittsburgh Railroad, Inc.
  10.36  Agreement Relating to Trackage Rights between New Castle, PA and
         Eidenau, PA dated as of July 18, 1988 between CSX
         Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.
  10.37  Agreement Relating to Fallback Trackage Rights between Eidenau and WS Tower, PA dated as of July 18, 1988 between CSX
         Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.
 +10.38  Lease Agreement dated December 30, 1992 between Southern Pacific
         Transportation Company and Willamette & Pacific Railroad, Inc.
  10.39  Lease Agreement dated September 1, 1994 between Railcar, Ltd.
         and GWI Leasing Corporation
  10.40  Locomotive Lease Agreement and Letter Agreement (Equipment
         Schedule 01) dated October 17, 1994 between Keycorp Leasing Ltd.
         and GWI Leasing Corporation
  10.41  Lease Agreement dated May 3, 1994 between Greenbrier Railcar,
         Inc. and GWI Leasing Corporation
 +10.42  Allegheny-International Paper Transportation Service Agreement
         dated November 24, 1992 between Allegheny & Eastern Railroad,
         Inc. and International Paper Company
 +10.43  Conrail-Allegheny Operating Contract dated November 24, 1992 between Consolidated Rail Corporation and Allegheny & Eastern
         Railroad, Inc.
  10.44  Lease recorded December 19, 1881 between The Seneca Nation of
         New York Indians and The Great Valley & Bradford Railroad Co.
  10.45  Assignment and Agreement dated September 20, 1994 among CMC
         Railroad I, Ltd., GWI Switching Services, L.P. and Southern
         Pacific Transportation Company
 +10.46  Buffalo Terminal Operating Agreement dated July 18, 1988 between
         CSX Transportation, Inc. and Buffalo & Pittsburgh Railroad, Inc.
  10.47  First Amendment to Buffalo Terminal Operating Agreement dated
         December  , 1990 between CSX Transportation, Inc. and Buffalo &
         Pittsburgh Railroad, Inc.
 +10.48  Operating Agreement and Car Storage Yard Agreement Consent to
         Assignments dated as of September 20, 1994 between NCC Charlie
         Company and GWI Switching Services L.P. with Exhibit I (Amended and Restated Car Storage Yard Agreement dated September 20, 1994 between Southern Pacific Transportation Company and CMC Railroad
         I, Ltd.) and Exhibit II (Amended and Restated Car Storage Yard
         Agreement dated September 20, 1994 between Southern Pacific
         Transportation Company and CMC Railroad I, Ltd.)
  10.49  Trackage Rights Agreement dated March 12, 1994 between Southern
         Pacific Transportation Company and GWI Switching Services L.P.
  10.50  First Amendment to Trackage Rights Agreement dated September 20,
         1994 between Southern Pacific Transportation Company and GWI
         Switching Services L.P.
  10.51  Indenture of Lease and Option to Purchase Agreement dated
         January 17, 1992 between Southern Pacific Transportation Company and Louisiana and Delta Railroad, Inc.
  10.52  Lease Agreement dated November 7, 1991 between CIS Corporation and Buffalo & Pittsburgh Railroad, Inc.

 EXHIBIT
  NUMBER  DESCRIPTION
 -------  -----------
    10.53 Notice and Acknowledgement of Assignment dated as of November
          1, 1993 between James P. Hassett as Trustee for CIS
          Corporation, Buffalo & Pittsburgh Railroad, Inc. and ATEL
          Financial Corporation
    10.54 Agreement relating to Trackage Rights dated July 18, 1988 between CSX Transportation, Inc. and Buffalo & Pittsburgh
          Railroad, Inc.
    10.55 Commercial Agreement dated March 11, 1987 between Louisiana &
          Delta Railroad, Inc. and Southern Pacific Transportation
          Company
    10.56 Assignment and Assumption Agreement dated March 11, 1987 between Louisiana & Delta Railroad, Inc. and Southern Pacific
          Transportation Company
    10.57 Administrative Agreement dated as of February 19, 1985 between
          Consolidated Rail Corporation and Genesee & Wyoming Railroad
          Company
    10.58 Interchange Agreement (Goodman Street Yard) dated December 13,
          1984 between Consolidated Rail Corporation and Genesee &
          Wyoming Railroad Company
    10.59 Revolver A Note dated June 2, 1995 of the Registrant in favor of The First National Bank of Boston, as Agent
    10.60 Revolver B Note dated June 2, 1995 of the Registrant in favor of The First National Bank of Boston, as Agent
    10.61 Asset Purchase Agreement dated as of February 8, 1996 between
          Illinois & Midland Railroad, Inc. and Stanford PRC Acquisition
          Corp.
    10.62 Guaranty dated as of February 8, 1996 of the Registrant in favor of Stanford PRC Acquisition Corp.
    10.63 Assignment and Assumption Agreements dated as of February 8,
          1996 between Chicago & Illinois Midland Railway Company and
          Illinois & Midland Railroad, Inc. (six)
    10.64 Warrant Purchase Agreement dated as of February 8, 1996 between the Registrant and The First National Bank of Boston
    10.65 Agreement dated February 6, 1996 between Illinois & Midland
          Railroad, Inc. and the United Transportation Union
   +10.66 Lease Agreement dated as of August 18, 1995 between Southern
          Pacific Transportation Company and Portland & Western Railroad,
          Inc.
   +10.67 Lease Agreement dated September 15, 1995 between Burlington
          Northern Railroad Company and Portland & Western Railroad, Inc.
    10.68 Lease Agreement dated as of October 1, 1982 between Livingston
          County Industrial Development Agency and Genesee and Wyoming
          Railroad
    10.69 Lease Agreement dated as of February 1, 1995 between Livingston
          County Industrial Development Agency and Genesee and Wyoming
          Railroad Company
 **+10.70 Asset Purchase Agreement dated April 19, 1996 among Pittsburg &
          Shawmut Railroad, Inc., Genesee & Wyoming Inc., The Pittsburg &
          Shawmut Railroad Company, Red Bank Railroad Company, Mountain
          Laurel Railroad Company and Arthur T. Walker Estate
          Corporation, and Amendment No. 1 to Asset Purchase Agreement
          dated April 19, 1996
  **10.71 Amendment No. 1 to Warrant Purchase Agreement dated as of May
          31, 1996 between the Registrant and FSC Corp.
  **11.1  Statement re computation of per share earnings
    12.1  Exhibit has been omitted because the required information is included in the financial statements or notes thereto forming part of this Registration Statement.
  **21.1  Subsidiaries of the Registrant
   *23.1  Consent of Arthur Andersen LLP
   *23.2  Consent of Harter, Secrest & Emery (contained in Exhibit 5.1)
    24.1  Officers' and Directors' Power of Attorney
  **27    Financial Data Schedule (EDGAR filed only)

- --------

  *Filed with this Amendment.
 **Filed with Amendment No. 1.

***Filed with Amendment No. 2.
  + Confidential treatment requested as to certain portions, which have been filed separately with the Commission pursuant to an application for such treatment.